The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying base prospectus are not an offer to sell and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Filed Pursuant to Rule 424(b)(5)
Registration No. 333-284846
SUBJECT TO COMPLETION, DATED FEBRUARY 19, 2025
PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus Dated February 11, 2025)

8,500,000 Ordinary Shares

Diversified Energy Company PLC

$      per ordinary share

We are selling 8,500,000 of our ordinary shares (£0.20 nominal par value). Our ordinary shares trade on the New York Stock Exchange (“NYSE”) under the symbol “DEC.” On February 18, 2025, the last reported sale price of our ordinary shares on the NYSE was $16.73 per ordinary share. Our ordinary shares are also admitted to listing on the Official List of the United Kingdom Financial Conduct Authority and are admitted to trading on the Main Market of the London Stock Exchange (“LSE”), under the symbol “DEC.” On February 18, 2025, the last reported sale price of our ordinary shares on the LSE was £13.12 per ordinary share (equivalent to approximately $16.54 per ordinary share based on an assumed exchange rate of £1.00 to $1.2607).
We are a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, are subject to reduced public company disclosure requirements. See the subsection titled “Summary—Implications of Being a Foreign Private Issuer” on page S-21 for additional information.
Investing in our ordinary shares involves risks. See “Risk Factors” beginning on page S-32 of this prospectus supplement, page 6 of the accompanying base prospectus, and in the documents we incorporate by reference into this prospectus supplement and the accompanying base prospectus to read about important facts you should consider before buying our ordinary shares.
Neither the U.S. Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Ordinary Share	Total
Public Offering Price	$	$
Underwriting Discount(1)	$	$
Proceeds to Diversified Energy Company PLC (before expenses)	$	$

(1)	See “Underwriting (Conflicts of Interest)” for additional disclosure regarding the underwriting discounts and commissions and estimated offering expenses.
We have granted the underwriters an option to purchase up to an additional 850,000 ordinary shares, solely to cover over-allotments, at the public offering price set forth above, less the underwriting discount, within 30 days from the date of this prospectus supplement.
The underwriters expect to deliver the ordinary shares to the purchasers on or about      , 2025 through the book-entry facilities of The Depository Trust Company.

Joint Book-Running Managers

Citigroup	Mizuho

   , 2025.

PROSPECTUS SUPPLEMENT
PROSPECTUS
S-i

For investors outside the United States: Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus supplement and the accompanying base prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus supplement and the accompanying base prospectus must inform themselves about, and observe any restrictions relating to, the offering of our ordinary shares and the distribution of this prospectus supplement and the accompanying base prospectus outside the United States.
Neither we nor the underwriters have authorized anyone to provide you with any information or to make any representations other than those contained in or incorporated by reference into this prospectus supplement, the accompanying base prospectus, or in any free writing prospectus we have prepared, and neither we nor the underwriters take responsibility for, and can provide no assurance as to the reliability of, any other information others may give you. Neither we nor the underwriters are making an offer to sell, or seeking offers to buy, these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus supplement and the accompanying base prospectus, as well as the information we previously filed with the SEC and incorporated herein by reference, is accurate as of the date of those documents only, regardless of the time of delivery of this prospectus supplement or the sale of ordinary shares. Our business, financial condition, results of operations and prospects may have changed since such dates.
S-ii

Notice to Investors
This document is not a prospectus for the purposes of the U.K. version of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, as amended (the “U.K. Prospectus Regulation”) and has not been reviewed and/or approved by the United Kingdom Financial Conduct Authority or any other regulatory authority in the United Kingdom.
No ordinary shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom, except that the ordinary shares may be offered to the public in the United Kingdom at any time:
(a)	to any legal entity which is a qualified investor as defined under Article 2 of the U.K. Prospectus Regulation;
(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the U.K. Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(c)	in any other circumstances falling within Section 86 of the Financial Services and Markets Act, 2000, as amended (“FSMA”), provided that no such offer of the shares shall require the Company or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the U.K. Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to the ordinary shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe for any ordinary shares.
In addition, in the United Kingdom, this document is for distribution only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the U.K. Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), (ii) who are high net worth entities or other persons falling within Article 49(2)(a) to (d) of the Order, or (iii) who are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of any shares of common stock may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.
S-iii

COMMONLY USED DEFINED TERMS
The following are abbreviations and definitions of certain terms used in this document:
“2017 Equity Incentive Plan.” The Diversified Gas & Oil plc 2017 Equity Incentive Plan, dated January 30, 2017, as amended and restated on March 29, 2021.
“ABS I Notes.” The notes issued by Diversified ABS LLC pursuant to that certain indenture dated as of November 13, 2019, by and between Diversified ABS LLC, as issuer, and UMB Bank, N.A., as indenture trustee and securities intermediary, as amended.
“ABS II Notes.” The notes issued by Diversified ABS Phase II LLC pursuant to that certain indenture dated as of April 9, 2020, by and between Diversified ABS Phase II LLC, as issuer, and UMB Bank, N.A., as indenture trustee and securities intermediary.
“ABS Warehouse Facility.” The bridge loan facility dated as of June 6, 2024, between DP Mustang Holdco LLC, as issuer, and UMB Bank, N.A., as administrative agent.
“Basin.” A large natural depression on the earth’s surface in which sediments accumulate.
“Bbl.” Barrel or barrels of oil or natural gas liquids.
“Boe.” Barrel of oil equivalent, determined by using the ratio of one Bbl of oil or NGLs to six Mcf of natural gas. The ratio of one barrel of oil or NGLs to six Mcf of natural gas is commonly used in the industry and represents the approximate energy equivalence of oil or NGLs to natural gas, and does not represent the economic equivalency of oil and NGLs to natural gas. The sales price of a barrel of oil or NGLs is considerably higher than the sales price of six Mcf of natural gas.
“Btu” or “British Thermal Unit.” A British thermal unit, which is a measure of the amount of energy required to raise the temperature of one pound of water one degree Fahrenheit.
“Credit Facility.” The Amended and Restated Revolving Credit Agreement, dated as of August 2, 2022, among DP RBL CO LLC, as borrower, Diversified Gas & Oil Corporation, as existing borrower, KeyBank National Association, as administrative agent and issuing bank, Keybanc Capital Markets, as sole lead arranger and sole book runner and the lenders party thereto (as amended to date).
“Drilling.” means any activity related to drilling pad make-ready costs, rig mobilization and creating a wellbore in order to facilitate the ultimate production of hydrocarbons.
“Dry hole.” A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production would exceed production expenses, taxes and the royalty burden.
“Field.” An area consisting of a single reservoir or multiple reservoirs all grouped on, or related to, the same individual geological structural feature or stratigraphic condition. The field name refers to the surface area, although it may refer to both the surface and the underground productive formations.
“Formation.” A layer of rock which has distinct characteristics that differs from nearby rock.
“Gross acres” or “gross wells.” The total acres or wells, as the case may be, in which a working interest is owned.
“Henry Hub.” A natural gas pipeline delivery point that serves as the benchmark natural gas price underlying NYMEX natural gas futures contracts.
“IASB.” The International Accounting Standards Board.
“IFRS.” International Financial Reporting Standards, as issued by the International Accounting Standards Board.
“MBbls.” One thousand barrels of oil, condensate or NGL.
“Mboe.” One thousand Boe.
“Mboepd.” One thousand Boe per day.
“Mcf.” One thousand cubic feet of natural gas.
S-iv

“Mcfe.” One thousand cubic feet of natural gas equivalent.
“MMBtu.” One million British Thermal Units.
“MMcf.” One million cubic feet of natural gas.
“MMcfe.” One million cubic feet of natural gas equivalent.
“MMcfepd.” One million cubic feet of natural gas equivalent per day.
“NGL” or “NGLs.” Natural gas liquids, such as ethane, propane, butane and natural gasoline that are extracted from natural gas production streams.
“NYMEX.” The New York Mercantile Exchange.
“Oil.” Includes crude oil and condensate.
“Possible reserves.” Possible reserves are those additional reserves that are less certain to be recovered than probable reserves.
(i)
When deterministic methods are used, the total quantities ultimately recovered from a project have a low probability of exceeding proved plus probable plus possible reserves. When probabilistic methods are used, there should be at least a 10% probability that the total quantities ultimately recovered will equal or exceed the proved plus probable plus possible reserves estimates.

(ii)
Possible reserves may be assigned to areas of a reservoir adjacent to probable reserves where data control and interpretations of available data are progressively less certain. Frequently, this will be in areas where geoscience and engineering data are unable to define clearly the area and vertical limits of commercial production from the reservoir by a defined project.

(iii)	Possible reserves also include incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than the recovery quantities assumed for probable reserves.
(iv)
The proved plus probable and proved plus probable plus possible reserves estimates must be based on reasonable alternative technical and commercial interpretations within the reservoir or subject project that are clearly documented, including comparisons to results in successful similar projects.

(v)
Possible reserves may be assigned where geoscience and engineering data identify directly adjacent portions of a reservoir within the same accumulation that may be separated from proved areas by faults with displacement less than formation thickness or other geological discontinuities and that have not been penetrated by a wellbore, and the registrant believes that such adjacent portions are in communication with the known (proved) reservoir. Possible reserves may be assigned to areas that are structurally higher or lower than the proved area if these areas are in communication with the proved reservoir.

(vi)
Where direct observation has defined a highest known oil (“HKO”) elevation and the potential exists for an associated gas cap, proved oil reserves should be assigned in the structurally higher portions of the reservoir above the HKO only if the higher contact can be established with reasonable certainty through reliable technology. Portions of the reservoir that do not meet this reasonable certainty criterion may be assigned as probable and possible oil or gas based on reservoir fluid properties and pressure gradient interpretations.

“Probable Reserves.” Probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.
(i)
When deterministic methods are used, it is as likely as not that actual remaining quantities recovered will exceed the sum of estimated proved plus probable reserves. When probabilistic methods are used, there should be at least a 50% probability that the actual quantities recovered will equal or exceed the proved plus probable reserves estimates.

(ii)	Probable reserves may be assigned to areas of a reservoir adjacent to proved reserves where data
S-v

control or interpretations of available data are less certain, even if the interpreted reservoir continuity of structure or productivity does not meet the reasonable certainty criterion. Probable reserves may be assigned to areas that are structurally higher than the proved area if these areas are in communication with the proved reservoir.
(iii)	Probable reserves estimates also include potential incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than assumed for proved reserves.
“Proved developed reserves.” Reserves of any category that can be expected to be recovered through:
(i)	existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well; and
(ii)	installed extraction equipment and infrastructure operation at the time of the reserve estimate if the extraction is by means not involving a well.
“Proved reserves.” Those quantities of natural gas, NGLs and oil, which, by analysis of geosciences and engineering data, can be estimated with reasonable certainty to be economically producible-from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations-prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonable certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.
(i)	The area of reservoir considered as proved includes:
(A)	the area identified by drilling and limited by fluid contacts, if any, and
(B)
adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible natural gas, NGLs or oil on the basis of available geosciences and engineering data.

(ii)
In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons as seen in a well penetration unless geosciences, engineering, or performance data and reliable technology establishes a lower contact with reasonable certainty.

(iii)
Where direct observation from well penetrations has defined a highest known oil (“HKO”) elevation and the potential exists for an associated natural gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geosciences, engineering, or performance data and reliable technology establish the higher contact with reasonable certainty.

(iv)	Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when:
(A)
successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and

(B)	the project has been approved for development by all necessary parties and entities, including governmental entities.
(v)
Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

“Proved undeveloped reserves” or “PUDs.” Proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances. Undrilled locations can be
S-vi

classified as having proved undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances justify a longer time. Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, or by other evidence using reliable technology establishing reasonable certainty.
“Recompletion.” The process of treating a drilled well followed by the installation of permanent equipment for the production of natural gas, NGLs or oil, in the case of a dry hole, the reporting of abandonment to the appropriate agency.
“Reservoir.” A porous and permeable underground formation containing a natural accumulation of producible natural gas, NGLs and/or oil that is confined by impermeable rock or water barriers and is separate from other reservoirs.
“SOFR.” The Secured Overnight Financing Rate, or SOFR.
“Spacing.” The distance between wells producing from the same reservoir. Spacing is expressed in terms of acres, e.g., 40-acre spacing, and is established by regulatory agencies.
“Standardized Measure.” The year-end present value (discounted at an annual rate of 10%) of estimated future net cash flows to be generated from the production of proved reserves net of estimated income taxes associated with such net cash flows, as determined in accordance with FASB guidelines, without giving effect to non-property related expenses such as indirect general and administrative expenses and debt service or to depreciation, depletion and amortization. Standardized measure does not give effect to derivative transactions.
“Undeveloped acreage.” Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of natural gas, NGLs and oil regardless of whether such acreage contains proved reserves.
“Unit.” The joining of all or substantially all interests in a reservoir or field, rather than a single tract, to provide for development and operation without regard to separate property interests. Also, the area covered by a unitization agreement.
“U.S. GAAP” or “GAAP.” Accounting principles generally accepted in the United States of America.
“Wellbore” or “well.” The hole drilled by the bit that is equipped for natural gas, NGLs or oil production on a completed well. Also called a well or borehole.
“Working interest.” The right granted to the lessee of a property to explore for and to produce and own natural gas, NGLs, oil or other minerals. The working interest owners bear the exploration, development and operating costs on either a cash, penalty or carried basis.
“WTI.” West Texas Intermediate grade crude oil, used as a pricing benchmark for sales contracts and NYMEX oil futures contracts.
Unless another date is specified or the context otherwise requires, all acreage, well count and hedging data presented in this prospectus supplement is as of June 30, 2024, and all reserve-related information is as of December 31, 2023.
S-vii

ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement and the accompanying base prospectus are part of a registration statement that we filed with the SEC using a “shelf” registration process. We provide information to you about the issuance and sale of the ordinary shares offered hereby in separate documents that are bound together: (1) this prospectus supplement, which describes the specific details regarding the issuance and sale of the ordinary shares offered hereby, and (2) the accompanying base prospectus, which provide general information regarding us, our securities, and other information, some of which may not apply to the issuance and sale of the ordinary shares offered hereby. If information in this prospectus supplement is inconsistent with the accompanying base prospectus, you should rely on this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in a document incorporated by reference in this prospectus supplement having a later date, the statement in the document having the later date modifies or supersedes the earlier statement as our business, financial condition, results of operations and prospects may have changed since the earlier date.
You should read this prospectus supplement, together with the accompanying base prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying base prospectus and any free writing prospectus that we have authorized for use in connection with the issuance and sale of the ordinary shares offered hereby before making an investment decision. You should also read and consider the information in the documents referred to in the sections of this prospectus supplement and the accompanying base prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”
No action is being taken in any jurisdiction outside the United States to permit a public offering of our ordinary shares or possession or distribution of this prospectus supplement and accompanying base prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement and accompanying base prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement and accompanying base prospectus applicable to that jurisdiction.
The information appearing in this prospectus supplement, the accompanying base prospectus, the documents incorporated by reference in this prospectus supplement, and in any free writing prospectus that we have authorized for use in connection with the issuance and sale of the ordinary shares offered hereby is accurate only as of its respective date, regardless of the time of delivery of the respective document or of any sale of securities covered by this prospectus supplement. You should not assume that the information contained in or incorporated by reference in this prospectus supplement, in the accompanying base prospectus or in any free writing prospectus that we have authorized for use in connection with the issuance and sale of the ordinary shares offered hereby, is accurate as of any date other than the respective dates thereof.
Except where the context otherwise requires or where otherwise indicated, the terms “Diversified Energy,” the “Company,” the “Group,” “we,” “us,” “our company” and “our business” refer to Diversified Energy Company PLC, together with its consolidated subsidiaries.
For the convenience of the reader, in this prospectus supplement, unless otherwise indicated, translations from pound sterling into U.S. dollars were made at the rate of £1.00 to $1.2607, which was the daily spot exchange rate of the Bank of England on February 17, 2025. Such U.S. dollar amounts are not necessarily indicative of the amounts of U.S. dollars that could actually have been purchased upon exchange of pound sterling at the dates indicated or any other date.
PRESENTATION OF FINANCIAL INFORMATION
This prospectus supplement incorporates by reference our audited consolidated financial statements as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021 included in our annual report on Form 20-F for the year ended December 31, 2023, filed with the SEC on March 19, 2024, and prepared in accordance with IFRS, as issued by the IASB, as well as our unaudited interim condensed consolidated financial statements as of June 30, 2024 and for the six months ended June 30, 2024 and 2023 included in our report on Form 6-K furnished to the SEC on August 15, 2024, which have been prepared in accordance with IAS 34 ‘Interim Financial Reporting’, as issued by the IASB, which differ in certain significant respects from U.S. GAAP. None of our financial statements were prepared in accordance with U.S. GAAP.

This prospectus supplement incorporates by reference the audited historical statement of revenues and direct operating expenses for the natural gas and oil properties of OCM Denali Holdings, Inc. (“OCM”) for the year ended December 31, 2023, and the audited consolidated financial statements of Maverick Natural Resources, LLC (“Maverick”) as of December 31, 2023 and 2022 and for each of the two years in the period ended December 31, 2023, each of which were prepared in accordance with U.S. GAAP.
This prospectus supplement includes and incorporates by reference unaudited pro forma condensed combined financial information of the Company as of June 30, 2024 and for the six months ended June 30, 2024 and the year ended December 31, 2023, which such financial information has been derived from the historical consolidated financial statements of the Company, Maverick, and OCM. Since the financial statements of Maverick and OCM were prepared in accordance with U.S. GAAP, while the Company prepares its financial statements in accordance with IFRS, certain adjustments were made to the financial statements of Maverick and OCM in the pro forma financial information to conform to the Company’s IFRS presentation.
The financial information included or incorporated by reference in this prospectus supplement is presented in U.S. dollars. Our fiscal year begins on January 1 and ends on December 31 of the same year.
All references in this prospectus supplement to “$” mean U.S. dollars and all references to “£” mean pound sterling. We have made rounding adjustments to some of the figures included in this prospectus supplement. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.
USE OF NON-IFRS AND NON-GAAP FINANCIAL MEASURES
Certain key operating metrics that are not defined under IFRS (alternative performance measures) and GAAP are included in this prospectus supplement. These non-IFRS and non-GAAP financial measures are used by us to monitor the underlying business performance of the Company and Maverick, respectively, from period to period and to facilitate comparison with our peers. Since not all companies calculate these non-IFRS and non-GAAP metrics in the same way, the manner in which we have chosen to calculate the non-IFRS and non-GAAP metrics presented herein may not be compatible with similarly defined terms used by other companies. The non-IFRS and non-GAAP metrics should not be considered in isolation of, or viewed as substitutes for, the financial information prepared in accordance with IFRS or GAAP. Certain of the key operating metrics set forth below are based on information derived from our regularly maintained records and accounting and operating systems. See the sections titled “Summary—Summary Consolidated Financial and Other Data—Non-IFRS and Non-GAAP Financial Measures” in this prospectus supplement for reconciliations of such measures to the most directly comparable IFRS and GAAP financial measures and reasons for the use of such non-IFRS and non-GAAP financial measures.
Adjusted EBITDA. As used herein, EBITDA represents earnings before interest, taxes, depletion, depreciation and amortization. Adjusted EBITDA includes adjusting for items that are not comparable period-over-period, namely, accretion of asset retirement obligation, other (income) expense, loss on joint and working interest owners receivable, gain on bargain purchases, (gain) loss on fair value adjustments of unsettled financial instruments, (gain) loss on natural gas and oil property and equipment, costs associated with acquisitions, other adjusting costs, non-cash equity compensation, (gain) loss on foreign currency hedge, net (gain) loss on interest rate swaps and items of a similar nature.
Adjusted EBITDA should not be considered in isolation or as a substitute for operating profit or loss, net income or loss, or cash flows provided by operating, investing and financing activities. However, we believe such measure is useful to an investor in evaluating our financial performance because it (1) is widely used by investors in the natural gas and oil industry as an indicator of underlying business performance; (2) helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement; (3) is used in the calculation of a key metric in the Credit Facility financial covenants; and (4) is used by us as a performance measure in determining executive compensation. When evaluating this measure, we believe investors also commonly find it useful to evaluate this metric as a percentage of our total revenue, inclusive of settled hedges, producing what we refer to as our adjusted EBITDA margin.
Net Debt and Net Debt-to-Adjusted EBITDA. As used herein, net debt represents total debt as recognized on the balance sheet less cash and restricted cash. Total debt includes our borrowings under the Credit Facility and borrowings under or issuances of, as applicable, our subsidiaries’ securitization facilities. We believe net debt is a useful indicator of our leverage and capital structure.
As used herein, net debt-to-adjusted EBITDA, or “leverage” or “leverage ratio,” is measured as net debt divided by adjusted EBITDA. We believe that this metric is a key measure of our financial liquidity and flexibility and is used in the calculation of a key metric in one of our Credit Facility financial covenants.
Free Cash Flow. As used herein, Free Cash Flow represents net cash provided by operating activities less expenditures on natural gas and oil properties and equipment and cash paid for interest. We believe that this metric is a useful indicator of our ability to generate cash that is available for activities other than capital expenditures.
Total Revenue, inclusive of settled hedges. As used herein, total revenue, inclusive of settled hedges, includes the impact of derivatives settled in cash. We believe that total revenue, inclusive of settled hedges, is a useful measure because it enables investors to discern our realized revenue after adjusting for the settlement of derivative contracts.
Adjusted EBITDA Margin. As used herein, adjusted EBITDA margin is measured as adjusted EBITDA, as a percentage of total revenue, inclusive of settled hedges. Adjusted EBITDA margin includes the direct operating cost and the portion of general and administrative cost it takes to produce each Mcfe. This metric includes operating expense, employees, administrative costs and professional services and recurring allowance for credit losses, which include fixed and variable costs components. We believe that adjusted EBITDA margin is a useful measure of our profitability and efficiency as well as our earnings quality because it measures the Group on a more comparable basis period-over-period, given we are often involved in transactions that are not comparable between periods.
PV-10. PV-10 of our proved reserves is a non-IFRS and non-GAAP financial measure because it excludes the effects of applicable income tax. We believe that the presentation of the non-IFRS and non-GAAP financial measure of PV-10 provides useful information to investors because it is widely used by professional analysts and sophisticated investors in evaluating natural gas and oil companies. Neither IFRS nor GAAP provides a measure of estimated future net cash flows for reserves other than proved reserves. PV-10 is not a measure of financial or operating performance under IFRS or GAAP. PV-10 should not be considered as an alternative to the standardized measure as defined under IFRS or GAAP. PV-10 differs from the standardized measure of discounted future net cash flows because it does not include the effects of income taxes. Neither PV-10 nor the standardized measure represents an estimate of fair market value of our natural gas and oil properties.
MARKET AND INDUSTRY DATA
We obtained the industry, market and competitive position data included or incorporated by reference herein from our own internal estimates, surveys and research, as well as from publicly available information, industry and general publications and research, surveys and studies.
Industry publications, research, surveys, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus supplement. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described in the sections titled “Special Note Regarding Forward-Looking Statements” and “Risk Factors” found elsewhere in this prospectus supplement. These and other factors could cause results to differ materially from those expressed in the forecasts or estimates from independent third parties and us.

TRADEMARKS AND TRADE NAMES
We have proprietary rights to trademarks used in this prospectus supplement or in the documents we incorporate by reference that are important to our business, many of which are registered under applicable intellectual property laws. Solely for convenience, trademarks and trade names referred to in this prospectus supplement or in the documents we incorporate by reference may appear without the “®” or “™” symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trademarks, trade names or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Each trademark, trade name or service mark of any other company appearing in this prospectus supplement or in the documents incorporated by reference is the property of its respective holder.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement and the documents incorporated by reference herein and therein contain forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management. Some of the statements under the sections titled “Summary,” “Risk Factors” and “Use of Proceeds” and elsewhere in this prospectus supplement contain forward-looking statements. In some cases, you can identify forward-looking statements by the following words: “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “seek,” “believe,” “estimate,” “predict,” “potential,” “continue,” “contemplate,” “possible” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Forward-looking statements are not guarantees of performance. We have based forward-looking statements in this prospectus supplement on our current expectations and beliefs about future developments and their potential effect on us.
These statements in this prospectus supplement and the documents incorporated by reference herein include, but are not limited to, statements about this offering and the Company’s future plans, expectations, objectives for the Company’s operations, including statements about strategy, synergies, expansion projects, acquisitions and divestitures, future operations; sustainability-related goals, strategies and initiatives, including, among others, those relating our diversity representation targets, reducing methane and greenhouse gas emissions (“GHG”), including our Scope 1 and Scope 2 or net zero goals, environmental management, waste management, safety and asset integrity, health and safety, and community investment and engagement; our plans to achieve our sustainability-related goals and to monitor and report progress; sustainability-related engagement, commitments, and disclosure; and other related items. While this prospectus supplement and the information incorporated by reference herein describe potential future events and matters that may be significant, and with respect to which we may even use the word “material” or “materiality,” the potential significance of these events and matters should not be read as equating to “materiality” as the concept is used in connection with our required disclosures made in response to SEC and exchange rules and regulations.
Any forward-looking statement made by us in this prospectus supplement or incorporated by reference herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. Moreover, while the documents incorporated by reference herein may contain information on several sustainability-related topics, including goals and ambitions, there are inherent uncertainties in providing such information, due to the complexity and novelty of many methodologies established for collecting, measuring, and analyzing sustainability-related data. While we anticipate continuing to monitor and report on certain sustainability-related information, we cannot guarantee that such data will be consistent year-to-year, as methodologies and expectations continue to evolve. Additionally, some of the data provided in the documents incorporated by reference herein may be estimated or reliant on estimated information, which is inherently imprecise, and we cannot guarantee that estimates are identified as such in every instance. Furthermore, there are sources of uncertainty and limitations that exist that are beyond our control and could impact our plans and timelines, including the reliance on technological and regulatory advancements and market participants’ behaviors and preferences. We undertake no obligation to publicly update any forward-looking statement whether as a result of new information, future development, or otherwise, except as may be required by law. In some cases, the information in the documents incorporated by reference herein is prepared, or based on information prepared, by government agencies or third-party vendors and consultants and is not independently verified by the Company. Furthermore, unless explicitly noted in each instance where it occurs, the relevant sustainability-related data provided in the documents incorporated by reference herein has not been audited or subject to any third-party assurance process. This data should not be interpreted as any form of guarantee or assurance of accuracy, future results or trends, and we make no representation or warranty as to third-party information.
These statements involve risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus supplement and the documents incorporated by reference herein, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. Forward-looking statements contained in this prospectus supplement and the documents incorporated by reference herein are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties (some of which are beyond our control) and assumptions that could cause our actual results to differ materially from our historical experience and present expectations or projections. We caution you that assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements. Known material factors that could cause actual results to differ from those expressed in or implied by forward-looking statements contained in this prospectus supplement or incorporated by reference herein are described under “Risk Factors” and in other sections of this prospectus supplement, and in the section titled “Strategic Report—Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2023, filed with the SEC on March 19, 2024, and the risk factors included in Appendix 1 of Exhibit 99.2 in our report on Form 6-K, furnished to the SEC on January 27, 2025, which are each incorporated by reference herein and our other filings with the SEC that are incorporated by reference in this prospectus supplement. Such factors include, but are not limited to:
•
risks related to the pending acquisition (the “Pending Acquisition”) of Maverick, including the risk that the transaction may not be completed on the timeline or terms currently contemplated, risks related to the ability to obtain any necessary consents or approvals, the risk that the benefits of the transaction may not be fully realized or may take longer to realize than expected, the risk that the costs of the Pending Acquisition will be significant, and the risk that management attention will be diverted to transaction-related issues;

•
declines in, the sustained depression of, or increased volatility in the prices we receive for our natural gas, oil and NGLs, or increases in the differential between index natural gas, oil and NGL prices and prices received;

•	operating risks, including risks related to properties where we do not serve as the operator;
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the adequacy of our capital resources and liquidity, including, but not limited to, access to additional borrowing capacity under our Credit Facility and the ability to obtain future financing on commercially reasonable terms or at all;

•	the effects of and changes in government regulation, permitting and other legal requirements, including, but not limited to, new legislation, executive orders, tariffs and regulatory changes;
•	laws and regulations relating to climate change and GHG emissions and physical risks associated with climate change;
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attention to sustainability matters and conservation measures and risks related to our public statements with respect to such matters that may be subject to heightened scrutiny from public and governmental authorities, risks that we may face regarding potentially conflicting anti-environmental, social and governance initiatives from U.S., state or U.K./European governments, which could lead to increased litigation risk from private parties and governmental authorities or regulatory bodies or increased costs of compliance;

•	potential liability resulting from pending or future litigation, government investigations and other proceedings;
•
the effects of environmental, natural gas, oil and NGL related and occupational health and safety laws and regulations, including, but not limited to delays, curtailment or cessation of operations or exposure to material costs and liabilities;

•
difficult and adverse conditions in the domestic and global capital and credit markets and economies, including effects of diseases, political instability, including but not limited to instability related to the military conflict in Ukraine and in Israel and surrounding countries, and pricing and production decisions;

•	the geographic concentration of our operations;
•	potential financial losses or earnings reductions resulting from our commodity price risk management program or any inability to manage our commodity price risks;
•	the failure by counterparties to our derivative risk management activities to perform their obligations;

•	shortages of oilfield equipment, supplies, services and qualified personnel and increased costs for such equipment, supplies, services and personnel;
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access to pipelines, storage platforms, shipping vessels and other means of transporting and storing and refining gas and oil, including without limitation, changes in availability of, and access to, pipeline usage;

•	risks and liabilities associated with acquired properties, including, but not limited to, the assets acquired in our most recent acquisitions and any future acquisitions;
•	uncertainties about the estimated quantities of our natural gas, oil and NGL reserves;
•	uncertainties about our ability to replace reserves;
•	our ability to generate environmental credits attributable through the production of coal mine methane;
•	our hedging strategy;
•	competition in the natural gas, oil and NGL industry;
•	our substantial existing indebtedness; and
•	risks related to and the effects of actual or anticipated health emergencies or pandemics.
Reserve engineering is a process of estimating underground accumulations of natural gas, oil and NGLs that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by our reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve and PV-10 estimates may differ significantly from the quantities of natural gas, oil and NGLs that are ultimately recovered.
You should refer to the subsection titled “Summary—Summary of Risk Factors” and the section titled “Risk Factors” in this prospectus supplement for a discussion of other important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus supplement will prove to be accurate.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus supplement, and although we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted a thorough inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

SUMMARY
This summary highlights selected information contained elsewhere in this prospectus supplement. This summary does not contain all the information that you should consider before deciding to invest in our ordinary shares. You should read the entire prospectus supplement, the accompanying base prospectus and any related free writing prospectus, including the information incorporated by reference herein, carefully, including the section titled “Risk Factors” included in this prospectus supplement and the accompanying base prospectus and our consolidated financial statements and related notes incorporated by reference herein before making an investment decision. Some of the statements in this summary constitute forward-looking statements. See the section titled “Special Note Regarding Forward-Looking Statements.” We have provided definitions for certain natural gas and oil terms used in this prospectus supplement in the section titled “Commonly Used Defined Terms” beginning on page S-iv of this prospectus supplement.
The information presented in this prospectus supplement assumes, unless otherwise indicated, that the underwriters do not exercise their over-allotment option to purchase additional ordinary shares
The Company
Company Overview
Diversified Energy Company PLC
We are a leading independent energy company focused on natural gas and liquids production, transportation, marketing and well retirement, primarily located within the Appalachian and Central regions of the United States. The Appalachian Basin spans Pennsylvania, Virginia, West Virginia, Kentucky, Tennessee and Ohio and consists of multiple productive, shallow conventional formations and two productive, deeper unconventional shale formations, the Marcellus Shale and the slightly deeper Utica Shale. We also operate in the Bossier and Haynesville shale formations and the Cotton Valley sandstones in East Texas and West Louisiana, the Barnett Shale in North Texas and the Mid-Continent producing areas across Oklahoma and Texas (collectively, our “Central Region”).
We were incorporated in 2014 in the United Kingdom, and our predecessor business was co-founded in 2001 by our Chief Executive Officer, Mr. Robert Russell Hutson, Jr., with an initial focus primarily on natural gas and oil production in West Virginia. In recent years, we have grown rapidly by capitalizing on opportunities to acquire and enhance producing assets and by leveraging the operating efficiencies that result from economies of scale and vertical integration. As of December 31, 2024, we have completed 27 acquisitions since 2017 for a combined purchase price of approximately $3 billion, which includes over $585 million of acquisitions in 2024. In addition, on January 24, 2025, we entered into a definitive agreement to acquire Maverick, a portfolio company of EIG Global Energy Partners (“EIG”) for total consideration of approximately $1,275 million. See “–Recent Developments–Pending Acquisition.”
Our strategy is to acquire existing long-life assets and to make investments in those assets to improve environmental and operational performance under a modern field management philosophy and stewardship-based approach to generate cash flows and maximize shareholder returns. Our shareholder return-focused business model is underpinned by a disciplined commodity hedging strategy that is designed to mitigate downside price risk for the three primary commodity products we produce and sell: natural gas, crude oil and NGLs. Our hedging programs are typically designed to hedge price risk for an approximate range of 70% to 90% of our production within the next 12 months and an approximate range of 50% to 70% of our production within the next 12 to 36 months. Additionally, our hedge programs can extend beyond a three-year period for production volumes that support portions of our long-term debt, specifically, our collective ABS Notes. We expect to have approximately 60-80% of natural gas volumes hedged over next five years.
We believe the combination of acquiring and operating low decline assets and a disciplined hedging programs provides our shareholders with relatively predictable, reliable and sustainable cash flows. For the nine months ended September 30, 2024 and for the year ended December 31, 2023, we distributed approximately $69 million and $168 million, respectively, to our shareholders in the form of dividends. Since our initial public offering of ordinary shares on the LSE in 2017 (the “LSE IPO”), we have returned approximately $878 million to shareholders in the form of dividends and share repurchases (as of December 31, 2024).
We actively seek to acquire high-quality producing conventional and unconventional natural gas and oil assets from industry participants divesting assets either due to a desire to reallocate capital to other assets and/or to raise cash proceeds. We target long-life producing assets at what we view as attractive valuations, and in our commercial evaluation, we typically attribute substantially all value to the proved developed producing (“PDP”) reserves and attribute minimal, if any, value to the PUD reserves. We typically assign no value to probable or possible reserves. Our target assets are characterized by multi-decade production profiles and low decline rates, and we place a particular focus on assets whose value we believe can be enhanced by scale and vertical integration through complementary midstream infrastructure or by our operational and marketing framework.
We focus on improving the performance and operations of assets we acquire, many of which have not received significant operational focus or investment from their former owners. This improvement is achieved through our deployment of rigorous field management programs and/or refreshing infrastructure. Through operational efficiencies, we attempt to maximize value by enhancing production while lowering costs and improving well productivity. These production enhancement techniques also enable us to reduce the methane emissions profile of our wells. We further enhance the value of our assets by leveraging our midstream gathering and transportation infrastructure, which allows us to diversify and expand our third-party revenue, optimize pricing, increase flow assurance and reduce third-party costs and inefficiencies.
Our senior management team is comprised of experienced individuals with decades of combined experience in the natural gas and oil sector. In particular, we benefit from the experience of our Chief Executive Officer, Mr. Hutson, who is highly experienced in sourcing accretive acquisitions and securing the related financing. Our management team is complemented by talented financial and operational leadership with significant operational experience in U.S. onshore natural gas and oil basins. When we make acquisitions, we seek to retain experienced field-level employees who have a consistent focus on execution and an in-depth understanding of, and extensive experience working with, our assets, which is enhanced under our management’s leadership and operating strategy.
Commitment to Operational Excellence and Our Environmental, Social and Governance Initiatives
We have adopted stringent operating standards, with a strong focus on health, safety and the environment. We believe that striving to act as a careful steward of our assets will improve revenue through captured methane emissions while also reducing operating costs, which benefits our profitability. This focus on operational excellence, including demonstrated reductions in methane emissions, also help benefit the environment and communities in which we operate. We also work to extend the lives of mature wells, rather than engaging in development activity, and, through our state-monitored, systematic asset retirement program, seek to eliminate potential associated emissions by safely plugging and abandoning such wells at the end of their productive lives. We believe that by deploying our proprietary asset retirement infrastructure rather than engaging contractors to perform such activities unless necessary or prudent, we are better able to more nimbly react to operating conditions as they develop, changes in asset performance and relative changes in the emissions profiles of our producing wells, thereby reducing potential methane emissions while also increasing margins and cost efficiency.
Our operations team developed our proprietary Smarter Asset Management (“SAM”) program, which is focused on enhancing our operational results by slowing production declines and returning shut-in wells to production through wellhead compression management, fluid load reduction and pump-jack optimization. The SAM program underpins our focus on efficient operation of our wells and midstream assets to improve production, thereby partially offsetting natural production declines, lower operating costs and emissions and improve asset integrity, all with the goal of generating higher cash flow. Our SAM program also seeks to reduce unintended natural gas emissions while managing our general and administrative expenses.
Throughout 2023 and through June 30, 2024, we remained diligently focused on our previously stated near-term goals to reduce Scope 1 methane intensity by 30% by 2026 and by 50% by 2030 (assuming a 2020 baseline). Our dedicated human capital and financial investments, aimed largely at leak detection and repair efforts in our Appalachian upstream assets and conversion of natural gas-driven pneumatic devices to compressed air across our portfolio, contributed to a 30% year-over-year reduction in reported methane emissions intensity for year-end 2023.
Though our upstream, midstream and asset retirement business units encompass distinct activities, we view our corporate and individual employee actions through the lens of a single, unified approach we call “OneDEC”, which we believe drives a culture of operational excellence fostered through the integration of people and the standardization of processes and systems. OneDEC seeks to ensure alignment of our corporate and sustainability initiatives with departmental action supported by financial investment and boots on the ground. A principal component of our OneDEC culture is also our greatest asset, our employees. We strive to foster a corporate culture ripe with opportunities for professional collaboration and development, personal growth and enjoyment, and where all employees feel valued and supported in the work they do.
Assets and Operations
We have historically operated within the Appalachian Basin, which covers an area of 185,500 square miles. While the area came to prominence following the discovery of significant shale gas reserves in 2009 in the Utica and Marcellus Shales, it has been a major producer of natural gas, NGLs and oil from conventional vertical well development since the late 19th century, making it the oldest producing basin within the United States. Through a series of acquisitions beginning in 2021, we obtained our first assets in the Central Region and since then, have quickly expanded our footprint and built significant scale.
Our asset base is comprised of approximately 74,515 conventional and unconventional natural gas and oil producing wells on a gross productive basis, as of June 30, 2024. These mature wells benefit from simple and low-cost maintenance operations and generally require low ongoing capital expenditures. Our well portfolio exhibits an average long-term decline rate of approximately 10% and contains certain wells that have an expected life of greater than 50 years. In addition to the upstream assets, our portfolio contains approximately 17,700 miles of natural gas gathering pipelines and a network of compression stations and processing facilities.
The map below shows the geographic locations of our assets as of September 30, 2024, pro forma to give effect to the Pending Acquisition:

We have sought to position ourselves as a consolidator of mature producing assets, and we believe we are one of the few operators in the United States of our scale focused on long-lived conventional production in the Appalachian Basin and Central Region. Our goal is to replicate the success we have achieved to date in each of these regions, as we believe there are considerable growth opportunities across the North American landscape.
We focus on producing natural gas, NGLs and oil from established conventional and mature unconventional wells. We had average daily production of 774 MMcfepd for the nine months ended September 30, 2024. On a pro forma basis to give effect to the Pending Acquisition, we would have had average daily production of approximately 1.2 Bcfepd for the nine months ended September 30, 2024.
Based on our operational experience with our assets, we believe that many of the wells in our inventory have low-risk, up-hole potential that has yet to be fully quantified. Additionally, most of our acreage is held by production. Due to the significant well control and geologic understanding of our portfolio, we believe there is also potential for significant, low-cost, low-risk developmental drilling opportunity within our assets that could be pursued through joint venture arrangements, a sale of our undeveloped acreage, targeted internal development programs or farm-out agreements with other operators. We regularly evaluate opportunities to further extract value from our acreage portfolio.
The production profiles of the wells across these formations demonstrate similar characteristics. Most of these formations produce natural gas and/or oil on a hyperbolic curve with an initial rapid decline followed by gradual decline of production over a long period of time. This modest, later-life rate of decline enables us to plan for the future production profile of our producing assets.
Strategies
Optimization of long-life, low-decline assets to enhance margins and improve cash flow
Our stewardship model focuses on acquiring existing, long-life, low-decline producing wells and, opportunistically, associated midstream assets or undeveloped acreage, and efficiently managing acquired assets through our modern field management philosophy and SAM program to improve or restore production, reduce unit-operating costs and generate consistent cash flow before ultimately retiring those assets at the end of their useful lives. When we acquire new assets, we often seek to retain many of the experienced employees who have historically operated those assets while integrating our SAM program into their day-to-day operations.
While we are not primarily a midstream company, we also strategically seek to maximize the value of our producing assets through complementary midstream systems that can be fully integrated into our upstream portfolio. These assets are typically located in areas where we are a large producer, allowing market access to higher prices and the opportunity to reroute production when adjoining, third-party systems are constrained or would result in lower pricing for product sales. We also earn additional revenue for transporting third-party operators’ production through our systems, effectively reducing the operating costs of our midstream system and ultimately improving consolidated operating margins.
We intend to continue optimizing our operations in a manner that prioritizes the generation of cash flow. Our principal focus is on enhancing producing wells, not drilling new wells, thereby allowing us to optimize PDP revenues and reduce costs.
Generate consistent shareholder returns through vertical integration, strategic hedging and cost optimization
We intend to continue our strategy of delivering value to shareholders through a combination of paying dividends, reinvesting in accretive growth, repaying debt and investing in our sustainability initiatives. From time-to-time, we will also evaluate and pursue share repurchase opportunities as incremental return of capital to our shareholders. Our shareholder return focus, as well as the ability to incur debt purposefully structured to provide for amortization and that reduces leverage over time, is supported by a conservative hedging strategy that seeks to substantially insulate cash flows from commodity price volatility and provide increased predictability of our returns.
Since the LSE IPO, we have paid an aggregate of approximately $743 million in dividends and have repurchased approximately $135 million of our outstanding ordinary shares (as of December 31, 2024). Our current quarterly dividend payment of $0.29 per ordinary share, on an annualized basis, currently delivers a yield in the top quartile of the Financial Times-Stock Exchange 250 share index (FTSE250) and, on an annualized basis, is within the top decile among the Russell 2000 Index. The recommendation of dividends and the approval of share repurchases is at the discretion of our board of directors (the “Board”), and there can be no guarantee that we will continue to pay dividends or repurchase ordinary shares in the future.
We aim to maximize shareholder value by realizing operational efficiencies and the thorough implementation of vertical integration. To achieve this strategy, we utilize our SAM program to partially offset natural production declines and also leverage our scale and cost efficiencies in an effort to reduce unit operating costs and improve margins, particularly in respect of newly acquired assets. We proactively seek to manage our operating costs and believe that there is further opportunity to reduce those costs given our scale and approach to vertical integration, particularly for recently acquired assets. Our midstream assets also help to support cost reduction by providing operational control over the transportation of our production, thereby allowing us to optimize pricing through a selection of delivery points and providing increased operational control. Our asset retirement infrastructure also helps provide cost efficiency in our well retirement and abandonment activities.
Disciplined growth through acquisitions of producing assets
We intend to maintain our disciplined approach to acquisitions, focusing on acquiring assets that we believe will provide long-term accretive cash flow generation. We believe we are well positioned to benefit from ongoing trends in the U.S. exploration and production industry in which incumbent operators seek to divest non-core assets to generate capital necessary to drill and develop their core leasehold positions.
We have a track record as an established consolidator, and we believe we are one of the few operators in the United States of our scale focused on long-lived conventional production in the Appalachian Basin and Central Region. While we have historically focused on the Appalachian Basin and the Central Region, the fragmented operator landscape across the U.S. has created significant opportunity to find accretive asset packages that meet the goals of our historical investment standards, primarily due to our ability to effectively apply SAM program techniques to newly acquired assets as well as leveraging favorable regional commodity pricing, ample takeaway capacity and opportunities to build accretive scale around the position.
We have demonstrated this strategic infill growth ability in our Central Region. Through four acquisitions in 2021, we quickly entered the region and began building scale. During 2022 and 2023, we continued this growth, as we did in the Appalachian Basin, by expanding our footprint with practical bolt-on upstream, midstream, and processing facility acquisitions. In June 2024, we completed one of our largest acquisitions to date, an approximately $354 million (including the assumption of debt) purchase of Oaktree Capital Management, L.P.’s (“Oaktree”) proportionate working interest in certain assets within the Company’s Central Region (the “Oaktree Acquisition”). In addition, in August 2024, we completed the acquisition of high-working interest, operated natural gas properties and related facilities located within East Texas from Crescent Pass Energy, LLC (“Crescent Pass,” and such acquisition, the “Crescent Pass Acquisition”) and, in October 2024, we completed the acquisition of operated natural gas properties located within East Texas from a third-party regional operator (the “East Texas Acquisition”). We believe these acquisitions provided us with additional operational scale, expense efficiencies, and increased cash flows. Additionally, the Oaktree Acquisition provided additional production volumes available for sale to U.S. Gulf Coast LNG markets. In addition, we recently announced our pending acquisition of Maverick, a portfolio company of EIG, for total consideration of approximately $1,275 million. The Pending Acquisition combines two complementary asset packages, pairing high-quality proved developed producing weighted assets with the attractive decline and capital intensity characteristics. For additional information, see the subsection titled “—Recent Developments.”
We continue to look for other opportunities that fit our investment criteria across the U.S. and will continue to opportunistically expand our footprint in accordance with our stated strategy. We intend to maintain disciplined target leverage ratios, seeking not to unduly burden our balance sheet with additional debt for non-accretive growth.
Maintain a strong balance sheet with ability to opportunistically access capital markets
We actively manage our balance sheet and seek to maintain an appropriate long-term leverage ratio between 2.5x to 3.0x. As we pursue our acquisition strategy, we may incur debt which exceeds our targeted long-term leverage ratio. For example, at September 30, 2024, we had a net debt-to-pro forma trailing twelve months (“TTM”) adjusted EBITDA ratio of 2.9x, which reflects the financing of the strategic Oaktree Acquisition and the Crecent Pass Acquisition. See the subsection titled “Summary Consolidated Financial and Other

Data—Non-IFRS and Non-GAAP Financial Measures” for a reconciliation of net debt-to-pro forma TTM adjusted EBITDA. Over time, we expect this ratio to return to our long-term target.
As of September 30, 2024, 83% of our outstanding indebtedness had an amortizing structure allowing for scheduled principal repayments. These low interest, fixed-rate structures contain hedge protection for the collateralized assets supporting strong margins that are intended to secure the structured borrowing repayments. This structure allows us to naturally deleverage over time in a manner that complements the natural low decline nature of our asset base. We also seek to maintain sufficient liquidity to capitalize on acquisition opportunities as they become available. We will continue to seek out future acquisitions at attractive valuations in line with our strategy, while being conservatively capitalized in order to return to our long-term leverage ratio goal of between 2.5x to 3.0x.
Operate assets with what we believe are industry-leading sustainability initiatives
We believe that natural gas is and will be a critical resource in the energy mix into the foreseeable future and will continue to play a vital role in our global and domestic energy supply. In addition to consistently implementing our SAM program across our asset base, we strive to be at the leading edge of our industry with respect to the implementation of emissions-detection technology as well as emissions reduction targets. Some of the actions we have taken in an effort to reduce emissions include the deployment of technologies for methane detection and reduction and the replacement or conversion of our compressors and natural gas-driven pneumatic devices.
Top-down approach to sustainability
Our Board oversees the development of our climate change strategy through responsible stewardship of existing assets. To this end, our Board has established a standing Sustainability & Safety Committee whose primary focus is on evaluating issues relating to climate change, including changes in regulation and policy and other external, macro-level developments relating to climate change. The other committees of our Board are also engaged in assessing sustainability and climate-related risks within the scope of their committee role, and climate-related matters are also discussed regularly as part of our Board’s meetings. We also seek to be proactive in social stewardship and have engaged global consultants and financial advisors to assist in our efforts to produce high quality disclosures and regulatory compliance, as well as sustainability ratings agencies to assist in our efforts to provide accurate and validated reported data and company actions.
Strengths
Relatively low-risk and low-cost portfolio of assets
We benefit from a highly diversified portfolio of relatively low-risk and low-cost assets. These assets include conventional and unconventional natural gas and oil producing wells located across Tennessee, Kentucky, Virginia, West Virginia, Ohio, Pennsylvania, Texas, Oklahoma and Louisiana. As a result of our diverse asset base, our performance is not materially impacted by the performance of any individual well or well pad. In addition to these upstream assets, our portfolio contains natural gas gathering pipelines and a network of compression and processing facilities that are complementary to our upstream assets and allow us to enhance margins by reducing third-party tariffs and optimize pricing through route selection. We also have agreements with third parties to gather and transport their produced natural gas, which effectively reduces the operating costs of our midstream system and ultimately improves consolidated operating margins. We do not rely on exploration or development activity to increase reserves or drive production. As a result, we are not as exposed to the capital-intensive development and drilling risks that come with a more traditional development model. Our wells are mature and generally benefit from simple and low-cost maintenance operations, as illustrated by our low relative gathering and transportation cost per Mcfe. Our third party gathering and transportation cost for the six months ended June 30, 2024 was $0.57 per Mcfe as compared with the average of what we view as our U.S. peers of $1.04 per Mcfe (based on these companies' public disclosures). For the six months ended June 30, 2024, excluding acquisitions, our total capital expenditures were $0.15 per Mcfe as compared to $0.21 per Mcfe for the six months ended June 30, 2023. Our low capital intensity reflects the low level of maintenance capital typically needed to sustain our production estimates.
Long-life and low-decline production
We benefit from relatively stable, long-life and low-decline production from our wells, which provides a durable, highly visible source of cash flow. This cash generation profile allows us to maintain a prudent allocation of cash flows consisting of dividend payments, debt reduction and organic growth reinvestment, as well as investments in sustainability initiatives and potential share repurchases. The vast majority of our wells are past their high decline phase and into their period of decline, at rates that are materially lower and generally demonstrate a more stable production profile. Our decline rate of approximately 10%, when taking into account our acquisitions completed in 2023, is lower than many public, development-focused gas-weighted exploration and production companies where decline rates in excess of 30% are not uncommon. Our portfolio performance is underpinned by our SAM program, which enhances production from producing wells and returns other non-producing wells to a productive state.
High margin assets benefiting from significant scale and owned midstream and asset retirement infrastructure
We benefit from relatively consistent production with low decline rates from our high-quality assets and significant scale that, when paired with our relatively low average cost of production, gives rise to attractive profit margins and cash flows. Corporate scale, enhanced by our acquisitions, allows us to leverage the extensive expertise of our work force and the experience accumulated by our employees from operating in gas-focused regions for many years, driving innovation and best practices. Our significant operational scale is enhanced by our vertically integrated operations, in particular our midstream infrastructure, which results in increased control of our production flow, increased operational efficiencies, and increased third-party revenue streams, as well as our asset retirement infrastructure and operations, which allow us to reduce costs in respect of well retirement and abandonment obligations.
Highly experienced management and operational team
Our senior management team is comprised of experienced individuals with a combined over 100 years of experience in the natural gas and oil sector. In particular, we benefit from the knowledge of our Chief Executive Officer, Mr. Hutson, who is highly experienced in sourcing accretive acquisitions and securing the related financing. The management team is complemented by a senior operational team with a deep understanding of U.S. onshore gas basins, spanning an average of over 30 years of operational experience. These experienced employees have a consistent focus on execution and an in-depth understanding of, and extensive experience working with, our assets. This operational experience culminates in our SAM program. Our management team remains focused on efficient and effective management of production and operations while carefully controlling general and administrative expenses.
Track record of successful consolidation and integration of acquired assets
Following the development of the U.S. onshore natural gas and oil industry through what is commonly referred to as the ‘shale revolution’, there has been a significant supply of conventional and unconventional assets that have become available as a result of a number of U.S. exploration and development companies selling producing acreage viewed as non-core to their operations, as well as distressed sellers looking to supplement low cash flow with asset sale proceeds. At the same time, this increase in the supply of assets has been met by limited demand due to market uncertainty and relatively weak capital markets. We believe we are well positioned to take advantage of these continued consolidation opportunities. Our management team has demonstrated its ability to source, fund and execute acquisitions that significantly enhance shareholder value. As of December 31, 2024, we have completed 27 acquisitions since 2017 for a combined purchase price of approximately $3 billion, which includes over $585 million of acquisitions in 2024. In addition, on January 24, 2025, we entered into a definitive agreement to acquire Maverick for total consideration of approximately $1,275 million. See “—Recent Developments—Pending Acquisition.”
A proactive and innovative approach to asset retirement
We take seriously our responsibilities to our local communities and our environment. With safety and environmental stewardship as priorities, we designed our asset retirement program to permanently retire wells that have reached the end of their economic lives. Unlike the higher risk, complex and costly “decommissioning” of deep, offshore wells with large production platforms, the retirement of our predominantly shallow, onshore wells and their small land footprints is typically far less complex and costly.
In 2017, after the LSE IPO, we proactively began to meet regularly with state officials to develop a long-term plan to retire our growing portfolio of long-life wells. Engaging with the appropriate regulators, we designed our retirement activities with an aim to be equitable for our stakeholders while placing an emphasis on the environment. This collaborative plan has resulted in 222 of our wells being retired during 2023, significantly exceeding our agreements with applicable states. We developed 10-year asset retirement plans with the states of Kentucky and Ohio and 15-year plans with the states of Pennsylvania and West Virginia.
During 2022, we meaningfully expanded our well retirement capabilities through a series of acquisitions and the establishment of our full service, asset retirement company, Next LVL Energy LLC (“NLE”). As of June 30, 2024, our NLE team consisted of 110 employees and included capabilities for the following services: well plugging, wireline, cementing, construction, transportation, well services and permitting. Our NLE team represents a significant portion of the asset retirement capacity in the region. These investments in our retirement program have been well received by state leaders, and, as a result, we have been engaged by the states of West Virginia, Ohio, and Pennsylvania to use our skills, knowledge, and capacity to help manage the retirement of portions of their inventory of abandoned and orphan wells. We aim to continue to grow these relationships as we further solidify our position as a market leader in asset retirement.
Our asset retirement program reflects our solid commitment to a healthy environment, the surrounding community and its citizens and state regulatory authorities. We partner our highly skilled personnel with the necessary financial resources to responsibly manage our assets throughout their productive lives and retirement. We strive to meet or exceed our annual asset retirement obligations under state agreements and have a growing track record demonstrating our ability to succeed in this effort.
Acquisitions and Consolidation
We continue to identify attractive acquisition and investment opportunities to purchase additional producing assets in or around our existing footprint, as well as outside of the states in which we currently operate. Each target acquisition is evaluated within strict criteria and our disciplined approach to evaluating opportunities seeks to ensure that we pursue only those acquisitions that possess a consistent asset profile, significant upside, and have the potential to drive positive cash flow per ordinary share accretion. In addition, we also consider the emissions profiles of target acquisitions in our evaluations. Volatile commodity price environments and recent industry consolidations create market opportunities to build on our strategy of value-accretive acquisitions as other companies seek exit strategies to divest non-core assets creating the necessary capital to drill and develop their core leasehold positions. We continue to explore opportunities and anticipate being active in a strong M&A market consistent with our proven strategy and successful track record of integrating and optimizing newly acquired assets.
Our Capital Expenditure Program and Liquidity
The majority of our ongoing capital expenditures are focused on our midstream operations, which includes pipelines and compression, while the remaining capital expenditures are focused on production optimization, emissions reductions initiatives, well retirement expansion, fleet, technology, upstream operations, and when prudent, may include development activities targeted at replacing production. Given our operational focus to acquire and operate mature conventional wells and unconventional wells with a shallow decline rate, we do not incur the significant capital expenditures associated with drilling and completion activities that would typically be incurred by other development focused exploration and production companies.
In 2023, we paid an annual dividend of $3.50 per ordinary share which represents a 3% increase from 2022, resulting in a payment of an aggregate total amount of approximately $168 million in dividends during 2023. In conjunction with the Oaktree Acquisition and following the Company's capital allocation policy review, on March 19, 2024, our Board recommended a dividend of $0.29 per ordinary share quarterly, or $1.16 per ordinary share annually. There can be no guarantee we will continue to pay dividends in amounts consistent with historical practice or at all.
We continue to seek to generate and increase free cash flow. We plan to maintain our hedging strategy and take advantage of market opportunities to raise the floor price of our risk management program. We will seek to retain our strategic advantages in purposeful growth through a disciplined capital expenditure program that continues to secure relatively low-cost financing that supports acquisitive growth while maintaining low leverage and ample liquidity. In addition, we intend to remain proactive in our sustainability endeavors by continuing to include sustainability initiatives in future capital allocation decisions.

Recent Developments
Pending Acquisition
On January 24, 2025, we entered into a definitive agreement (the “Merger Agreement”) to acquire Maverick. Under the terms and subject to the conditions in the Merger Agreement, we will acquire Maverick through a merger of a newly formed indirect subsidiary with and into Maverick, with Maverick surviving the merger as one of our indirect subsidiaries. The total consideration of approximately $1,275 million is expected to consist of the assumption of approximately $700 million of Maverick debt outstanding, approximately $207 million in cash (generated from an asset-backed securitized amortizing note we intend to issue and other borrowings under the New Credit Facility (as defined below)), and the issuance by us of approximately 21.2 million ordinary shares to the unitholders of Maverick valued at approximately $345 million at signing of the Merger Agreement, with the mix of ordinary shares and cash subject to adjustment based on the outstanding amount drawn on Maverick’s reserve-based credit facility at the closing of the Pending Acquisition. The Pending Acquisition is expected to close during the first half of 2025. Completion of the Pending Acquisition is subject to customary closing conditions, including, among others, regulatory clearance and approval by our shareholders for the issue and allotment of the ordinary shares pursuant to the Merger Agreement. Accordingly, we can offer no assurance that we will complete the Pending Acquisition. See the risk factors included in Appendix 1 of Exhibit 99.2 in our report on Form 6-K, furnished to the SEC on January 27, 2025, which is incorporated by reference herein. The consummation of this offering is not conditioned upon the completion of the Pending Acquisition, and the completion of the Pending Acquisition is not conditioned upon the consummation of this offering.
The following table provides certain unaudited financial and operational information of the Company and Maverick for the twelve months ended September 30, 2024. The financial and operational information for the Company and Maverick is not intended to be added together or represent the results of the combined company if the Pending Acquisition is completed.

($ rounded in millions)	Diversified Energy	Maverick
Production (MMcfe/d)	~850	~350
Commodity Mix	~85% Natural Gas ~15% Liquids	~45% Natural Gas ~55% Liquids
Total Revenue	~$755	~$880
Total Revenue, Inclusive of Settled Hedges(1)	~$939	~$896
Net Income	~$195	~$126
Adjusted EBITDA(2)	~$555	~$381
Net cash provided by operating activities	~$385	~$279
Free Cash Flow(3)	~$220	~$123
EV/EBITDA(4)	4.5x	3.3x
Leverage(5)	2.9x	1.8x

All amounts in table above are approximate.
(1)
Total revenue, inclusive of settled hedges, includes the impact of derivatives settled in cash. See the subsection titled “Summary Consolidated Financial and Other Data—Non-IFRS and Non-GAAP Financial Measures” for more information.

(2)
Adjusted EBITDA presented for the twelve-month period ended September 30, 2024; Adjusted EBITDA for Diversified Energy includes the annualized effect of acquisitions (excluding the East Texas Acquisition) performed during the measurement period; Adjusted EBITDA for Maverick excludes certain non-recurring items primarily relating to restructuring and other transactional costs and is not adjusted for the divestiture of East Texas Assets subsequent to the measurement period. See the subsection titled “Summary Consolidated Financial and Other Data—Non-IFRS and Non-GAAP Financial Measures” for more information.

(3)
Free Cash Flow represents net cash provided by operating activities less expenditures on natural gas and oil properties and equipment and cash paid for interest. See the subsection titled “Summary Consolidated Financial and Other Data—Non-IFRS and Non-GAAP Financial Measures” for more information.

(4)
Company Enterprise Value / Adjusted EBITDA (“EV/EBITDA”) calculated using Pro Forma Adjusted EBITDA for the twelve-month period ended September 30, 2024 and enterprise value (“EV”) as of January 17, 2025; Maverick EV/EBITDA multiple based on gross Acquisition value divided by the Acquisition’s Adjusted EBITDA for the twelve-month period ended September 30, 2024.

(5)
Leverage is measured as Net Debt divided by Adjusted EBITDA; as used herein, Net Debt represents total debt as recognized on the balance sheet, less cash and restricted cash at September 30, 2024. See the subsection titled “Summary Consolidated Financial and Other Data—Non-IFRS and Non-GAAP Financial Measures” for more information.

Upon completion of the Pending Acquisition, our Board will consist of eight directors, six of whom are members of our current Board and two of whom will be designated by EIG. Mr. Hutson will continue to serve as Chief Executive Officer and as a member of our Board, and our current Chair of our Board, David Johnson, will continue to serve as the Chair of our Board.
Due to other commitments, Ms. Sylvia Kerrigan resigned from our Board as of January 27, 2025. Ms. Kerrigan, who has been a member of our Board since 2021, is leaving our Board in good standing and under amicable terms. Current Board and Remuneration Committee member, Mr. David Turner, was appointed as the Chairman of the Remuneration Committee and joined the Nomination and Governance Committee of the Board effective January 28, 2025. Additionally, Ms. Sandra Stash was appointed lead independent director effective January 28, 2025.
Preliminary 2024 Results
On February 11, 2025, we announced a trading update regarding certain operational and financial information for the quarter and year ended December 31, 2024, including:
•	Full-year 2024 average production of 791 MMcfepd (132 Mboepd)
○	Fourth quarter 2024 average production of 843 MMcfepd (141 Mboepd)
○	December 2024 exit rate of 864 MMcfepd (144 Mboepd)
•	Full-year 2024 Adjusted EBITDA(a) range of $470-$475 million; Adjusted Free Cash Flow(b) range of $210-$215 million
•	Full-year 2024 Adjusted EBITDA Margin(a) of 50% and TTM 2024 Adjusted Free Cash Flow Yield(b) of 33%
○	Full-year 2024 Total Revenue, Inclusive of Settled Hedges per Unit(c) of $3.21/Mcfe ($19.28/Boe)
○	Full-year 2024 Adjusted Operating Cost per Unit(d) of $1.70/Mcfe ($10.22/Boe)
The preliminary financial data included in this prospectus supplement has been prepared by, and is the responsibility of, the Company’s management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled, nor applied agreed-upon procedures with respect to the preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. These estimates are preliminary and inherently uncertain. Our normal reporting processes with respect to the foregoing preliminary estimates have not been fully completed. Accordingly, we do not have the necessary information to present the comparable IFRS financial measures because the comparable IFRS financial measures will not be accessible until the Company's audited financial results for the year ended December 31, 2024 are complete. The Company will include the comparable IFRS financial measures and reconciliations of the non-IFRS financial measures in its release of full-year results. Our independent auditors have not completed an audit or review of such preliminary estimates. During the course of our and their review of these preliminary estimates, we could identify items that would require us to make adjustments and that may affect our final results, until completion and publication of our audited financial statements for the year ended December 31, 2024, and such changes could be material. These preliminary estimates should not be viewed as indicative of our financial condition or results of operations as of or for any future period. Actual results could differ from the estimates, trends and expectations discussed herein, and such differences could be material. See the subsection titled “Summary Consolidated Financial and Other Data—Non-IFRS and Non-GAAP Financial Measures” for reconciliations.
(a)
Adjusted EBITDA represents earnings before interest, taxes, depletion, and amortization, and includes adjustments for items that are not comparable period-over-period; As presented, Adjusted EBITDA excludes the impact of the accounting basis for land sales; Adjusted EBITDA Margin represents Adjusted EBITDA (excluding the adjustment for the accounting basis on land sales) as a percent of Total Revenue, Inclusive of Settled Hedges; For purposes of comparability, Adjusted EBITDA Margin excludes Other Revenue of $16 million in 2024 and $28 million in 2023, and Lease Operating Expense of $19 million in 2024 and $21 million in 2023 associated with our wholly owned plugging subsidiary, NLE.

(b)
Free Cash Flow represents net cash provided by operating activities less expenditures on natural gas and oil properties and equipment and cash paid for interest; As used herein, Adjusted Free Cash Flow represents Free Cash Flow, plus cash proceeds from undeveloped acreage sales; Adjusted Free Cash Flow Yield is calculated using 2024 Adjusted Free Cash Flow per share, divided by the 2024 average ordinary share price of $13.47; Adjusted Free Cash Flow per Share calculated as Adjusted Free Cash Flow divided by average ordinary shares outstanding of 48,031,916 during the period.

(c)	Includes the impact of derivatives settled in cash; For purposes of comparability, excludes certain amounts related to our wholly owned plugging subsidiary, NLE.
(d)
Adjusted Operating Cost represents total lease operating costs plus recurring administrative costs. Total lease operating costs include base lease operating expense, owned gathering and compression (midstream) expense, third-party gathering and transportation expense, and production taxes. Recurring administrative expenses (Adjusted G&A) is a non-IFRS financial measure defined as total administrative expenses excluding non-recurring acquisition & integration costs and non-cash equity compensation; For purposes of comparability, excludes certain amounts related to our wholly owned plugging subsidiary, NLE.

Other Recent Developments
We received binding commitments for $900 million on a new upsized $1.5 billion, four-year credit facility (the “New Credit Facility”). The New Credit Facility will replace, and is expected to be secured by the collateral that secures, our existing Credit Facility and Maverick’s RBL. We expect to use borrowings under the New Credit Facility to fund the cash consideration in the Pending Acquisition and to refinance Maverick’s outstanding debt being assumed in the Pending Acquisition. Completion of the New Credit Facility is subject to customary closing conditions.
Additionally, the Company intends to undertake potential refinancings related to other credit products outside of the Company’s credit facility. We can offer no assurance that we will be successful in entering into the New Credit Facility or any refinancings. In the event that the Pending Acquisition does not close, we expect that we would not enter into the New Credit Facility. The consummation of this offering is not conditioned upon our entering into the New Credit Facility, and our entering into the New Credit Facility is not conditioned upon the consummation of this offering.
In September 2024, we issued Class A and Class B asset-backed securities (collectively the “ABS IX Notes”) with a total principal amount of $76.5 million. The Class A Notes were issued with a total principal amount of $71 million, while the Class B Notes were issued with a total principal amount of $5.5 million. The proceeds from these issuances were used to repay the outstanding principal of the ABS Warehouse Facility, effectively retiring it from our outstanding debt and resulting in a loss on the early retirement of debt amounting to $1.6 million. The Class A Notes carry an annual interest rate of 6.555% and have an amortizing maturity date of December 2034. The Class B Notes carry an annual interest rate of 11.235% and have an amortizing maturity date of September 2030. Both interest and principal payments on the ABS IX Notes are made on a monthly basis.
In December 2024, we entered into an agreement to sell certain undeveloped acreage to a third party for approximately $30 million, expected to close in the first half of 2025. In December 2024, we entered into an agreement to buy producing assets from a third party for $45 million, expected to close in February 2025. In December 2024, we entered into a letter of intent to acquire approximately 1,000 miles of pipeline and associated obligations for which we will receive payment of approximately $18 million. Further, in October 2024, we agreed to complete a pipeline swap with a third party, which is expected to close in February 2025, and we expect to pay approximately $11 million for this swap.
East Texas Acquisition
On October 30, 2024, we completed the East Texas Acquisition of operated natural gas and oil properties and related infrastructure located within East Texas for a total purchase price to us of $69 million before customary purchase price adjustments, consisting of 2,342,445 ordinary shares and cash consideration of $41 million. Concurrently with the East Texas Acquisition, we entered into an agreement with an active third-party development company with operations in the area, pursuant to which such development company purchased the rights to approximately 95% of the undeveloped acreage included in the East Texas Assets for approximately $19 million, and we retained a minority 5% undivided interest in such undeveloped acreage.
Crescent Pass Acquisition
On August 15, 2024, we completed our $101 million acquisition of operated natural gas and oil properties and related infrastructure in the East Texas area of the Central Region from Crescent Pass (the “Crescent Pass Acquisition”), which was funded through a combination of the issuance of approximately 2.2 million ordinary shares to a holder designated by Crescent Pass and $71 million in cash from borrowings under a senior secured bank facility supported by the acquired assets and under our Credit Facility.
Oaktree Acquisition
On June 6, 2024, we completed our acquisition of Oaktree’s proportionate working interest in certain assets within the Company’s Central Region. The gross purchase price for the acquisition from Oaktree was $410 million, and after customary purchase price adjustments, the net purchase price was approximately $377 million.

Summary of Risk Factors
Investing in our ordinary shares involves risks. You should carefully consider the risks described in the section titled “Risk Factors” in this prospectus supplement and the accompanying base prospectus, and the section titled “Strategic Report—Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2023, and the risk factors included in Appendix 1 of Exhibit 99.2 in our report on Form 6-K, furnished to the SEC on January 27, 2025, which are each incorporated by reference herein and our other filings with the SEC that are incorporated by reference in this prospectus supplement, before making a decision to invest in our ordinary shares. Risks relating to the Pending Acquisition, our ordinary shares and this offering include, but are not limited to, the following:
•	Volatility and future decreases in natural gas, NGLs and oil prices could materially and adversely affect our business, results of operations, financial condition, cash flows or prospects.
•	We face production risks and hazards that may affect our ability to produce natural gas, NGLs and oil at expected levels, quality and costs that may result in additional liabilities to us.
•	The levels of our natural gas and oil reserves and resources, their quality and production volumes may be lower than estimated or expected.
•	The present value of future net cash flows from our reserves, or PV-10, will not necessarily be the same as the current market value of our estimated natural gas, NGL and oil reserves.
•	We may face unanticipated increased or incremental costs in connection with decommissioning obligations such as plugging.
•	We may not be able to keep pace with technological developments in our industry or be able to implement them effectively.
•
Deterioration in the economic conditions in any of the industries in which our customers operate, a domestic or worldwide financial downturn, or negative credit market conditions could have a material adverse effect on our liquidity, results of operations, business and financial condition that we cannot predict.

•	Our operations are subject to a series of risks relating to climate change.
•
We rely on third-party infrastructure such as TC Energy (formerly TransCanada), Enbridge, CNX, Dominion Energy Transmission, Enlink, Williams and MarkWest Energy Partners, L.P. that we do not control and/or, in each case, are subject to tariff charges that we do not control.

•
Failure by us, our contractors or our primary offtakers to obtain access to necessary equipment and transportation systems could materially and adversely affect our business, results of operations, financial condition, cash flows or prospects.

•	A portion of our equipment has substantial prior use and significant expenditure may be required to maintain operability and operations integrity.
•
We depend on our directors, key members of management, independent experts, technical and operational service providers and on our ability to retain and hire such persons to effectively manage our growing business.

•	We may face unanticipated water and other waste disposal costs.
•	We may incur significant costs and liabilities resulting from performance of pipeline integrity programs and related repairs.
•	Inflation may adversely affect us by limiting our ability to enter into future debt financing.
•	There are risks inherent in our acquisitions of natural gas and oil assets.
•	We may not have good title to all our gas and oil leases and midstream infrastructure.
•	Restrictions in our existing and future debt agreements could limit our growth and our ability to engage in certain activities.

•
The securitizations of our limited purpose, bankruptcy-remote, wholly owned subsidiaries may expose us to financing and other risks, and there can be no assurance that we will be able to access the securitization market in the future, which may require us to seek more costly financing.

•	We are subject to regulation and liability under environmental, health and safety regulations, the violation of which may affect our financial condition and operations.
•	Our operations are dependent on our compliance with obligations under permits, licenses, contracts and field development plans.
•	Our operations are subject to the risk of litigation.
•	The price of our ordinary shares may be volatile and may fluctuate due to factors beyond our control.
•	The dual listing of our ordinary shares may adversely affect the liquidity and value of our ordinary shares.
•	Failure to comply with requirements to design, implement and maintain effective internal control over financial reporting could have a material adverse effect on our business.
•	We are subject to certain tax risks, including changes in tax legislation in the United Kingdom and the United States.
•	We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.
•	Future sales, or the possibility of future sales, of a substantial number of our ordinary shares could adversely affect the price of our ordinary shares.
•	If you purchase ordinary shares in this offering, you will suffer immediate dilution of your investment.
•	There is no guarantee that we will continue to pay dividends on our ordinary shares in the future and the amount of any such dividends may vary significantly from period to period.
•	Our actual results of operations may differ materially from the unaudited pro forma condensed combined financial information included in this prospectus supplement.
•
The completion of the Pending Acquisition is subject to the satisfaction (or waiver, if applicable) of certain conditions; and if the Pending Acquisition is not completed because any of the conditions are not satisfied (or waived, if applicable), we will not realize the expected benefits of the Pending Acquisition.

Corporate Information
We were incorporated as a public limited company with the legal name Diversified Gas & Oil plc under the laws of the United Kingdom on July 31, 2014 with the company number 09156132. On May 6, 2021, we changed our company name to Diversified Energy Company PLC.
Our registered office is located at 4th Floor Phoenix House, 1 Station Hill, Reading, Berkshire United Kingdom, RG1 1NB. In February 2017, our ordinary shares were admitted to trading on the Alternative Investment Market of the LSE under the ticker “DGOC.” In May 2020, our ordinary shares were admitted to listing on the Official List of the United Kingdom Financial Conduct Authority and to trading on the Main Market of the LSE. With the change in corporate name in 2021, our ordinary shares listed on the LSE began trading under the new ticker “DEC.” In December 2023, our ordinary shares were admitted to trading on the NYSE under the ticker “DEC.”
Our principal executive offices are located at 1600 Corporate Drive, Birmingham, Alabama 35242, and our telephone number at that location is +1 (205) 408-0909. Our website address is www.div.energy. The information contained on, or that can be accessed from, our website does not form part of this prospectus supplement. We have included our website address solely as an inactive textual reference.

Implications of Being a Foreign Private Issuer
Our status as a foreign private issuer exempts us from compliance with certain laws and regulations of the SEC and certain regulations of the NYSE. Consequently, we are not subject to all of the disclosure requirements applicable to U.S. public companies. For example, we are exempt from certain rules under the U.S. Securities and Exchange Act of 1934, as amended (“Exchange Act”), that regulate disclosure obligations and procedural requirements related to the solicitation of proxies, consents or authorizations applicable to a security registered under the Exchange Act. In addition, our executive officers and directors are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of our securities. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. public companies. Accordingly, there may be less publicly available information concerning the Company than there is for U.S. public companies.
In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation FD (Fair Disclosure) of the Exchange Act, aimed at preventing issuers from making selective disclosures of material information.
We may take advantage of these exemptions until such time as we no longer qualify as a foreign private issuer. In order to maintain our current status as a foreign private issuer, either a majority of our outstanding voting securities must be directly or indirectly held of record by non-residents of the United States, or, if a majority of our outstanding voting securities are directly or indirectly held of record by residents of the United States, a majority of our executive officers or directors may not be United States citizens or residents, more than 50% of our assets cannot be located in the United States and our business must be administered principally outside the United States.
We have taken advantage of certain of these reduced reporting and other requirements in this prospectus supplement. Accordingly, the information contained herein may be different from the information you receive from other public companies in the United States in which you may hold equity securities.

The Offering
Issuer
Diversified Energy Company PLC
Ordinary shares offered by us
8,500,000 ordinary shares. (9,350,000 ordinary shares if the underwriters exercise in full their 30-day over-allotment option to purchase additional ordinary shares from us).
Public offering price per ordinary share
$    .
Ordinary shares outstanding prior to this offering
51,295,942 ordinary shares.
Ordinary shares outstanding immediately after this offering
59,795,942 ordinary shares (60,645,942 ordinary shares if the underwriters exercise in full their 30-day over-allotment option to purchase additional ordinary shares from us).
Use of proceeds
We estimate that we will receive net proceeds from this offering of approximately $   , after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to repay a portion of the debt expected to be incurred by us in connection with the Pending Acquisition. In the event that the Pending Acquisition does not close, we intend to use the net proceeds from this offering to repay debt and for general corporate purposes. The consummation of this offering is not conditioned upon the completion of the Pending Acquisition. See “Use of Proceeds” and “Underwriting (Conflicts of Interest).”
Risk factors
Investing in our ordinary shares involves a high degree of risk. Please see the section titled “Risk Factors” in this prospectus supplement and the accompanying base prospectus and the other information included or incorporated by reference in this prospectus supplement or the accompanying base prospectus for a discussion of factors you should carefully consider before investing in our ordinary shares.
Conflicts of interest
Affiliates of Citigroup Global Markets, Inc. and Mizuho Securities USA LLC are lenders under our Credit Facility and are expected to be lenders under the New Credit Facility at closing of the Pending Acquisition and may receive 5% or more of the net proceeds of this offering to the extent net proceeds are used to repay borrowings under the Credit Facility or New Credit Facility, as applicable. Accordingly, Citigroup Global Markets, Inc. and Mizuho Securities USA LLC are deemed to have a “conflict of interest” under FINRA Rule 5121. This offering is being made in compliance with the requirements of FINRA Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with this offering as a “bona fide public market,” as defined in Rule 5121, exists for our ordinary shares. See “Use of Proceeds” and “Underwriting (Conflicts of Interest).”

Trading symbol
Our ordinary shares are listed on the NYSE and the LSE under the symbol “DEC.”
Transfer agent
Computershare Trust Company, N.A. is the transfer agent of our ordinary shares.
The number of our ordinary shares to be outstanding immediately after this offering is based on 51,295,942 ordinary shares outstanding as of December 31, 2024, and excludes:
•
ordinary shares issuable upon the exercise of options outstanding under our 2017 Equity Incentive Plan as of December 31, 2024 at a weighted-average exercise price of £17.33 ($22.15) per ordinary share;

•	ordinary shares reserved for future issuance under our 2017 Equity Incentive Plan as of December 31, 2024; and
•	approximately 21.2 million ordinary shares reserved for issuance as part of the consideration in the Pending Acquisition.
Unless otherwise indicated, all information in this prospectus supplement assumes or gives effect to:
•	no exercise of the outstanding options described above after December 31, 2024; and
•	no exercise by the underwriters of their over-allotment option to purchase up to an additional 850,000 ordinary shares in this offering.

Summary Consolidated Financial and Other Data
We prepare our consolidated financial statements in accordance with IFRS as issued by the IASB. The following summary historical consolidated financial data as of December 31, 2023 and 2022, and for the years ended December 31, 2023, 2022 and 2021, has been derived from our audited consolidated financial statements and related notes included in our annual report on Form 20-F for the year ended December 31, 2023, filed with the SEC on March 19, 2024, and the following summary historical consolidated financial data as of June 30, 2024 and for the six months ended June 30, 2024 and 2023, has been derived from our unaudited interim consolidated financial statements and related notes included in our report on Form 6-K furnished to the SEC on August 15, 2024, which are incorporated by reference herein. Our historical results for any prior period are not necessarily indicative of results expected in any future period and our interim period results are not necessarily indicative of results expected for the full year ended December 31, 2024 nor any future periods.
The financial data set forth below should be read in conjunction with, and is qualified by reference to, the sections titled “Strategic Report—Financial Review” and “Group Financial Statements,” in each case included in our annual report on Form 20-F for the year ended December 31, 2023, and our unaudited interim consolidated financial statements and related notes included in our report on Form 6-K furnished to the SEC on August 15, 2024, which are incorporated by reference herein.
Consolidated Statement of Comprehensive Income

	Six Months Ended		Years Ended
(In thousands, except per share and per unit data)	June 30, 2024	June 30, 2023	December 31, 2023	December 31, 2022	December 31, 2021
	(Unaudited)
Revenue	$368,674	$487,305	$868,263	$1,919,349	$1,007,561
Operating expense	(196,112)	(227,299)	(440,562)	(445,893)	(291,213)
Depreciation, depletion and amortization	(119,220)	(115,036)	(224,546)	(222,257)	(167,644)
Gross profit	53,342	144,970	203,155	1,251,199	548,704
General and administrative expense	(58,326)	(55,156)	(119,722)	(170,735)	(102,326)
Allowance for expected credit losses	—	—	(8,478)	—	4,265
Gain (loss) on natural gas and oil property and equipment	7,210	7,729	24,146	2,379	(901)
Gain (loss) on sale of equity interest	—	—	18,440	—	—
Unrealized gain (loss) on investment	2,433	—	4,610	—	—
Gain (loss) on derivative financial instruments	(2,268)	812,113	1,080,516	(1,758,693)	(974,878)
Gain on bargain purchases	—	—	—	4,447	58,072
Impairment of proved properties	—	—	(41,616)	—	—
Operating profit (loss)	2,391	909,656	1,161,051	(671,403)	(467,064)
Finance costs	(60,581)	(67,736)	(134,166)	(100,799)	(50,628)
Accretion of asset retirement obligation	(14,667)	(13,991)	(26,926)	(27,569)	(24,396)
Gain (loss) on debt cancellation	(10,649)	—	—	—	—
Other income (expense)	1,254	327	385	269	(8,812)
Income (loss) before taxation	(82,252)	828,256	1,000,344	(799,502)	(550,900)
Income tax benefit (expense)	97,997	(197,324)	(240,643)	178,904	225,694
Net income (loss)	15,745	630,932	759,701	(620,598)	(325,206)
Other comprehensive income (loss)	(1,905)	(88)	(270)	940	51
Total comprehensive income (loss)	$13,840	$630,844	$759,431	$(619,658)	$(325,155)
Comprehensive income (loss) attributable to:
Diversified Energy Company PLC	15,061	629,985	758,018	(625,410)	(325,509)
Non-controlling interest	684	947	1,683	4,812	303
Total comprehensive income (loss)	$15,745	$630,932	$759,701	$(620,598)	$(325,206)
Earnings (loss) per ordinary share-basic	$0.32	$13.60	$16.07	$(14.82)	$(8.20)
Earnings (loss) per ordinary share-diluted	$0.32	$13.43	$15.95	$(14.82)	$(8.20)
Weighted average shares outstanding-basic	47,202	46,303	47,165	42,204	39,677
Weighted average shares outstanding-diluted	47,561	46,892	47,514	42,204	39,677

Consolidated Statement of Financial Position

	As of
(In thousands)	June 30, 2024	December 31, 2023	December 31, 2022
	(Unaudited)
Assets
Total non-current assets	$3,527,501	$3,169,424	$3,476,706
Cash and cash equivalents	3,483	3,753	7,329
Total current assets(1)	285,479	300,845	354,222
Total assets	$3,816,463	$3,474,022	$3,830,928
Equity and Liabilities
Total equity	$548,298	$598,410	$(137,724)
Total non-current liabilities	2,610,176	2,237,172	2,837,022
Total current liabilities	657,989	638,440	1,131,630
Total liabilities	$3,268,165	$2,875,612	$3,968,652
Total equity and liabilities	$3,816,463	$3,474,022	$3,830,928

(1)	Excludes cash and cash equivalents.
Consolidated Statement of Cash Flows

	Six Months Ended		Years Ended
(In thousands)	June 30, 2024	June 30, 2023	December 31, 2023	December 31, 2022	December 31, 2021
	(Unaudited)
Statement of Cash Flows Data:
Capital expenditures(1)	$(20,848)	$(32,332)	$(74,252)	$(86,079)	$(50,175)
Net cash provided by (used in):
Operating activities	$160,810	$172,566	$410,132	$387,764	$320,182
Investing activities	(183,648)	(250,017)	(239,369)	(386,457)	(627,712)
Financing activities	22,568	74,330	(174,339)	(6,536)	318,709

(1)	Included within investing activities.
Summary Production and Reserves Data
Summary reserve data based on SEC Pricing
The following table provides production, reserves, PV-10 and the Standardized Measure of the Company and Maverick as of December 31, 2023. Reserves, Standardized Measure and PV-10 in the table below are calculated using SEC rules regarding reserve reporting currently in effect, including the use of an average price, calculated as prices equal to the 12-month unweighted arithmetic average of the first day of the month prices for each of the preceding 12 months as adjusted for location and quality differentials, unless prices are defined by contractual arrangements, excluding escalations based on future conditions (“SEC Pricing”). The production and reserves information for the Company and Maverick is not intended to be added together or represent the results of the combined company if the Pending Acquisition is completed.

	Diversified Energy	Maverick
Estimated Proved Reserves(1)
Natural gas (MMcf)	3,200,044	753,600
Natural gas liquids (MBbl)	95,701	67,198
Oil (MBbl)	12,616	93,956
Total (MMcfe)(2)	3,849,946	1,720,524

	Diversified Energy	Maverick
Estimated Proved Developed Reserves(1)
Natural gas (MMcf)	3,184,499	611,472
Natural gas liquids (MBbl)	94,391	58,240
Oil (MBbl)	12,380	75,236
Total (MMcfe)(2)	3,825,125	1,412,328
Standardized measure of discounted future net cash flows	$1,745,536	$2,010,347
PV-10 of Total Proved Reserves(3)	$2,139,690
PV-10 of PDP Only(3)	$2,114,909

(1)
The historical SEC reserves, PV-10 and Standardized Measure of the Company and the historical SEC reserves and Standardized Measure of Maverick were calculated using SEC Pricing. For natural gas volumes, the average Henry Hub spot price was adjusted for gravity, quality, local conditions, gathering and transportation fees, and distance from market. For oil and NGL volumes, the average WTI price as of December 31, 2023, was similarly adjusted for gravity, quality, local conditions, gathering and transportation fees, and distance from market. All prices are held constant throughout the lives of the properties.

(2)	Assumes a ratio of six Mcf of natural gas per Bbl.
(3)
The PV-10 of proved reserves as of December 31, 2023, was prepared without giving effect to taxes or hedges. PV-10 is a non-GAAP and non-IFRS financial measure and generally differs from the “standardized measure of future net cash flows,” the most directly comparable GAAP financial measure, because it does not include the effects of income taxes on future net cash flows. We believe that the presentation of PV-10 is relevant and useful to our investors as supplemental disclosure to the standardized measure because it presents the discounted future net cash flows attributable to our reserves prior to taking into account future corporate income taxes and our current tax structure. While the standardized measure is dependent on the unique tax situation of each company, PV-10 is based on a pricing methodology and discount factors that are consistent for all companies. Because of this, PV-10 can be used within the industry and by creditors and securities analysts to evaluate estimated net cash flows from proved reserves on a more comparable basis. Investors should be cautioned that neither PV-10 nor the standardized measure represents an estimate of the fair market value of our proved reserves. See the subsection titled “—Non-IFRS and Non-GAAP Financial Measures.”

Non-IFRS and Non-GAAP Financial Measures
Certain key operating metrics that are not defined under IFRS or GAAP (alternative performance measures) are included in this prospectus supplement. These non-IFRS and non-GAAP financial measures are used by us to monitor the underlying business performance of the Company and Maverick from period to period and to facilitate comparison with our peers. Since not all companies calculate these or other non-IFRS and non-GAAP metrics in the same way, the manner in which we have chosen to calculate the non-IFRS and non-GAAP metrics presented herein may not be compatible with similarly defined terms used by other companies. The non-IFRS and non-GAAP metrics should not be considered in isolation of, or viewed as substitutes for, the financial information prepared in accordance with IFRS and GAAP. Certain of the key operating metrics are based on information derived from our regularly maintained records and accounting and operating systems.
Adjusted EBITDA
As used herein, EBITDA represents earnings before interest, taxes, depletion, depreciation and amortization. Adjusted EBITDA includes adjusting for items that are not comparable period-over-period for both Diversified Energy and Maverick. For Diversified Energy, these items include accretion of asset retirement obligation, other (income) expense, loss on joint and working interest owners receivable, gain on bargain purchases, (gain) loss on fair value adjustments of unsettled financial instruments, (gain) loss on natural gas and oil property and equipment, costs associated with acquisitions, other adjusting costs, non-cash equity compensation, (gain) loss on foreign currency hedge, net (gain) loss on interest rate swaps and items of a similar nature. For Maverick, these items include loss (gain) on commodity derivative instruments, commodity derivative instrument settlement payments, depletion, depreciation, and amortization expense, impairment of oil and natural gas properties, interest expense, restructuring costs, gain on sale of assets, income tax expense (benefit), other income, net and transaction, integration and other costs. Adjusted EBITDA should not be considered in isolation or as a substitute for operating profit or loss, net income or loss, or cash flows provided by operating, investing, and financing activities. However, we believe such a measure is useful to an investor in evaluating our financial performance because it (1) is widely used by investors in the natural gas and oil industry as an indicator of underlying business performance; (2) helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement; (3) is used in the calculation of a key metric in one of our Credit Facility financial covenants; and (4) is used by us as a performance measure in determining executive compensation.
Per-Unit Adjusted EBITDA Margin
As used herein per-unit adjusted EBITDA margin represents the amount of Adjusted EBITDA per unit of production.
Diversified Energy
The following table presents a reconciliation of the IFRS financial measure of Net Income (Loss) to Adjusted EBITDA and per-unit adjusted EBITDA margin for each of the periods listed:

	For the Twelve Months Ended
Amounts in 000's	September 30, 2024	December 31, 2023
Income (loss) available to ordinary shareholders after taxation	$194,559	$759,701
Finance costs	134,173	134,166
Accretion of asset retirement obligation	28,639	26,926
Other (income) expense	(1,022)	(385)
Income tax (benefit) expense	43,806	240,643
Depreciation, depletion and amortization	237,704	224,546
Gain on bargain purchase	—	—
(Gain) loss on fair value adjustments of unsettled financial instruments	(264,130)	(905,695)
(Gain) loss on natural gas and oil properties and equipment(a)	1,779	20
(Gain) loss on sale of equity interest	(18,440)	(18,440)
Unrealized (gain) loss on investment	(7,043)	(4,610)
Impairment of proved properties	41,616	41,616
Costs associated with acquisitions	13,191	16,775
Other adjusting costs(b)	27,684	17,794
Loss on early retirement of debt	12,284	—
Non-cash equity compensation	8,234	6,494
(Gain) on foreign currency hedge	—	521
(Gain) loss on interest rate swap	(200)	2,722
Total Adjustments	258,275	(216,907)
Adjusted EBITDA	$452,834	$542,794
Pro forma TTM adjusted EBITDA(c)	$555,456	$549,258

Adjusted EBITDA	$452,834	$542,794
Total Production (MMcfe)	283,474	299,632
Per-unit adjusted EBITDA margin ($/Mcfe)	$1.60	$1.81

(a)	Excludes (gain) loss on leasehold sales.
(b)
Other adjusting costs for the year ended December 31, 2023 were primarily associated with legal and professional fees related to the U.S. listing, legal fees for certain litigation, and expenses associated with unused firm transportation agreements.

(c)
Pro forma TTM adjusted EBITDA includes adjustments for respective twelve month periods to pro forma results for the full twelve-month impact of intra-period acquisitions (September 30, 2024: Oaktree and Crescent Pass Energy; September 30, 2023: Tanos Energy Holdings II LLC; December 31, 2023: Tanos Energy Holdings II LLC).

Maverick Natural Resources
The following table presents a reconciliation of the GAAP financial measure of Net Income (Loss) to Adjusted EBITDA and per-unit adjusted EBITDA margin for each of the periods listed:

	For the Twelve Months Ended
Amounts in 000's	September 30, 2024	December 31, 2023
Net Income (Loss)	$126,448	$256,281
Loss (gain) on commodity derivative instruments	(170,953)	(145,934)
Commodity derivative instrument settlement payments	16,020	(46,722)
Depletion, depreciation, and amortization expense	177,793	166,488
Impairment of oil and natural gas properties	114,958	66,785
Interest expense	83,924	62,176
Restructuring costs	8,853	1,631
Gain on sale of assets	(2,274)	(1,090)
Income tax expense (benefit)	1,168	604
Other income, net	(2,968)	(1,130)
Transaction, integration and other costs	28,311	29,037
Total Adjustments	254,832	131,845
Adjusted EBITDA	$381,280	$388,126

Adjusted EBITDA	$381,280	$388,126
Total Production (MMcfe)	129,982	145,517
Per-unit adjusted EBITDA margin ($/Mcfe)	$2.93	$2.67

Net Debt and Net Debt-to-Adjusted EBITDA
As used herein, net debt represents total debt as recognized on the balance sheet less cash and restricted cash. Total debt includes our borrowings under the Credit Facility and our borrowings under or issuances of, as applicable, our subsidiaries’ securitization facilities, excluding original issuance discounts and deferred finance costs. We believe net debt is a useful indicator of our leverage and capital structure.
As used herein, net debt-to-adjusted EBITDA, or “leverage” or “leverage ratio,” is measured as net debt divided by adjusted trailing twelve-month EBITDA. We believe that this metric is a key measure of our financial liquidity and flexibility and is used in the calculation of a key metric in one of our Credit Facility financial covenants.
The following tables presents a reconciliation of the IFRS and GAAP financial measure of Total Non-Current Borrowings to the non-IFRS and non-GAAP financial measure of Net Debt and a calculation of Net Debt-to-Adjusted EBITDA and Net Debt-to-Pro Forma Adjusted EBITDA for each of the periods listed:
Diversified Energy

	As at
Amounts in 000's	September 30, 2024	December 31, 2023
Total non-current borrowings	$1,486,997	$1,075,805
Current portion of long-term debt	210,213	200,822
LESS: Cash	(9,013)	(3,753)
LESS: Restricted cash	(49,678)	(36,252)
Net Debt	1,638,519	1,236,622
TTM Adjusted EBITDA	452,834	542,794
Pro forma TTM adjusted EBITDA(a)	$555,456	$549,258
Net debt-to-pro forma TTM adjusted EBITDA	2.9x	2.3x

(a)
Pro forma TTM adjusted EBITDA includes adjustments for respective twelve month periods to pro forma results for the full twelve-month impact of intra-period acquisitions (September 30, 2024: Oaktree and Crescent Pass Energy; September 30, 2023: Tanos Energy Holdings II LLC; December 31, 2023: Tanos Energy Holdings II LLC).

Maverick Natural Resources

	As at
Amounts in 000's	September 30, 2024	December 31, 2023
Long-term debt	$657,292	$697,405
Current portion of long-term debt	110,254	113,773
LESS: Cash	(40,137)	(53,263)
LESS: Restricted cash - current	(36,736)	(31,936)
Net Debt	690,673	725,979
TTM Adjusted EBITDA	381,280	388,126
Net debt-to-adjusted EBITDA	1.8x	1.9x

Free Cash Flow
As used herein, free cash flow represents net cash provided by operating activities less expenditures on natural gas and oil properties and equipment and cash paid for interest. We believe that free cash flow is a useful indicator of our ability to generate cash that is available for activities other than capital expenditures. The Company’s Board believes that free cash flow provides investors with an important perspective on the cash available to service debt obligations, make strategic acquisitions and investments, and pay dividends.
The following tables presents a reconciliation of the IFRS and GAAP financial measure of Net Cash from Operating Activities to the non-IFRS and non-GAAP financial measure of Free Cash Flow for each of the periods listed:
Diversified Energy

	For the Twelve Months Ended
Amounts in 000's	September 30, 2024	December 31, 2023
Net cash provided by operating activities	$385,084	$410,132
LESS: Expenditures on natural gas and oil properties and equipment	(49,730)	(74,252)
LESS: Cash paid for interest	(115,769)	(116,784)
Free cash flow	$219,585	$219,096

Maverick Natural Resources

	For the Twelve Months Ended
Amounts in 000's	September 30, 2024	December 31, 2023
Net cash provided by operating activities	$283,317	$308,261
LESS: Expenditures on natural gas and oil properties and equipment	(161,826)	(286,420)
LESS: Cash paid for interest(a)	n/a	n/a
Free cash flow	$121,491	$21,841

(a)	For the periods presented, Cash Paid for Interest is included within the calculation of Maverick Natural Resources’ Net Cash Provided by Operating activities.
Total Revenue, Inclusive of Settled Hedges and Adjusted EBITDA Margin
As used herein, total revenue, inclusive of settled hedges, includes the impact of derivatives settled in cash. We believe that total revenue, inclusive of settled hedges, is a useful because it enables investors to discern our realized revenue after adjusting for the settlement of derivative contracts.
The following table presents a reconciliation of the IFRS financial measure of Total Revenue to the non-IFRS financial measure of Total Revenue, Inclusive of Settled Hedges and a calculation of Adjusted EBITDA Margin for each of the periods listed:

Diversified Energy

	For the Twelve Months Ended
Amounts in 000's	September 30, 2024	December 31, 2023
Total revenue	$754,878	$868,263
Net gain (loss) on commodity derivative instruments(a)	183,876	178,064
Total revenue, inclusive of settled hedges	938,754	1,046,327
Adjusted EBITDA	$452,834	$542,794
Adjusted EBITDA margin	48%	52%
Adjusted EBITDA Margin, exclusive of Next LVL Energy	49%	53%

(a)
Net gain (loss) on commodity derivative settlements represents cash (paid) or received on commodity derivative contracts. This excludes settlements on foreign currency and interest rate derivatives as well as the gain (loss) on fair value adjustments for unsettled financial instruments for each of the periods presented.

Maverick Natural Resources

	For the Twelve Months Ended
Amounts in 000's	September 30, 2024	December 31, 2023
Total revenue	$880,107	$977,390
Net gain (loss) on commodity derivative instruments(a)	16,020	(46,722)
Total revenue, inclusive of settled hedges	896,127	930,668
Adjusted EBITDA	$381,280	$388,126
Adjusted EBITDA margin	43%	42%

(a)
Net gain (loss) on commodity derivative settlements represents cash (paid) or received on commodity derivative contracts. This excludes settlements on foreign currency and interest rate derivatives as well as the gain (loss) on fair value adjustments for unsettled financial instruments for each of the periods presented.

PV-10
PV-10 is a non-IFRS and non-GAAP financial measure and generally differs from Standardized Measure, the most directly comparable IFRS and GAAP financial measure, because it does not include the effects of income taxes on future net cash flows. Neither PV-10 nor the Standardized Measure represents an estimate of the fair market value of proved reserves.
The following table presents a reconciliation of the IFRS and GAAP financial measure of Standardized Measure to the non-IFRS and non-GAAP financial measure of PV-10 for the period listed:

As of
December 31, 2023
(In thousands)	Diversified Energy
SEC Pricing(1)
Standardized Measure	$1,745,536
PV of Taxes	394,154
Pre-tax PV-10 (non-GAAP)(2)	$2,139,690

(1)
Diversified Energy's and Maverick’s estimated net proved reserves were determined using average first-day-of-the-month prices for the prior 12 months in accordance with SEC guidance. For natural gas volumes, the average Henry Hub spot price of $2.64 per MMBtu as of December 31, 2023 was adjusted for gravity, quality, local conditions, gathering and transportation fees, and distance from market. For NGLs and oil volumes, the average WTI price of $78.21 per Bbl as of December 31, 2023 was similarly adjusted for gravity, quality, local conditions, gathering and transportation, fees and distance from market. All prices are held constant throughout the lives of the properties.

(2)
The PV-10 of our proved reserves as of December 31, 2023 was prepared without giving effect to taxes or hedges. PV-10 is a non-GAAP and non-IFRS financial measure and generally differs from Standardized Measure, the most directly comparable GAAP financial measure, because it does not include the effects of income taxes on future net cash flows. We believe that the presentation of PV-10 is relevant and useful to our investors as supplemental disclosure to the Standardized Measure because it presents the discounted future net cash flows attributable to our reserves prior to taking into account future corporate income taxes and our current tax structure. While the Standardized Measure is dependent on the unique tax situation of each company, PV-10 is based on a pricing methodology and discount factors that are consistent for all companies. Because of this, PV-10 can be used within the industry and by creditors and securities analysts to evaluate estimated net cash flows from proved reserves on a more comparable basis. Investors should be cautioned that neither PV-10 nor the Standardized Measure represents an estimate of the fair market value of our proved reserves.

RISK FACTORS
An investment in our ordinary shares involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information included in or incorporated by reference in this prospectus supplement and the accompanying base prospectus, including the section titled “Special Note Regarding Forward-Looking Statements” in this prospectus supplement, and the section titled “Strategic Report—Risk Factors” and our audited consolidated financial statements and related notes, in each case included in our annual report on Form 20-F for the year ended December 31, 2023, filed with the SEC on March 19, 2024, our unaudited interim consolidated financial statements and related notes included in our report on Form 6-K furnished to the SEC on August 15, 2024, and the risk factors included in Appendix 1 of Exhibit 99.2 in our report on Form 6-K, furnished to the SEC on January 27, 2025, which are each incorporated by reference herein, before deciding to invest in our ordinary shares. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially and adversely affected by any of the following risks or additional risks and uncertainties that are currently immaterial or unknown. The trading price and value of our ordinary shares could decline due to any of these risks, and you may lose all or part of your investment.
The price of our ordinary shares may be volatile and may fluctuate due to factors beyond our control.
The public offering price for the ordinary shares will be determined through negotiations between the underwriters and us, and may vary from the market price of our ordinary shares following this offering. If you purchase ordinary shares in this offering, you may not be able to resell those ordinary shares at or above the public offering price. The market price of our ordinary shares may fluctuate significantly due to a variety of factors, including:
•	operating results that vary from our financial guidance or the expectations of securities analysts and investors;
•	changes in natural gas, NGL or oil prices;
•	the operating and securities price performance of companies that investors consider to be comparable to us;
•	announcements of strategic developments, acquisitions and other material events by us or our competitors;
•	failure to meet or exceed financial estimates and projections of the investment community or that we provide to the public;
•	initial issuance of new or updated research or reports by securities analysts; changes in government regulations;
•	financing or other corporate transactions;
•	the loss of any of our key personnel;
•	sales of our ordinary shares by us, our executive officers and Board members or our shareholders in the future, or the perception that such sales may occur;
•	speculation in the press or investment community;
•	domestic and international economic, geopolitical, and legal factors unrelated to our performance;
•	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole; and
•	other events and factors, many of which are beyond our control.
These and other market and industry factors may cause the market price and demand for our ordinary shares to fluctuate substantially, regardless of our actual operating performance, which may limit or prevent investors from readily selling their ordinary shares and may otherwise materially and adversely affect the liquidity of our ordinary shares. In the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the issuer. If any of the holders of our ordinary shares were to bring such a lawsuit against us, we could incur substantial costs defending the lawsuit and the attention of our senior management would be diverted from the operation of our business. Any adverse determination in litigation could also subject us to significant liabilities.
The dual listing of our ordinary shares may adversely affect the liquidity and value of our ordinary shares.
Our ordinary shares trade on the NYSE and the Main Market of the LSE. We cannot predict the effect of the dual listing on the value of our ordinary shares, including the extent to which an active market for our ordinary shares in the United States or the United Kingdom will be sustained. However, the dual listing of our ordinary shares may dilute trading liquidity in one or both markets and may adversely affect the further development of an active trading market for our ordinary shares in the United States.
We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.
We intend to use the net proceeds from this offering to repay a portion of the debt expected to be incurred by us in connection with the Pending Acquisition. In the event that the Pending Acquisition does not close, we intend to use the net proceeds from this offering to repay debt and for general corporate purposes. The consummation of this offering is not conditioned upon the completion of the Pending Acquisition. We will have broad discretion in the application of the net proceeds from this offering and could spend such proceeds in ways that do not improve our results of operations or enhance the value of our ordinary shares. Our failure to apply these funds effectively could result in financial losses or cause the price of our ordinary shares to decline. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.
Future sales, or the possibility of future sales, of a substantial number of our ordinary shares could adversely affect the price of our ordinary shares.
Future sales of a substantial number of our ordinary shares, or the perception that such sales will occur, could cause a decline in the market price of our ordinary shares. Based upon the number of shares outstanding as of December 31, 2024, after giving effect to this offering, we will have 59,795,942 ordinary shares outstanding, approximately 1,621,008 of which will be subject to 30-day lock-up agreements to be entered into by certain of our directors and officers described in the section titled “Underwriting (Conflicts of Interest).” The representatives of the underwriters may, in their sole discretion, release all or any portion of the equity securities subject to the lock-up agreements prior to the expiration of the lock-up agreements. If, after the end of such lock-up agreements, these shareholders sell substantial amounts of ordinary shares in the public market, or the market perceives that such sales may occur, the market price of our ordinary shares and our ability to raise capital through an issue of equity securities in the future could be adversely affected.
If you purchase ordinary shares in this offering, you will suffer immediate dilution of your investment.
We expect the public offering price of our ordinary shares in this offering to be substantially higher than the net tangible book value per ordinary share prior to this offering. Therefore, if you purchase ordinary shares in this offering, you will pay a price per ordinary share that substantially exceeds our net tangible book value per ordinary share after this offering. To the extent outstanding options are exercised for ordinary shares, you may experience further dilution. Based on the assumed public offering price of $    per ordinary share, which reflects the last reported sale price of our ordinary shares on the NYSE on    , 2025, you will experience immediate dilution of $    per ordinary share, representing the difference between our net tangible book value per ordinary share and per ordinary share after giving effect to this and the assumed public offering price. See the section titled “Dilution.”
There is no guarantee that we will continue to pay dividends on our ordinary shares in the future.
The decision of our board of directors to recommend and our ability to pay dividends is dependent upon our performance and financial condition, cash requirements, future prospects, commodity prices, compliance with the financial covenants and restrictions under the terms of certain of our credit facilities, profits available for distribution and other factors deemed to be relevant at the time and on the continued health of the markets in which we operate. Further, as a company listed on both the NYSE and the LSE, while our board of directors’

evaluation of our ability or need to pay dividends will primarily remain a question of the foregoing factors, it will also take into account the performance of our ordinary shares, including relative to our peer group. There can be no guarantee that we will continue to pay dividends in the future on our ordinary shares.
Our actual results of operations may differ materially from the unaudited pro forma condensed combined financial information incorporated by reference in this prospectus supplement.
The unaudited pro forma condensed combined financial information incorporated by reference in this prospectus supplement are not necessarily indicative of what our actual results of operations would have been for the year ended December 31, 2023 and for the six months ended June 30, 2024 had the Pending Acquisition been completed on the dates indicated, nor are they necessarily indicative of future results of operations for any future period. The unaudited pro forma financial information has been derived from our audited financial statements and the audited financial statements of Maverick and related accounting records, and reflect assumptions and adjustments that are based upon estimates that are subject to change. The purchase price allocation for the Pending Acquisition is preliminary and may change due to several factors, including changes in the estimated fair value of the Maverick properties acquired and liabilities assumed as of the date of the closing of the Pending Acquisition, resulting from the finalization of the Company’s detailed valuation analysis, including changes in future oil and gas commodity prices, reserve estimates, interest rates and other factors. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in the information incorporated by reference into this prospectus supplement, and other factors not presented in such unaudited pro forma financial data may adversely affect our financial condition or results of operations.

USE OF PROCEEDS
We estimate that the net proceeds to us from this offering will be approximately $    million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option to purchase additional ordinary shares in full, we estimate that the net proceeds to be received by us will be approximately $    million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to repay a portion of the debt expected to be incurred by us in connection with the Pending Acquisition. In the event that the Pending Acquisition does not close, we intend to use the net proceeds from this offering to repay debt and for general corporate purposes. The consummation of this offering is not conditioned upon the completion of the Pending Acquisition.
We intend to use all of the net proceeds from this offering to repay a portion of any borrowings outstanding under the New Credit Facility at closing of the Pending Acquisition. The New Credit Facility is expected to have similar terms to our existing Credit Facility. The Credit Facility bears interest at a rate of SOFR plus an additional spread that ranges from 2.75% to 3.75% based on utilization and will mature in August 2026. The New Credit Facility is expected to bear interest at a rate of SOFR plus an additional spread that ranges from 2.75% to 3.75% based on utilization and will mature on the fourth anniversary at the closing of the New Credit Facility. Any remaining amount outstanding under the New Credit Facility or, if the Pending Acquisition does not close, the Credit Facility, after application of the net proceeds from this offering will be repaid in accordance with such facility’s terms through a combination of working capital and available banking facilities.
Affiliates of Citigroup Global Markets, Inc. and Mizuho Securities USA LLC are lenders under our Credit Facility and are expected to be lenders under the New Credit Facility at closing of the Pending Acquisition and may receive 5% or more of the net proceeds of this offering to the extent net proceeds are used to repay borrowings under the Credit Facility or New Credit Facility, as applicable. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

CAPITALIZATION
The following table sets forth our cash and cash equivalents and total capitalization as of December 31, 2024, as follows:
•	on an actual basis; and
•
on an as adjusted basis to reflect the issuance and sale of 8,500,000 ordinary shares in this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, and the use of proceeds therefrom as described in “Use of Proceeds.”

The as adjusted information set forth in the table below is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read the following table in conjunction with the section titled “Use of Proceeds” elsewhere in this prospectus supplement, and the section titled “Strategic Report—Risk Factors” and our audited consolidated financial statements and related notes included in our annual report on Form 20-F for the year ended December 31, 2023, filed with the SEC on March 19, 2024, and our unaudited interim consolidated financial statements and related notes included in our report on Form 6-K furnished to the SEC on August 15, 2024, which are incorporated by reference herein. Actual amounts are management’s estimates based on financial results of the Company. These amounts have not been audited and are subject to change in connection with the year ended December 31, 2024 audit. Such changes may be material.

	As of December 31, 2024
	Actual	As Adjusted
(in thousands)	(Unaudited)
Cash and cash equivalents	$5,990	$
Current debt
Guaranteed	—	—
Secured(1)	209,463	209,463
Unguaranteed/unsecured	—	—
Total current debt	209,463	209,463
Non-current debt
Guaranteed	—	—
Secured(1)	1,450,010	1,450,010
Unguaranteed/unsecured	76,100	76,100
Total non-current debt	1,526,100	1,526,100
Total indebtedness(2)	1,735,573	1,735,573
Shareholders' equity
Ordinary shares, nominal value £0.20 per share: 47,305,179 shares, actual; shares, as adjusted(3)
Share capital	$13,796
Share premium	1,262,711
Treasury reserve	(119,006)
Share based payment and other reserves	20,136
Total shareholders’ equity	1,177,637
Total capitalization	$2,913,210

(1)
Secured debt primarily includes borrowings under the Credit Facility, ABS I Notes to ABS IX Notes, and term loans, which are collateralized by certain of our producing and midstream assets. Borrowings also contains $6.96 million in other miscellaneous borrowings as of December 31, 2024, primarily related to real estate, vehicles and equipment.

(2)	Total gross indebtedness excludes deferred financing costs and $44.6 million in lease liabilities as of December 31, 2024.
(3)
Does not reflect ordinary shares issued or expected to be issued after December 31, 2024 other than ordinary shares issued in this offering. Does not reflect the total consideration of approximately $1,275 million for the Pending Acquisition, which consists of the assumption of approximately $700 million of Maverick debt outstanding as of September 30, 2024, approximately $207 million in cash on hand (generated from an asset-backed securitized amortizing note we intend to issue and other borrowings under the New Credit Facility), and the issuance by us of approximately 21.2 million ordinary shares to the unitholders of Maverick valued at approximately $345 million at signing of the Merger Agreement. The consummation of this offering is not conditioned upon the completion of the Pending Acquisition.
DILUTION
If you invest in our ordinary shares in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per ordinary share and the as adjusted net tangible book value per ordinary share immediately following the consummation of this offering.
At June 30, 2024, we had a historical net tangible book value of $    million, corresponding to a net tangible book value of $    per ordinary share. Net tangible book value per ordinary share represents the amount of our total assets less our total liabilities, excluding goodwill and other intangible assets, divided by the total number of our ordinary shares outstanding.
After giving effect to the sale by us of 8,500,000 ordinary shares in this offering at the assumed public offering price of $    per ordinary share, which reflects the last reported sale price of our ordinary shares on the NYSE on      , 2025, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value at June 30, 2024 would have been approximately $    million, representing $    per ordinary share. This represents an immediate increase in net tangible book value of $    per ordinary share to existing shareholders and an immediate dilution in net tangible book value of $    per ordinary share to new investors purchasing ordinary shares in this offering at the assumed public offering price. Dilution in net tangible book value per ordinary share to new investors is determined by subtracting as adjusted net tangible book value per ordinary share after this offering from the assumed public offering price per ordinary share paid by new investors.
The following table illustrates this dilution to new investors purchasing ordinary shares in the offering.

Assumed public offering price per ordinary share		$
Historical net tangible book value per ordinary share as of June 30, 2024	$
Increase in net tangible book value per ordinary share attributable to this offering
As adjusted net tangible book value per ordinary share after this offering
Dilution per ordinary share to new investors in this offering		$

If the underwriters exercise their over-allotment option to purchase additional ordinary shares from us in full, our as adjusted net tangible book value per ordinary share after this offering would be $    per ordinary share, representing an immediate increase in as adjusted net tangible book value of $    per ordinary share to existing shareholders and immediate dilution of $    per ordinary share in as adjusted net tangible book value to new investors purchasing ordinary shares in this offering, based on an assumed public offering price of $    per ordinary share, which reflects the last reported sale price of our ordinary shares on the NYSE on    , 2025.
Each $1.00 increase (decrease) in the assumed public offering price of $    per ordinary share, which reflects the last reported sale price of our ordinary shares on the NYSE on    , 2025, would increase (decrease) the as adjusted net tangible book value after this offering by $    per ordinary share and the dilution to new investors participating in the offering by $    per ordinary share, assuming that the number of ordinary shares offered by us, as set forth on the cover page of this prospectus supplement, remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of ordinary shares we are offering.
Similarly, an increase of 100,000 in the number of ordinary shares offered by us, as set forth on the cover page of this prospectus supplement, would increase the as adjusted net tangible book value after this offering by $    per ordinary share and decrease the dilution to new investors participating in this offering by $    per ordinary share, assuming no change in the assumed public offering price per ordinary share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. A decrease of 100,000 in the number of ordinary shares offered by us, as set forth on the cover page of this prospectus supplement, would decrease the as adjusted net tangible book value after this offering by $    per ordinary

share and increase the dilution to new investors participating in this offering by $    per ordinary share, assuming no change in the assumed public offering price per ordinary share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.
If the underwriters exercise their over-allotment option to purchase additional ordinary shares in full:
•	the percentage of ordinary shares held by existing shareholders will decrease to approximately % of the total number of our ordinary shares outstanding after this offering; and
•	the percentage of ordinary shares held by new investors will increase to approximately % of the total number of our ordinary shares outstanding after this offering.
To the extent that outstanding options are exercised, new options or other securities are issued under our equity incentive plans, or we issue additional ordinary shares in the future, there will be further dilution to investors participating in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

SHARES ELIGIBLE FOR FUTURE SALE
Future sales of our ordinary shares, including ordinary shares issued upon the exercise of options, or in the public market after this offering, or the perception that those sales may occur, could cause the prevailing market price for our ordinary shares to fall or impair our ability to raise equity capital in the future. As described below, a number of our ordinary shares will not be available for sale in the public market for a period of several months after the completion of this offering due to the contractual and legal restrictions on resale described below. Future sales of our ordinary shares in the public market either before (to the extent permitted) or after restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price of our ordinary shares at such time and our ability to raise equity capital at a time and price we deem appropriate.
Immediately following the completion of this offering, we will have an aggregate of 59,795,942 ordinary shares outstanding. Of the outstanding ordinary shares, the 8,500,000 ordinary shares sold by us in this offering (or 9,350,000 ordinary shares if the underwriters exercise in full their over-allotment option to purchase an additional 850,000 ordinary shares from us) and 48,953,497 ordinary shares outstanding prior to completion of this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the “Securities Act”), except that any ordinary shares held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, may generally be sold only in compliance with the limitations described below. In addition, certain ordinary shares that we issue in private placements, such as those we issue as consideration for acquisitions, will be “restricted securities” as such term is defined in Rule 144. These restricted securities were issued and sold by us, or will be issued and sold by us, in private transactions and are eligible for public sale only if registered under the Securities Act or if they qualify for an exemption from registration under the Securities Act, including the exemptions provided by Rule 144 or Rule 701, which rules are summarized below.
Rule 144
In general, a person who has beneficially owned our ordinary shares that are restricted shares for at least six months would be entitled to sell such securities, provided that (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (2) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned our ordinary shares that are restricted shares for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three month period only a number of securities that does not exceed the greater of either of the following:
•	1% of the number of our ordinary shares then outstanding; or
•	the average weekly trading volume of our ordinary shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;
provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144 to the extent applicable.
Rule 701
In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchases ordinary shares from us in connection with a compensatory share or option plan or other written agreement before the effective date of this offering is entitled to resell such ordinary shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period requirements or other restrictions contained in Rule 701.
The SEC has indicated that Rule 701 will apply to typical share options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the ordinary shares acquired upon exercise of such options, including exercises after the date of this prospectus supplement. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described below, beginning 90 days after the date of this prospectus supplement, may be sold by persons other than “affiliates,” as defined in Rule 144, subject only to the manner of sale provisions of Rule 144 and by “affiliates” under Rule 144 without compliance with its one-year minimum holding period requirement.

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.
Lock-up Agreements
We have agreed that, for a period of 60 days, and our directors and certain of our officers have agreed that, for a period of 30 days, from the date of this prospectus supplement and subject to certain exceptions (including the issuance of ordinary shares by us in connection with the closing of the Pending Acquisition), not to offer, pledge, sell, contract to sell, transfer, lend or otherwise dispose of, directly or indirectly, any ordinary shares or securities convertible into or exchangeable or exercisable for ordinary shares, without first obtaining the written consent of the representatives of the underwriters. These agreements are described below under the section titled “Underwriting (Conflicts of Interest).”
Each of Citigroup Global Markets Inc. and Mizuho Securities USA LLC has advised us that they have no present intent or arrangement to release any ordinary shares or other securities subject to a lock-up with the underwriters and will consider the release of any lock-up on a case-by-case basis. Upon a request to release any ordinary shares or other securities subject to a lock-up, Citigroup Global Markets Inc. and Mizuho Securities USA LLC would consider the particular circumstances surrounding the request, including, but not limited to, the length of time before the lock-up expires, the number of ordinary shares or other securities requested to be released, reasons for the request, the possible impact on the market for ordinary shares and whether the holder of our ordinary shares requesting the release is an officer, director or other affiliate of ours.

MATERIAL TAX CONSEQUENCES
The following summary contains a description of certain United Kingdom and U.S. federal income tax consequences of the Pending Acquisition, ownership and disposition of ordinary shares, but it does not purport to be a comprehensive description of all the tax consequences that may be relevant to a decision to purchase ordinary shares. The summary is based upon the tax laws of the United Kingdom and regulations thereunder and on the tax laws of the United States and regulations thereunder as of the date hereof, which are subject to change.
Material United Kingdom Tax Consequences
The following statements are of a general nature and do not purport to be a complete analysis of all potential U.K. tax consequences of acquiring, holding and disposing of the ordinary shares. They are based on current U.K. tax law and on the current published practice of His Majesty’s Revenue and Customs (“HMRC”) (which may not be binding on HMRC), as of the date of this prospectus supplement, all of which are subject to change, possibly with retrospective effect. They are intended to address only certain U.K. tax consequences for holders of ordinary shares who are tax resident in (and only in) the United Kingdom, and in the case of individuals, domiciled in (and only in) the United Kingdom (except where expressly stated otherwise) who are the absolute beneficial owners of the ordinary shares and any dividends paid on them and who hold the ordinary shares as investments (other than in an individual savings account or a self-invested personal pension), and who currently hold their ordinary shares within the system of DTC. They do not address the U.K. tax consequences which may be relevant to certain classes of shareholders such as traders, brokers, dealers, banks, financial institutions, insurance companies, investment companies, collective investment schemes, tax-exempt organizations, trustees, persons connected with the Company, persons holding their ordinary shares as part of hedging or conversion transactions, shareholders who have (or are deemed to have) acquired their ordinary shares by virtue of an office or employment, and shareholders who are or have been officers or employees of the Company. The statements do not apply to any shareholder who either directly or indirectly holds or controls 10% or more of the Company’s share capital (or class thereof), voting power or profits.
The following is intended only as a general guide and is not intended to be, nor should it be considered to be, legal or tax advice to any particular prospective subscriber for, or purchaser of, any ordinary shares. Accordingly, prospective subscribers for, or purchasers of, any ordinary shares who are in any doubt as to their tax position regarding the Pending Acquisition, ownership or disposition of any ordinary shares or who are subject to tax in a jurisdiction other than the United Kingdom should consult their own tax advisers.
U.K. taxation of dividends
Withholding tax
The Company will not be required to withhold U.K. tax at source when paying dividends. The amount of any liability to U.K. tax on dividends paid by the Company will depend on the individual circumstances of a shareholder.
Individual shareholders
An individual shareholder who is resident for tax purposes in the United Kingdom may, depending on his or her particular circumstances, be subject to U.K. tax on dividends received from the Company. An individual shareholder who is not resident for tax purposes in the United Kingdom should not be chargeable to U.K. income tax on dividends received from the Company unless he or she carries on (whether solely or in partnership) any trade, profession or vocation in the United Kingdom through a branch or agency to which the ordinary shares are attributable. There are certain exceptions for trading in the United Kingdom through independent agents, such as some brokers and investment managers.
All dividends received by a U.K. tax resident individual holder of any ordinary shares from the Company or from other sources will form part of the shareholder’s total income for income tax purposes and will constitute the top slice of that income. A nil rate of income tax will apply to the first £500 (for tax year 2024/2025) of taxable dividend income received by the shareholder in a tax year (the “dividend allowance”). Income within the dividend allowance will be taken into account in determining whether income in excess of the dividend allowance falls within the basic rate, higher rate or additional rate tax bands. Dividend income in excess of the dividend allowance will be taxed at 8.75% to the extent that the excess amount falls within the basic rate tax band, 33.75% to the extent that the excess amount falls within the higher rate tax band and 39.35% to the extent that the excess amount falls within the additional rate tax band.

Corporate shareholders
Corporate shareholders which are resident for tax purposes in the United Kingdom should not be subject to U.K. corporation tax on any dividend received from the Company so long as the dividends qualify for exemption (as is likely) and certain conditions are met (including anti-avoidance conditions). If the conditions for exemption are not met or cease to be satisfied, or such a shareholder elects for an otherwise exempt dividend to be taxable, the shareholder will be subject to U.K. corporation tax on dividends received from the Company, at the rate of corporation tax applicable to that shareholder (the main rate of U.K. corporation tax is currently 25% for financial year 2024/2025).
Corporate shareholders who are not resident in the United Kingdom will not generally be subject to U.K. corporation tax on dividends unless they are carrying on a trade, profession or vocation in the United Kingdom through a permanent establishment in connection with which the ordinary shares are used, held, or acquired.
A shareholder who is resident outside the United Kingdom may be subject to non-U.K. taxation on dividend income under local law.
U.K. taxation of capital gains
U.K. resident shareholders
A disposal or deemed disposal of ordinary shares by an individual or corporate shareholder who is tax resident in the United Kingdom may, depending on the shareholder’s circumstances and subject to any available exemptions or reliefs, give rise to a chargeable gain or allowable loss for the purposes of U.K. taxation of chargeable gains.
Any chargeable gain (or allowable loss) will generally be calculated by reference to the consideration received for the disposal of the ordinary shares less the allowable cost to the shareholder of acquiring any such ordinary shares.
The applicable tax rates for individual shareholders realizing a gain on the disposal of ordinary shares is, broadly, 18% for basic rate taxpayers and 24% for higher and additional rate taxpayers. For corporate shareholders, corporation tax is generally charged on chargeable gains at the rate applicable to the relevant corporate shareholder (the main rate of U.K. corporation tax is currently 25% for financial year 2024/2025).
Non-U.K. shareholders
Shareholders who are not resident in the United Kingdom and, in the case of an individual shareholder, not temporarily non-resident, should not be liable for U.K. tax on capital gains realized on a sale or other disposal of ordinary shares unless (i) such ordinary shares are used, held or acquired for the purposes of a trade, profession or vocation carried on in the United Kingdom through a branch or agency or, in the case of a corporate shareholder, through a permanent establishment, or (ii) where certain conditions are met, the Company derives 75% or more of its gross value from U.K. land. Shareholders who are not resident in the United Kingdom may be subject to non-U.K. taxation on any gain under local law.
Generally, an individual shareholder who has ceased to be resident in the United Kingdom for U.K. tax purposes for a period of five years or less and who disposes of any ordinary shares during that period may be liable on their return to the United Kingdom to U.K. taxation on any capital gain realized (subject to any available exemption or relief).
U.K. stamp duty (“stamp duty”) and U.K. stamp duty reserve tax (“SDRT”)
The statements in this paragraph are intended as a general guide to the current position relating to stamp duty and SDRT and apply to any shareholder irrespective of their place of tax residence. Certain categories of person, including intermediaries, brokers, dealers and persons connected with depositary receipt arrangements and clearance services, may not be liable to stamp duty or SDRT or may be liable at a higher rate or may, although not primarily liable for the tax, be required to notify and account for it under the U.K. Stamp Duty Reserve Tax Regulations 1986.
The following statements apply only to ordinary shares that are registered on the main share register in the United Kingdom. For the avoidance of doubt, the position in relation to ordinary shares that are registered on any overseas branch share register or held through a depositary system or clearance service is not considered other than to the extent expressly set out below. Prospective investors who are in any doubt about their tax position are strongly recommended to consult their own professional advisers.
Issue of shares
As a general rule (and except in relation to depositary receipt systems and clearance services (as to which see below)), no U.K. stamp duty or SDRT is payable on the issue of the ordinary shares.
Clearance systems and depositary receipt issuers
Transfers of our ordinary shares to, or to a nominee or agent for, a person whose business is or includes issuing depositary receipts or to, or to a nominee or agent for, a person whose business is or includes the provision of clearance services, will generally be subject to stamp duty or SDRT at 1.5% of the amount or value of the consideration or, in certain circumstances, the value of the ordinary shares transferred unless, in the context of a clearance service, the clearance service has made and maintained an election under section 97A of the U.K. Finance Act 1986, or a “section 97A election.” It is understood that HMRC regards the facilities of DTC as a clearance service for these purposes and we are not aware of any section 97A election having been made by DTC. In practice, any liability for stamp duty or SDRT is in general borne by such person depositing the relevant shares in the depositary receipt system or clearance service. U.K. stamp duty and SDRT will not, however, arise on a transfer of our ordinary shares to a depositary receipt issuer or to a clearance service to the extent that such transfer is an “exempt capital-raising transfer” or an “exempt listing transfer,” as defined in Finance Act 2024.
The Company has received HMRC clearance confirming that agreements to transfer depositary interests which represent ordinary shares held within the DTC clearance system will not be subject to SDRT.
Transfer of shares
No SDRT should be required to be paid on a paperless transfer of ordinary shares through the clearance service facilities of DTC, provided that no section 97A election has been made by DTC, and such ordinary shares are held through DTC at the time of any agreement for their transfer.
No U.K. stamp duty will in practice be payable on a written instrument transferring an ordinary share provided that the instrument of transfer is executed and remains at all times outside the United Kingdom. Where these conditions are not met, the transfer of, or agreement to transfer, an ordinary share could, depending on the circumstances, attract a charge to U.K. stamp duty at the rate of 0.5% of the amount or value of the consideration. If it is necessary to pay stamp duty, it may also be necessary to pay interest and penalties.
Material United States Federal Income Tax Consequences
The following discussion is a summary of the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (each, as defined below) of the purchase, ownership and disposition of an ordinary share issued pursuant to this offering, but does not purport to be a complete analysis of all potential U.S. federal tax consequences. The consequences of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed herein. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions and administrative interpretations of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of an ordinary share. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position to the description below of the tax consequences of the purchase, ownership and disposition of our ordinary shares.
This discussion is limited to U.S. Holders and Non-U.S. Holders that each hold an ordinary share as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;
•	U.S. Holders whose functional currency is not the U.S. dollar;
•	persons holding an ordinary share as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
•	banks, insurance companies, regulated investment companies, mutual funds and other financial institutions;
•	brokers, dealers or traders in securities;
•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes and other pass-through entities (and investors therein);
•	tax-exempt organizations or governmental organizations;
•	persons deemed to sell an ordinary share under the constructive sale provisions of the Code;
•	persons who hold or receive an ordinary share pursuant to the exercise of any employee stock option or otherwise as compensation;
•	tax-qualified retirement plans;
•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities of all the interests of which are held by qualified foreign pension funds; and
•	Non-U.S. Holders who will own directly, indirectly or constructively more than 5% of our ordinary shares.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds an ordinary share, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding an ordinary share and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF AN ORDINARY SHARE ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
U.S. Tax Status of Diversified Energy
Pursuant to Section 7874 of the Code, we believe we are and will continue to be treated as a U.S. corporation for all purposes under the Code. As such, the Company is subject to U.S. federal income tax on its worldwide taxable income (regardless of whether such income is “U.S. source” or “foreign source”) and is required to file a U.S. federal income tax return annually with the IRS. The Company is also subject to income tax in the United Kingdom. It is unclear how the foreign tax credit rules under the Code will operate in certain circumstances, given the treatment of the Company as a U.S. corporation for U.S. federal income tax purposes and the taxation of the Company in the United Kingdom. Accordingly, it is possible that the Company will be subject to double taxation with respect to all or part of its taxable income.
Since we will be treated as a U.S. corporation for all purposes under the Code, we will not be treated as a “passive foreign investment company,” as such rules apply only to non-U.S. corporations for U.S. federal income tax purposes.

U.S. Holders
For purposes of this discussion, a “U.S. Holder” is any beneficial owner of an ordinary share that, for U.S. federal income tax purposes, is or is treated as any of the following:
•	an individual who is a citizen or resident of the United States;
•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•
a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions
Distributions, if any, made on the ordinary shares, generally will be included in a U.S. Holder’s income as ordinary dividend income to the extent of the Company’s current or accumulated earnings and profits. Distributions in excess of the Company’s current and accumulated earnings and profits will be treated as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in the ordinary shares and thereafter as capital gain from the sale or exchange of such ordinary shares. Dividends received by a corporate U.S. Holder may be eligible for a dividends-received deduction, subject to applicable limitations. Dividends received by certain non-corporate U.S. Holders (including individuals) are generally taxed at the lower applicable long-term capital gains rates, provided certain holding period and other requirements are satisfied.
Sales, Certain Redemptions or Other Taxable Dispositions of Ordinary Shares
Upon the sale, certain redemptions or other taxable dispositions of an ordinary share, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the ordinary shares. Any gain or loss recognized on a taxable disposition of an ordinary share will be capital gain or loss. Such capital gain or loss will be long-term capital gain or loss if a U.S. Holder’s holding period at the time of the sale, redemption or other taxable disposition of the ordinary shares is longer than one year. Long-term capital gains recognized by certain non-corporate U.S. Holders (including individuals) are generally subject to a reduced rate of U.S. federal income tax. The deductibility of capital losses is subject to limitations.
Foreign Tax Credit Limitations
As discussed above under “Material United Kingdom Tax Consequences,” a U.S. Holder may be subject to U.K. tax with respect to its ordinary shares in certain circumstances (e.g., if (i) such ordinary shares are used, held or acquired for the purposes of a trade, profession or vocation carried on in the United Kingdom through a branch or agency or, in the case of a corporate shareholder, through a permanent establishment, or (ii) where certain conditions are met, the Company derives 75% or more of its gross value from U.K. land). For U.S. federal income tax purposes, a U.S. Holder may elect for any taxable year to receive either a credit or a deduction for all foreign income taxes paid by the holder during the year. Complex limitations apply to the foreign tax credit, including a general limitation that the credit cannot exceed the proportionate share of a taxpayer’s U.S. federal income tax that the taxpayer’s foreign source taxable income bears to the taxpayer’s worldwide taxable income. In applying this limitation, items of income and deduction must be classified, under complex rules, as either U.S. source or foreign source. The status of the Company as a U.S. corporation for U.S. federal income tax purposes will cause dividends paid by the Company to be treated as U.S. source rather than foreign source income for this purpose. As a result, by virtue of the U.S. source character of a dividend paid by the Company and the foreign tax credit limitation, a foreign tax credit may be unavailable for any U.K. tax paid on distributions received from the Company. Similarly, to the extent a sale, redemption or other disposition of our ordinary shares by a U.S. Holder results in U.K. tax payable by the U.S. Holder, a foreign tax credit may be unavailable to the U.S. Holder for such U.K. tax. In each case, however, the U.S. Holder should be able to take a deduction for the U.S. Holder’s U.K. tax paid, provided that the U.S. Holder has not elected to credit other foreign taxes during the same taxable year. The foreign tax credit rules are complex, and their application in connection with Section 7874 of the Code in the presence of the United States-United Kingdom income tax treaty is not entirely clear. Each U.S. Holder should consult its tax advisor regarding these rules.

Foreign Currency
The amount of any distributions paid to a U.S. Holder in foreign currency, or the amount of proceeds paid in foreign currency on the sale, redemption or other disposition of our ordinary shares, generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). A U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any U.S. Holder that converts or otherwise disposes of the foreign currency after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Different rules apply to U.S. Holders that use the accrual method of tax accounting. A U.S. Holder that recognizes foreign currency exchange loss with respect to our ordinary shares would be required to report the loss on IRS Form 8886 (Reportable Transaction Disclosure Statement) if the loss exceeds the thresholds set forth in the applicable Treasury Regulations. For individuals and trusts, this loss threshold is $50,000 in any single year. For other types of taxpayers, the thresholds are higher. U.S. Holders should consult their tax advisors regarding the rules concerning foreign currency exchange gain or loss.
Non-U.S. Holders
For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of an ordinary share that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.
Distributions
If the Company makes distributions of cash or property on the ordinary shares, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its ordinary shares, but not below zero. Generally, a distribution that constitutes a return of capital will be subject to U.S. federal withholding tax at a rate of 15% if the Non-U.S. Holders’ ordinary shares constitute a USRPI (as defined below). However, we may elect to withhold at a rate of up to 30% of the entire amount of the distribution, even if the Non-U.S. Holders’ ordinary shares do not constitute a USRPI. For additional information regarding when a Non-U.S. Holder may treat its ownership of the ordinary shares as not constituting a USRPI, see below under the subsection titled “—Sale or Other Taxable Disposition.” However, because a Non-U.S. Holder would not have any U.S. federal income tax liability with respect to a return of capital distribution, a Non-U.S. Holder would be entitled to request a refund of any U.S. federal income tax that is withheld from a return of capital distribution (generally by timely filing a U.S. federal income tax return for the taxable year in which the tax was withheld). Any excess will be treated as capital gain and will be treated as described below under the subsection titled “—Sale or Other Taxable Disposition.”
Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of an ordinary share will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for a lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.
Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Sale or Other Taxable Disposition
Subject to the discussion below on information reporting, backup withholding and FATCA (as defined below), a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of an ordinary share unless:
•
the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or
•
our ordinary shares constitute a U.S. real property interest (“USRPI”) because we are (or have been during the shorter of the five-year period ending on the date of the disposition or the Non-U.S. Holder’s holding period) a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our ordinary shares, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
With respect to the third bullet point above, due to the nature of our assets and operations, the Company believes it is (and will continue to be) a USRPHC under the Code and the ordinary shares constitute (and will continue to constitute) a USRPI. Non-U.S. Holders generally are subject to a 15% withholding tax on the amount realized from a sale or other taxable disposition of a USRPI, such as the ordinary shares, which is required to be collected from any sale or disposition proceeds. Furthermore, such Non-U.S. Holders are subject to U.S. federal income tax (at the regular rates) in respect of any gain on their sale or disposition of the ordinary shares and are required to file a U.S. tax return to report such gain and pay any tax liability that is not satisfied by withholding. Any gain should be determined in U.S. dollars, based on the excess, if any, of the U.S. dollar value of the consideration received over the Non-U.S. Holder’s tax basis in the ordinary shares determined in U.S. dollars under the rules applicable to Non-U.S. Holders. A Non-U.S. Holder may, by filing a U.S. tax return, be able to claim a refund for any withholding tax deducted in excess of the tax liability on any gain. However, if the ordinary shares are considered “regularly traded on an established securities market” (within the meaning of the Treasury Regulations), then Non-U.S. Holders will not be subject to the 15% withholding tax on the disposition of their ordinary shares, even if such ordinary shares constitute USRPIs. Moreover, if the ordinary shares are considered “regularly traded on an established securities market” (within the meaning of the Treasury Regulations) and the Non-U.S. Holder actually or constructively owns or owned, at all times during the shorter of the five-year period ending on the date of the disposition or the Non-U.S. Holder’s holding period, 5% or less of the ordinary shares taking into account applicable constructive ownership rules, such Non-U.S. Holder may treat its ownership of the ordinary shares as not constituting a USRPI and will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of the ordinary shares or U.S. tax return filing requirements. The Company expects the ordinary shares to be treated as “regularly traded on an established securities market” (within the meaning of the Treasury Regulations) so long as the ordinary shares are listed on the NYSE and regularly quoted by brokers or dealers making a market in such ordinary shares.
Non-U.S. Holders should consult their tax advisors regarding tax consequences of our treatment as a USRPHC and regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding
U.S. Holders
Information reporting requirements generally will apply to payments of distributions on the ordinary shares and the proceeds of a sale of an ordinary share paid to a U.S. Holder unless the U.S. Holder is an exempt recipient and, if requested, certifies as to that status. Backup withholding generally will apply to those payments if the U.S. Holder fails to provide an appropriate certification with its correct taxpayer identification number or certification of exempt status. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Non-U.S. Holders
Payments of dividends on the ordinary shares will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the Non-U.S. Holder is a United States person and the Non-U.S. Holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our ordinary shares paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our ordinary shares within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. Proceeds of a disposition of our ordinary shares conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our ordinary shares paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our ordinary shares. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock, including our ordinary shares, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.
Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our ordinary shares.

UNDERWRITING (CONFLICTS OF INTEREST)
Citigroup Global Markets Inc. and Mizuho Securities USA LLC are acting as joint book-running managers for the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of ordinary shares set forth opposite each underwriter’s name.

Underwriters	Number of Ordinary Shares
Citigroup Global Markets Inc.
Mizuho Securities USA LLC
Total

The underwriting agreement provides that the obligations of the underwriters to purchase the ordinary shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the ordinary shares (other than those covered by the option to purchase additional ordinary shares (the “over-allotment option”) described below) if they purchase any of the ordinary shares.
Ordinary shares sold by the underwriters to the public will initially be offered at the public offering prices set forth on the cover of this prospectus supplement. Any ordinary shares sold by the underwriters to securities dealers may be sold at a discount from the public offering price not to exceed $    per ordinary share. If all of the ordinary shares are not sold at the offering prices, the representatives may change the public offering prices and the other selling terms. The representatives have advised us that the underwriters do not intend to make sales to discretionary accounts.
If the underwriters sell more ordinary shares than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional 850,000 ordinary shares at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a number of additional ordinary shares approximately proportionate to that underwriter’s initial purchase commitment. Any ordinary shares issued or sold under the option will be issued and sold on the same terms and conditions as the other ordinary shares that are the subject of this offering.
We have agreed that, for a period of 60 days, and our directors and certain of our officers have agreed that, for a period of 30 days, from the date of this prospectus supplement and subject to certain exceptions (including the issuance of ordinary shares in connection with the closing of the Pending Acquisition), not to offer, sell, contract to sell, pledge, hedge, grant any option to purchase or otherwise dispose of any of our ordinary shares or any securities convertible into or exchangeable for our ordinary shares, without the prior written consent of Citigroup Global Markets Inc. and Mizuho Securities USA LLC.
Our ordinary shares trade on the NYSE under the symbol “DEC” and are also admitted to listing on the Official List of the United Kingdom Financial Conduct Authority and are admitted to trading LSE, under the symbol “DEC.”
The following table shows the underwriting discounts and commissions that we would pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the over-allotment option by the underwriters.

Paid by the Company
	No Exercise	Full Exercise
Per ordinary share	$	$
Total	$	$

We estimate that our portion of the total expenses of this offering will be $   . We have also agreed to reimburse the underwriters for certain expenses in connection with the offering in an amount of up to $   .

In connection with the offering, the underwriters may purchase and sell ordinary shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.
•	Short sales involve secondary market sales by the underwriters of a greater number of ordinary shares than they are required to purchase in the offering.
○	“Covered” short sales are sales of ordinary shares in an amount up to the number of ordinary shares represented by the underwriters’ over-allotment option.
○	“Naked” short sales are sales of ordinary shares in an amount in excess of the number of ordinary shares represented by the underwriters’ over-allotment option.
•
Covering transactions involve purchases of ordinary shares either pursuant to the over-allotment option or in the open market after the distribution has been completed in order to cover short positions.

○
To close a naked short position, the underwriters must purchase ordinary shares in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering.

○
To close a covered short position, the underwriters must purchase ordinary shares in the open market after the distribution has been completed or must exercise the over-allotment option. In determining the source of ordinary shares to close the covered short position, the underwriters will consider, among other things, the price of ordinary shares available for purchase in the open market as compared to the price at which they may purchase ordinary shares through the over-allotment option.

•	Stabilizing transactions involve bids to purchase ordinary shares so long as the stabilizing bids do not exceed a specified maximum.
Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the ordinary shares. They may also cause the price of the ordinary shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.
The underwriters and their affiliates have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In addition, affiliates of some of the underwriters are lenders, and in some cases agents or managers for the lenders, under our Credit Facility.
We have agreed to, severally and not jointly, indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.
Conflicts of Interest
Affiliates of Citigroup Global Markets, Inc. and Mizuho Securities USA LLC are lenders under our Credit Facility and are expected to be lenders under the New Credit Facility at closing of the Pending Acquisition, and may receive 5% or more of the net proceeds of this offering to the extent net proceeds are used to repay borrowings under the Credit Facility or the New Credit Facility, as applicable. Accordingly, Citigroup Global Markets, Inc. and Mizuho Securities USA LLC are deemed to have a “conflict of interest” under FINRA Rule 5121. This offering is being made in compliance with the requirements of FINRA Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with this offering as a “bona fide public market,” as defined in Rule 5121, exists for our ordinary shares. Underwriters having such a conflict of interest will not confirm any sales to any account over which they exercise discretionary authority without the specific written approval of the account holder.

Notice to Prospective Investors in the European Economic Area
In relation to each member state of the European Economic Area (each, a relevant member state), an offer of ordinary shares described in this prospectus supplement may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the ordinary shares that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Regulation, except that, an offer of securities may be offered to the public in that relevant member state at any time:
(a)	to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;
(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of the Shares shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to the shares in any relevant state means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129. The sellers of the ordinary shares have not authorized and do not authorize the making of any offer of ordinary shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the ordinary shares as contemplated in this prospectus supplement. Accordingly, no purchaser of the ordinary shares, other than the underwriters, is authorized to make any further offer of the ordinary shares on behalf of the sellers or the underwriters.
Notice to Prospective Investors in the United Kingdom
No ordinary shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom, except that the ordinary shares may be offered to the public in the United Kingdom at any time:
(a)	any legal entity which is a qualified investor as defined under Article 2 of the U.K. Prospectus Regulation;
(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the U.K. Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(c)	in any other circumstances falling within Section 86 of FSMA, provided that no such offer of the shares shall require the Company or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the U.K. Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to the ordinary shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe for any ordinary shares.
In addition, in the United Kingdom, this document is for distribution only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the U.K. Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), (ii) who are high net worth entities or other persons falling within Article 49(2)(a) to (d) of the Order or (iii) who are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of any shares of common stock may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.
Notice to Prospective Investors in Canada
The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Notice to Prospective Investors in France
Neither this prospectus supplement nor any other offering material relating to the ordinary shares described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The ordinary shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the ordinary shares has been or will be:
•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or
•	used in connection with any offer for subscription or sale of the ordinary shares to the public in France.
Such offers, sales and distributions will be made in France only:
•
to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or
•
in a transaction that, in accordance with article L.411-2-II-1”-or-2”-or 3” of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The ordinary shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.
Notice to Prospective Investors in Hong Kong
The ordinary shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the ordinary shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.
Notice to Prospective Investors in Japan
The ordinary shares offered in this prospectus supplement have not been registered under the Securities and Exchange Law of Japan. The ordinary shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.
Notice to Prospective Investors in Singapore
This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ordinary shares may not be circulated or distributed, nor may the ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.
Where the ordinary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
•
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, ordinary shares, debentures and units of ordinary shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ordinary shares pursuant to an offer made under Section 275 of the SFA except:
•
to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such ordinary shares, debentures and units of ordinary shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or
•	where the transfer is by operation of law.
Notice to Prospective Investors in Switzerland
The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland.

Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland. Neither this document nor any other offering or marketing material relating to the offering, us, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority (“FINMA”), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

LEGAL MATTERS
Certain legal matters of U.S. federal law will be passed upon for us by Gibson, Dunn & Crutcher LLP, Houston, Texas. The validity of our ordinary shares and certain other matters of U.K. law will be passed upon for us by Latham & Watkins (London) LLP. Legal counsel to the underwriters in connection with this offering are Vinson & Elkins L.L.P., Houston, Texas with respect to U.S. federal law.
EXPERTS
Independent Registered Public Accounting Firm
The financial statements of Diversified Energy Company PLC incorporated in this prospectus supplement by reference to the Annual Report on Form 20-F for the year ended December 31, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The current address of PricewaterhouseCoopers LLP is 569 Brookwood Village, Suite 851, Birmingham, Alabama, 35209.
The audited historical statement of revenues and direct operating expenses for the natural gas and oil properties of OCM Denali Holdings, Inc. for the year ended December 31, 2023 incorporated by reference in this prospectus supplement by reference to Exhibit 99.2 of Diversified Energy Company PLC’s report on Form 6-K, dated August 20, 2024, has been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the basis of presentation as described in Note 1 to the statement) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The audited historical financial statements of Maverick Natural Resources, LLC incorporated by reference in this prospectus supplement by reference to Exhibit 99.1 of Diversified Energy Company PLC’s report on Form 6-K, dated February 11, 2025, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
Independent Petroleum Engineers
The letter report, included as an exhibit to the Company’s annual report on Form 20-F for the year ended December 31, 2023, of Netherland, Sewell & Associates, Inc., independent consulting petroleum engineers, and information with respect to our natural gas, oil and NGL reserves derived from such report, have been referred to and incorporated in this prospectus supplement upon the authority of such firm as experts with respect to such matters covered in such report and in giving such report. The current address of Netherland, Sewell & Associates, Inc. is 2100 Ross Avenue, Suite 2200, Dallas, Texas 75201.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-3 under the Securities Act with respect to the ordinary shares offered in this prospectus supplement, which constitutes a part of the registration statement. This prospectus supplement does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with, or incorporated by reference into, the registration statement. For further information with respect to us and our securities, reference is made to the registration statement and the exhibits and schedules filed with, or incorporated by reference into, the registration statement. Statements contained in this prospectus supplement regarding the contents of any contract or any other document that is filed as an exhibit filed with, or incorporated by reference into, the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed with, or incorporated by reference into, the registration statement. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address is www.sec.gov. We currently make available to the public our annual and interim reports, as well as certain information regarding our corporate governance and other matters on our website www.div.energy. The reference to our website address does not constitute incorporation by reference of the information contained on or available through our website, and you should not consider it to be a part of this prospectus supplement.
As a foreign private issuer, we are exempt under the Exchange Act from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, including the filing of annual reports on Form 20-F or reports on Form 6-K. In accordance with the requirements under Exchange Act, we intend to file with the SEC and make available annual reports on Form 20-F within four months of our fiscal year-end, and provide to the SEC and make available other material information on Form 6-K.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus supplement information that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information contained directly in this prospectus supplement, any subsequently filed document deemed incorporated by reference or any free writing prospectus prepared by or on behalf of us. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, will automatically update information previously filed with the SEC, and may replace information included in or incorporated by reference into this prospectus supplement.
We incorporate by reference into this prospectus supplement the documents listed below:
•	our Annual Report on Form 20-F for the year ended December 31, 2023, filed with the SEC on March 19, 2024;
•	Exhibit 99.3 included in our report on Form 6-K furnished to the SEC on August 15, 2024;
•	Exhibit 99.1 and Appendix 1 of Exhibit 99.2 included in our Report on Form 6-K furnished to the SEC on January 27, 2025;
•
our reports on Form 6-K furnished to the SEC on August 20, 2024 (furnishing certain statements of revenues and direct operating expenses of OCM Denali Holdings, L.L.C. and pro forma financial information of the Company), November 12, 2024 and February 11, 2025; and

•	the description of our ordinary shares contained in our registration statement on Form 20-F filed with the SEC on November 16, 2023, as amended on December 8, 2023.
We also incorporate by reference in this prospectus supplement all subsequent annual reports filed with the SEC on Form 20-F under the Exchange Act, and those of our reports on Form 6-K furnished to the SEC that we specifically identify as being incorporated by reference in this prospectus supplement after the date hereof and prior to the completion of an offering of securities under this prospectus supplement.
We will provide, free of charge upon written or oral request, to each person to whom this prospectus supplement is delivered, including any beneficial owner of the securities, a copy of any or all of the information that has been incorporated by reference into this prospectus supplement, but which has not been delivered with the prospectus supplement. Copies of these documents also may be obtained on the “Investor Resources” section of our website at www.div.energy. The information contained on or linked to or from our website is not incorporated by reference into this prospectus supplement and should not be considered part of this prospectus supplement. Requests for such information should be made to us at the following address:
Diversified Energy Company PLC
1600 Corporate Drive
Birmingham, Alabama 35242
Telephone: (205) 408-0909
Attention: Investor Relations
Except as provided above, no other information, including information on our website, is incorporated by reference in this prospectus supplement.

EXPENSES OF THE OFFERING
The following is a statement of expenses in connection with the distribution of the ordinary shares offered hereby. All amounts shown are estimates except the SEC registration fee and the FINRA fees. The estimates do not include underwriting discounts and commissions and other estimated offering expenses to be paid by us in connection with this offering.

Expenses	Amount
SEC registration fee	$
FINRA filing fee	$
Legal fees and expenses	$
Accounting fees and expenses	$
Miscellaneous costs	$
Total	$

PROSPECTUS

Ordinary Shares
We may offer and sell our ordinary shares from time to time in amounts, at prices and on terms that we will determine at the time of the offering.
This prospectus describes the general manner in which our ordinary shares may be offered and sold. If necessary, the specific manner in which our ordinary shares may be offered and sold will be described in one or more supplements to this prospectus. Any prospectus supplement may add, update or change information contained in this prospectus. You should carefully read this prospectus, and any applicable prospectus supplement, as well as the documents incorporated by reference herein or therein before you invest in our ordinary shares.
Our ordinary shares may be offered and sold on a delayed or continuous basis directly by us through agents, underwriters or dealers as designated from time to time, through a combination of these methods or any other method as provided in the applicable prospectus supplement. See “Plan of Distribution.” The prospectus supplement will list any agents, underwriters or dealers that may be involved and the compensation they will receive.
Our ordinary shares trade on the New York Stock Exchange (“NYSE”) under the symbol “DEC.” On February 10, 2025, the last reported sale price of our ordinary shares on the NYSE was $16.65 per ordinary share. Our ordinary shares are also admitted to listing on the Official List of the United Kingdom Financial Conduct Authority and are admitted to trading on the Main Market of the London Stock Exchange (“LSE”) under the symbol “DEC.” On February 10, 2025, the last reported sale price of our ordinary shares on the LSE was £13.66 per ordinary share (equivalent to approximately $16.92 per ordinary share based on an assumed exchange rate of £1.00 to $1.2390 as of February 10, 2025).
You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in our ordinary shares.
Investing in our ordinary shares involves risk. Please see “Risk Factors” on page 6 for a discussion of certain risks that you should consider in connection with an investment in our ordinary shares.
Neither the Securities and Exchange Commission nor any U.S. state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
This prospectus is dated February 11, 2025.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any dealer, salesperson or other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information in this prospectus or any prospectus supplement or in any document incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the document containing the information. Our business, financial condition, results of operations and prospects may have changed since such dates.
You should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus and the applicable prospectus supplement, before making an investment decision.
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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form F-3 that we filed with the SEC using a shelf registration process. Under this shelf registration process, we may offer and sell our ordinary shares as described in this prospectus in one or more offerings. This prospectus provides you with a general description of the ordinary shares we may offer. Each time we sell ordinary shares pursuant to the registration statement of which this prospectus forms a part, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement (and any related free writing prospectus that we may authorize to be provided to you) may also add, update or change information contained in this prospectus. You should carefully read this prospectus, any applicable prospectus supplement and related free writing prospectus, together with additional information described under the heading “Where You Can Find More Information” before you invest in our ordinary shares.
Except where the context otherwise requires or where otherwise indicated, the terms “Diversified Energy,” the “Company,” the “Group,” “DEC,” “we,” “us,” “our company” and “our business” refer to Diversified Energy Company PLC, together with its consolidated subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, any prospectus supplement and the documents incorporated by reference herein and therein contain forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management. In some cases, you can identify forward-looking statements by the following words: “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “seek,” “believe,” “estimate,” “predict,” “potential,” “continue,” “contemplate,” “possible” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Forward-looking statements are not guarantees of performance. We have based forward-looking statements in this prospectus on our current expectations and beliefs about future developments and their potential effect on us.
These statements in this prospectus and the documents incorporated by reference herein include, but are not limited to, the Company’s future plans, expectations, objectives for the Company’s operations, including statements about strategy, synergies, expansion projects, acquisitions and divestitures, future operations; sustainability-related goals, strategies and initiatives, including, among others, those relating our diversity representation targets, reducing methane and greenhouse gas emissions (“GHG”), including our Scope 1 and Scope 2 or net zero goals, environmental management, waste management, safety and asset integrity, health and safety, and community investment and engagement; our plans to achieve our sustainability-related goals and to monitor and report progress; sustainability-related engagement, commitments, and disclosure; and other related items. While this prospectus and the information incorporated by reference herein describe potential future events and matters that may be significant, and with respect to which we may even use the word “material” or “materiality,” the potential significance of these events and matters should not be read as equating to “materiality” as the concept is used in connection with our required disclosures made in response to SEC and exchange rules and regulations.
Any forward-looking statement made by us in this prospectus or incorporated by reference herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. Moreover, while the documents incorporated by reference herein may contain information on several sustainability-related topics, including goals and ambitions, there are inherent uncertainties in providing such information, due to the complexity and novelty of many methodologies established for collecting, measuring, and analyzing sustainability-related data. While we anticipate continuing to monitor and report on certain sustainability-related information, we cannot guarantee that such data will be consistent year-to-year, as methodologies and expectations continue to evolve. Additionally, some of the data provided in the documents incorporated by reference herein may be estimated or reliant on estimated information, which is inherently imprecise, and we cannot guarantee that estimates are identified as such in every instance. Furthermore, there are sources of uncertainty and limitations that exist that are beyond our control and could impact our plans and timelines, including the reliance on technological and regulatory advancements and market participants’ behaviors and preferences. We undertake no obligation to publicly update any forward-looking statement whether as a result of new information, future development, or otherwise, except as may be required by law. In some cases, the information in the documents incorporated by reference herein is prepared, or based on information prepared, by government agencies or third-party vendors and consultants and is not independently verified by the Company. Furthermore, unless explicitly noted in each instance where it occurs, the relevant sustainability-related data provided in the documents incorporated by reference herein has not been audited or subject to any third-party assurance process. This data should not be interpreted as any form of guarantee or assurance of accuracy, future results or trends, and we make no representation or warranty as to third-party information.
These statements involve risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus and the documents incorporated by reference herein, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. Forward-looking statements contained in this prospectus and the documents incorporated by reference herein are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties (some of which are beyond our control) and assumptions that could cause our actual results to differ materially from our historical experience and present expectations or projections. We caution you that assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements. Known material factors that could cause actual results to differ from those expressed in or implied by forward-looking statements contained in this prospectus or incorporated by reference herein are described under “Risk Factors” and in other sections of this prospectus, and in the section titled “Risk Factors” in our latest annual report on Form 20-F filed with the SEC, which is incorporated by reference herein, and our other filings with the SEC that are incorporated by reference herein. Such factors include, but are not limited to:
•
risks related to any of our acquisitions, including the risk that the transaction may not be completed on the timeline or terms currently contemplated, risks related to the ability to obtain any necessary consents or approvals, the risk that the benefits of the transaction may not be fully realized or may take longer to realize than expected, the risk that the costs of the acquisition will be significant, and the risk that management attention will be diverted to transaction-related issues;

•
declines in, the sustained depression of, or increased volatility in the prices we receive for our natural gas, oil and NGLs, or increases in the differential between index natural gas, oil and NGL prices and prices received;

•	operating risks, including, but not limited to, risks related to properties where we do not serve as the operator;
•
the adequacy of our capital resources and liquidity, including access to additional borrowing capacity under our Credit Facility and the ability to obtain future financing on commercially reasonable terms or at all;

•	the effects of and changes in government regulation, permitting and other legal requirements, including, but not limited to, new legislation;
•	laws and regulations relating to climate change and GHG emissions and physical risks associated with climate change;
•
attention to sustainability matters and conservation measures and risks related to our public statements with respect to such matters that may be subject to heightened scrutiny from public and governmental authorities, risks that the Company may face regarding potentially conflicting anti-environmental, social and governance (“ESG”) initiatives from U.S., state or U.K./European governments, which could lead to increased litigation risk from private parties and governmental authorities or regulatory bodies or increased costs of compliance;

•	potential liability resulting from pending or future litigation, government investigations and other proceedings;
•
the effects of environmental, natural gas, oil and NGL related and occupational health and safety laws and regulations, including, but not limited to delays, curtailment or cessation of operations or exposure to material costs and liabilities;

•
difficult and adverse conditions in the domestic and global capital and credit markets and economies, including effects of diseases, political instability, including but not limited to instability related to the military conflict in Ukraine and in Israel and surrounding countries, and pricing and production decisions;

•	the geographic concentration of our operations;
•	potential financial losses or earnings reductions resulting from our commodity price risk management program or any inability to manage our commodity price risks;
•	the failure by counterparties to our derivative risk management activities to perform their obligations;
•	shortages of oilfield equipment, supplies, services and qualified personnel and increased costs for such equipment, supplies, services and personnel;
•
access to pipelines, storage platforms, shipping vessels and other means of transporting and storing and refining gas and oil, including without limitation, changes in availability of, and access to, pipeline usage;

•	risks and liabilities associated with acquired properties, including, but not limited to, the assets acquired in our most recent acquisitions and any future acquisitions;
•	uncertainties about the estimated quantities of our natural gas, oil and NGL reserves;
•	uncertainties about our ability to replace reserves;
•	our ability to generate environmental credits attributable through the production of coal mine methane;
•	our hedging strategy;
•	competition in the natural gas, oil and NGL industry;
•	our substantial existing indebtedness; and
•	risks related to and the effects of actual or anticipated health emergencies or pandemics.
Reserve engineering is a process of estimating underground accumulations of natural gas, oil and NGLs that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by our reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve and PV-10 estimates may differ significantly from the quantities of natural gas, oil and NGLs that are ultimately recovered.
You should refer to the section titled “Risk Factors” of this prospectus for a discussion of other important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and although we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted a thorough inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

DIVERSIFIED ENERGY COMPANY PLC
We are a leading independent energy company focused on natural gas and liquids production, transportation, marketing and well retirement, primarily located within the Appalachian and Central regions of the United States. Our strategy is to acquire existing long-life assets and to make investments in those assets to improve environmental and operational performance under a modern field management philosophy and stewardship-based approach to generate cash flows and maximize shareholder returns. Our target assets are characterized by multi-decade production profiles and low decline rates, and we place a particular focus on assets whose value we believe can be enhanced by scale and vertical integration through complementary midstream infrastructure or by our operational and marketing framework.
We were incorporated as a public limited company with the legal name Diversified Gas & Oil plc under the laws of the United Kingdom on July 31, 2014 with the company number 09156132. On May 6, 2021, we changed our company name to Diversified Energy Company PLC.
Our registered office is located at 4th Floor Phoenix House, 1 Station Hill, Reading, Berkshire United Kingdom, RG1 1NB. In February 2017, our shares were admitted to trading on the Alternative Investment Market (“AIM”) of the London Stock Exchange (“LSE”) under the ticker “DGOC.” In May 2020, our shares were admitted to listing on the Official List of the United Kingdom Financial Conduct Authority and to trading on the Main Market of the LSE. With the change in corporate name in 2021, our shares listed on the LSE began trading under the new ticker “DEC.” In December 2023, our shares were admitted to trading on the New York Stock Exchange (“NYSE”) under the ticker “DEC.”
Our principal executive offices are located at 1600 Corporate Drive, Birmingham, Alabama 35242, and our telephone number at that location is +1 (205) 408-0909. Our website address is www.div.energy. The information contained on, or that can be accessed from, our website does not form part of this prospectus. We have included our website address solely as an inactive textual reference.

RISK FACTORS
An investment in our ordinary shares involves a high degree of risk. Before investing in our ordinary shares, you should carefully consider all of the information set forth in this prospectus and the documents incorporated by reference herein, and the risks discussed under the caption “Risk Factors” in our latest Annual Report on Form 20-F filed with the SEC and any subsequent updates and other reports and documents we file with the SEC described in our reports on Form 6-K and which are incorporated by reference herein and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. Please see “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially and adversely affected by any of such risks or additional risks and uncertainties that are currently immaterial or unknown. The trading price and value of our ordinary shares could decline due to any of these risks, and you may lose all or part of your investment. Please see “Special Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS
Unless otherwise indicated in an accompanying prospectus supplement or free writing prospectus, the net proceeds from the sale of ordinary shares will be used for general corporate purposes. Any specific allocation of the net proceeds of an offering of our ordinary shares to a specific purpose will be determined at the time of the offering and will be described in any applicable prospectus supplement.

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION
The following is a description of the material terms of the registrant’s articles of association (the “Articles of Association”). The following description may not contain all of the information that is important to you, and we therefore refer you to our Articles of Association, a copy of which is filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part.
General
We were incorporated as a public limited company with the legal name Diversified Gas & Oil plc under the laws of the United Kingdom on July 31, 2014 with the company number 09156132. On May 6, 2021, we changed our company name to Diversified Energy Company PLC. Our registered office is 4th Floor Phoenix House, 1 Station Hill, Reading, Berkshire, United Kingdom, RG1 1NB. The principal legislation under which we operate and our shares are issued is the Companies Act 2006.
As of February 7, 2025, our issued share capital amounted to approximately £10 million, represented by 51,295,942 ordinary shares with a nominal value of £0.20 per share. All issued ordinary shares are fully paid.
As of February 7, 2025, there were approximately 409 holders of record of our ordinary shares, which does not include beneficial owners holding our securities through nominee names.
Ordinary Shares
The following summarizes the rights to which holders of our ordinary shares are entitled pursuant to the Articles of Association:
•	each holder of our ordinary shares is entitled to one vote per ordinary share on all matters to be voted on by shareholders generally;
•	the holders of the ordinary shares shall be entitled to receive notice of, attend, speak and vote at our general meetings; and
•	holders of our ordinary shares are entitled to receive such dividends as are recommended by our board of directors and declared by our shareholders.
Registered Shares
We are required by the Companies Act 2006 to keep a register of our shareholders. Under UK law, the ordinary shares are deemed to be issued when a person acquires the unconditional right to be included in the Company's register of members in respect of the shares. The share register is therefore prima facie evidence of the identity of our shareholders and the shares that they hold. The share register generally provides limited, or no, information regarding the ultimate beneficial owners of our ordinary shares. Our share register is maintained by our registrar, Computershare Investor Services PLC.
Under the Companies Act 2006, we must enter an allotment of shares in our share register as soon as practicable and in any event within two months of the allotment. We will perform all procedures necessary to update the share register to reflect the ordinary shares being sold in an offering pursuant to this prospectus. We are also required by the Companies Act 2006 to register a transfer of shares (or give the transferee notice of and reasons for refusal) as soon as practicable and in any event within two months of receiving notice of the transfer.
We, any of our shareholders or any other affected person may apply to the court for rectification of the share register if:
•	the name of any person, without sufficient cause, is wrongly entered in or omitted from our register of shareholders; or
•
there is a default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder or on whose shares we have a lien, provided that such refusal does not prevent dealings in the shares taking place on an open and proper basis.

Preemptive Rights
UK law generally provides shareholders with preemptive rights when new shares are issued for cash; however, it is possible for a company’s articles of association, or shareholders in general meeting, to exclude preemptive rights. Such an exclusion of preemptive rights may be for a maximum period of up to five years from the date of adoption of the articles of association, if the exclusion is contained in the articles of association, or from the date of the shareholder resolution, if the exclusion is by shareholder resolution. In either case, this exclusion would need to be renewed by the company’s shareholders upon its expiration (i.e., at least every five years).
On May 10, 2024, our shareholders approved the exclusion of preemptive rights, for an aggregate nominal value of up to £1,902,736, representing not more than 20% of the issued share capital as at April 9, 2024, subject to certain conditions, with such authority expiring at the conclusion of our next annual general meeting or, if earlier, June 30, 2025. Such exclusion will need to be renewed upon expiration (i.e., on the conclusion of our next annual general meeting or, if earlier, June 30, 2025) to remain effective, but may be sought more frequently for additional five-year terms (or any shorter period).
Options
As of February 7, 2025, there were options to purchase 153,631 ordinary shares outstanding with a weighted-average exercise price of £17.34 ($21.43) per share. These options lapse after ten years from the date of the grant.
Articles of Association
Shares and Rights Attaching to Them
Objects
The objects of our Company are unrestricted.
Rights Attached to Shares
Subject to the Companies Act 2006 and to the rights conferred on the holders of any other shares, any share may be issued with or have attached to it such rights and restrictions as the Company may by ordinary resolution decide or, if no such resolution is in effect or so far as the resolution does not make specific provision, as the board of directors may decide.
Voting Rights
Subject to the provisions of the Companies Act 2006 and any restrictions imposed in the Articles of Association and any rights or restrictions attached to any class of shares of our share capital, on a resolution, on a show of hands:
•	every shareholder present in person shall have one vote;
•
each proxy present who has been duly appointed by one or more shareholders entitled to vote on the resolution has one vote unless the proxy has been appointed by more than one shareholder entitled to vote on the resolution in which case: (i) where the proxy has been instructed by one or more of such shareholders to vote for the resolution and by one or more of such shareholders to vote against the resolution the proxy has one vote for and one vote against the resolution; or (ii) where the proxy has been instructed by, or exercises his discretion given by, one or more of those shareholders to vote for the resolution and has been instructed by, or exercises his discretion given by, one or more other of those shareholders to vote against it, a proxy has one vote for and one vote against the resolution; and

•
each person authorized by a corporation to exercise voting powers on behalf of the corporation is entitled to exercise the same voting powers as the corporation would be entitled to unless a corporation authorizes more than one person, in which case: (i) if more than one person authorized by the same corporation purport to exercise the power to vote on a show of hands in respect of the same shares in the Company and exercise the power in the same way as each other, the power is treated as exercised in that way; or (ii) if more than one person authorized by the same corporation purports to exercise the power to vote on a show of hands in respect of the same shares in the Company, and they do not exercise the power in the same way as each other, the power is treated as not exercised.

Subject to the provisions of the Companies Act 2006 and any restrictions imposed by the Articles of Association and any rights or restrictions attached to any class of shares of our share capital, on a vote on a resolution on a poll, every shareholder present shall have one vote for every ordinary share in our share capital held by him or his appointee, or and if entitled to more than one vote need not, if he votes, use all his votes or cast all his votes in the same way.
For so long as any share are held in a settlement system operated by DTC and a DTC Depositary holds legal title to shares in our capital for DTC, any resolution put to the vote of a general meeting must be decided on a poll. Subject to the foregoing, at a general meeting, a resolution put to the vote of the meeting shall be decided on a show of hands, unless (before, or immediately after the declaration of the result of, the show of hands or on the withdrawal of any other demand for a poll) a poll is demanded by:
•	the chairman of the meeting;
•	at least five shareholders present in person or by proxy having the right to vote on the resolution; or
•
a shareholder or shareholders present in person or by proxy representing in aggregate not less than 10% of the total voting rights of all the shareholders having the right to vote on the resolution (excluding any voting rights attached to any shares in the Company held as treasury shares); or

•
a shareholder or shareholders present in person or by proxy holding shares conferring the right to vote on the resolution on which an aggregate sum has been paid up equal to not less than 10% of the total sum paid up on all the shares conferring that right (excluding shares in the Company conferring a right to vote on the resolution which are held as treasury shares), and a demand for a poll by a person as proxy for a shareholder shall be as valid as if the demand were made by the shareholder himself.
Restrictions on Voting
Subject to the board of directors’ ability to decide otherwise, no shareholder shall be entitled to be present or to be counted in the quorum or vote, either in person or by proxy, at any general meeting or at any separate class meeting of the holders of a class of shares or on a poll or to exercise other rights conferred by the shareholders in relation to the meeting or poll, unless all calls or other monies due and payable in respect of the shareholder’s shares have been paid up.
The board of directors may from time to time make calls upon the shareholders in respect of any money unpaid on their shares and each shareholder shall (subject to at least 14 clear days’ notice specifying the time or times and place of payment) pay at the time or times so specified the amount called on their shares.
If a shareholder or a person appearing to be interested in shares held by that shareholder has been issued with a notice under section 793 of the Companies Act 2006 (“Section 793 Notice”) by the Company and has failed in relation to those shares (“Default Shares” which expression includes any shares issued after the date of such notice in right of those shares) to respond to the Section 793 Notice by not providing the information required within 14 days following the date of service of the notice, the shareholder holding the Default Shares shall not be entitled in respect of the Default Shares to be present or to vote (either in person or representative or proxy) at a general meeting or a separate meeting of the holders of the same class of shares, or on a poll or to exercise other rights conferred by virtue of being a shareholder of the Company. For additional information permissible actions by the Company’s directors with respect to Default Shares, see below under the subsection titled “—Other UK Law Considerations-Disclosure of Interest in Shares.” The restriction on voting shall cease to apply: (i) if the shares are transferred by means of an excepted transfer but only in respect of the shares transferred; or (ii) at the end of the period of seven days (or such shorter period as the board of directors may determine) following receipt by the Company of the information required by the Section 793 Notice and the board of directors being fully satisfied that such information is full and complete; provided, however, the board of directors may waive these restrictions, in whole or in part, at any time.
Dividends
The Company may, by ordinary resolution, declare a dividend to be paid to the shareholders, according to their respective rights and interests in the profits, and may fix the time for payment of such dividend, but no dividend shall exceed the amount recommended by the board of directors.
The board of directors may pay such interim dividends as appear to the board of directors to be justified by the financial position of the Company and may also pay any dividend payable at a fixed rate at intervals settled by the board of directors whenever the financial position of the Company, in the opinion of the board of directors, justifies its payment. If the board of directors acts in good faith, none of the directors shall incur any liability to the holders of shares conferring preferred rights for any loss such holders may suffer in consequence of the payment of an interim dividend on any shares having nonpreferred or deferred rights.
No dividend will be payable except out of profits of the Company available for distribution in accordance with the provisions of the Companies Act 2006, or in excess of the amount recommended by the board of directors. If, in the opinion of the board of directors, the profit of the Company justifies such payments, the board of directors may: (i) pay the fixed dividends on any class of shares carrying a fixed dividend expressed to be payable on fixed dates on the half-yearly or other dates prescribed for payment; and (ii) pay interim dividends of such amounts and on such dates as it thinks fit.
Subject to the provisions of the Companies Act 2006 and except as otherwise provided by our Articles of Association or by the rights or privileges attached to any shares carrying a preferential or special rights to dividends, Company profits will be used to pay dividends on shares and all dividends shall be declared and paid according to the amounts paid up on the shares and shall be apportioned and paid pro rata according to the amounts paid up on the shares during any part of the period in respect of which the dividend is paid.
No dividend or other monies payable by us on or in respect of any share shall bear interest against us. Any dividend unclaimed or retained in accordance with our Articles of Association after a period of 12 years from the date such dividend became due for payment will be forfeited and revert to us. The payment of any unclaimed dividend, interest or other sum payable by the Company on or in respect of any share into a separate account shall not constitute the Company a trustee in respect of it.
Dividends may be declared or paid in any currency. The board of directors may agree with any shareholder that dividends which may at any time or from time to time be declared or become due on his shares in one currency shall be paid or satisfied in another, and may agree the basis of conversion to be applied and how and when the amount to be paid in the other currency shall be calculated and paid and for the Company or any other person to bear any costs involved.
Upon the recommendation of the board of directors and with the sanction of an ordinary resolution of the Company, all or any part of the dividend can be paid by the distribution of specific assets and the board of directors must give effect to such ordinary resolution. With the sanction of an ordinary resolution of the Company, the board of directors may offer any holders of ordinary shares the right to elect to receive in lieu of a dividend an allotment of ordinary shares credited as fully paid up, instead of or part of a cash dividend, subject to such exclusions or arrangements as the board of directors may deem necessary or expedient.
Change of Control
There is no specific provision in the Articles of Association that would have the effect of delaying, deferring or preventing a change of control.
Distributions on Winding Up
If the Company is in liquidation, the liquidator may, with the authority of a special resolution of the Company and any other authority required by the Companies Act 2006:
•
divide among the shareholders in specie the whole or any part of the assets of the Company and, for that purpose, value any assets and determine how the division shall be earned out as between the shareholders or different classes of shareholders; or

•
vest the whole or any part of the assets in trustees upon such trusts for the benefit of shareholders as the liquidator, with the like sanction, shall think fit but no shareholder shall be compelled to accept any assets upon which there is any liability.

Variation of Rights
Whenever the share capital of the Company is divided into different classes of shares, all or any of the rights for the time being attached to any class of shares in issue may from time to time (whether or not the Company is being wound up) be varied in such manner as those rights may provide or (if no such provision is made) either with the consent in writing of the holders of three-fourths in nominal value of the issued shares of that class or with the authority of a special resolution passed at a separate general meeting of the holders of those shares. The Companies Act 2006 provides a right to object to the variation of the share capital by the shareholders who did not vote in favor of the variation. Should an aggregate of 15% of the shareholders of the issued shares in question apply to the court to have the variation cancelled, the variation shall have no effect unless and until it is confirmed by the court.
Unless otherwise expressly provided by the rights attached to any class of shares those rights shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with them or by the purchase or redemption by the Company of any of its own shares.
Alteration to Share Capital
We may, by ordinary resolution of shareholders, consolidate and divide all or any of our share capital into shares of larger nominal value than our existing shares, or sub-divide our shares or any of them into shares of a smaller nominal value. We may, by special resolution of shareholders, confirmed by the court, reduce our share capital or any capital redemption reserve or any share premium account in any manner authorized by the Companies Act 2006. We may redeem or purchase all or any of our shares as described in the subsection titled “—Other UK Law Considerations—Purchase of Own Shares.”
Preemption Rights
In certain circumstances, our shareholders may have statutory preemption rights under the Companies Act 2006 in respect of the allotment of new shares as described in the subsection titled “—Preemptive Rights” above and the subsection titled “—Differences in Corporate Law—Preemptive Rights” below.
Transfer of Shares
Subject to the restrictions in the Articles of Association, a shareholder may transfer all or any of his shares in any manner which is permitted by the Companies Act 2006 and is from time to time approved by the board of directors.
An instrument of transfer of a certificated share may be in any usual form or in any other form which the board of directors may approve and shall be signed by or on behalf of the transferor and (except in the case of a fully paid share) by or on behalf of the transferee.
The board of directors may, in its absolute discretion refuse to register any instrument of transfer of a certificated share:
•
which is not fully paid up but, in the case of a class of shares which has been admitted to official listing by the United Kingdom Financial Conduct Authority, not so as to prevent dealings in those shares from taking place on an open and proper basis; or

•	on which the Company has a lien.
The board of directors may also refuse to register any instrument of transfer of a certificated share unless it is:
•	left at the office, or at such other place as the board of directors may decide, for registration;
•
accompanied by the certificate for the shares to be transferred and such other evidence (if any) as the board of directors may reasonably require to prove the title of the intending transferor or his right to transfer the shares; and

•	in respect of only one class of shares.
All instruments of transfer which are registered may be retained by the Company, but any instrument of transfer which the board of directors refuses to register shall (except in any case where fraud or any other crime involving dishonesty is suspected in relation to such transfer) be returned to the person presenting it.
Shareholder Meetings
Annual General Meetings
In accordance with the Companies Act 2006, we are required in each year to hold an annual general meeting in addition to any other general meetings in that year and to specify the meeting as such in the notice convening it. The annual general meeting shall be convened whenever and wherever the board of directors sees fit, subject to the requirements of the Companies Act 2006, as described in the subsections titled “—Differences in Corporate Law—Annual General Meeting” and “—Differences in Corporate Law—Notice of General Meetings” below.
Notice of General Meetings
The arrangements for the calling of general meetings are described in the subsection titled “ —Differences in Corporate Law—Notice of General Meetings” below.
Quorum of General Meetings
No business shall be transacted at any general meeting unless a quorum is present. At least two shareholders present in person or by proxy and entitled to vote shall be a quorum for all purposes. If within 15 minutes from the time fixed for holding a general meeting a quorum is not present, the meeting, if convened on the requisition of shareholders, shall be dissolved. In any other case, it shall stand adjourned for ten clear days (or, if that day is a Saturday, a Sunday or a holiday, to the next working day) and at the same time and place, or electronic platform, as the original meeting, or, subject to Article 36.4 of our Articles of Association and the Companies Act 2006, to such other day, and at such other time and place, or electronic platform, as the board of directors may decide. If at an adjourned meeting a quorum is not present within 15 minutes from the time fixed for holding the meeting, the meeting shall be dissolved.
Class Meetings
The provisions in the Articles of Association relating to general meetings apply to every separate general meeting of the holders of a class of shares except that:
•
the quorum for such class meeting shall be two holders in person or by proxy representing not less than one-third in nominal value of the issued shares of the class (excluding any shares held in treasury);

•	at the class meeting, a holder of shares of the class present in person or by proxy may demand a poll and shall on a poll be entitled to one vote for every share of the class held by him; and
•	if at any adjourned meeting of such holders a quorum is not present at the meeting, one holder of shares of the class present in person or by proxy at an adjourned meeting constitutes a quorum.
Directors
Number of Directors
The board of directors (other than alternate directors) shall not, unless otherwise determined by an ordinary resolution of the Company, be less than two nor more than 15 in number.
Appointment of Directors
The Company may by ordinary resolution elect any person who is willing to act to be a director, either to fill a vacancy or as an additional director, but so that the total number of directors shall not exceed any maximum number fixed by or in accordance with our Articles of Association.
No person (other than a director retiring in accordance with our Articles of Association) shall be elected or re-elected a director at any general meeting unless:
•	he is recommended by the board of directors; or
•
not less than 14 nor more than 42 days before the date appointed for the meeting there has been given to the Company, by a shareholder (other than the person to be proposed) entitled to vote at the meeting, notice of his intention to propose a resolution for the election of that person, stating the particulars which would, if he were so elected, be required to be included in the Company’s register of directors and a notice executed by that person of his willingness to be elected.

Every resolution of a general meeting for the election of a director shall relate to one named person and a single resolution for the election of two or more persons shall be void, unless a resolution that it shall be so proposed has been first agreed to by the meeting without any vote being cast against it.
At each annual general meeting every director shall retire from office. A retiring director shall be eligible for re-election, and a director who is re-elected will be treated as continuing in office without a break.
A retiring director who is not re-elected shall retain office until the close of the meeting at which he retires.
If the Company, at any meeting at which a director retires in accordance with our Articles of Association, does not fill the office vacated by such director, the retiring director, if willing to act, shall be deemed to be re-elected, unless at the meeting a resolution is passed not to fill the vacancy or to elect another person in his place or unless the resolution to re-elect him is put to the meeting and lost.
Directors’ Interests
If a director is in any way, directly or indirectly, interested in a proposed transaction or arrangement with the Company, he must declare the nature and extent of that interest to the other directors. Where a director is in any way, directly or indirectly, interested in a transaction or arrangement that has been entered into by the Company, he must declare the nature and extent of his interest to the other directors, unless the interest has already been declared.
Subject to the Companies Act 2006 and to declaring his interest in accordance with the Articles of Association, a director may:
•
enter into or be interested in any transaction or arrangement with the Company, either with regard to his tenure of any office or position in the management, administration or conduct of the business of the Company or as vendor, purchaser or otherwise;

•
hold any other office or place of profit with the Company (except that of auditor) in conjunction with his office of director for such period (subject to the Companies Act 2006) and upon such terms as the board of directors may decide and be paid such extra remuneration for so doing (whether by way of salary, commission, participation in profits or otherwise) as the board of directors may decide, either in addition to or in lieu of any remuneration under any other provision of our Articles of Association;

•	act by himself or his firm in a professional capacity for the Company (except as auditor) and be entitled to remuneration for professional services as if he were not a director;
•
be or become a shareholder or director of, or hold any other office or place of profit under, or otherwise be interested in, any holding company or subsidiary undertaking of that holding company or any other company in which the Company may be interested. The board of directors may cause the voting rights conferred by the shares in any other company held or owned by the Company or exercisable by them as directors of that other company to be exercised in such manner in all respects as it thinks fit (including the exercise of voting rights in favor of any resolution appointing the directors or any of them as directors or officers of the other company or voting or providing for the payment of any benefit to the directors or officers of the other company); and

•
be or become a director of any other company in which the Company does not have an interest if that cannot reasonably be regarded as likely to give rise to a conflict of interest at the time of his appointment as a director of that other company.

A director shall not vote (or be counted in the quorum at a meeting) in respect of any resolution concerning his own appointment (including fixing or varying its terms), or the termination of his own appointment, as the holder of any office or place of profit with the Company or any other company in which the Company is interested but, where proposals are under consideration concerning the appointment (including fixing or varying its terms), or the termination of the appointment, of two or more directors to offices or places of profit with the Company or any other company in which the Company is interested, those proposals may be divided and a separate resolution may be put in relation to each director and in that case each of the directors concerned (if not otherwise debarred from voting under the Articles of Association) shall be entitled to vote (and be counted in the quorum) in respect of each resolution unless it concerns his own appointment or the termination of his own appointment.

A director shall also not vote (or be counted in the quorum at a meeting) in relation to any resolution relating to any transaction or arrangement with the Company in which he has an interest which may reasonably be regarded as likely to give rise to a conflict of interest and, if he purports to do so, his vote shall not be counted, but this prohibition shall not apply and a director may vote (and be counted in the quorum) in respect of any resolution concerning any one or more of the following matters:
•	any transaction or arrangement in which he is interested by virtue of an interest in shares, debentures or other securities of the Company or otherwise in or through the Company;
•	the giving of any guarantee, security or indemnity in respect of:
•	money lent or obligations incurred by him or by any other person at the request of, or for the benefit of, the Company or any of its subsidiary undertakings; or
•
a debt or obligation of the Company or any of its subsidiary undertakings for which he himself has assumed responsibility in whole or in part (either alone or jointly with others) under a guarantee or indemnity or by the giving of security;

•	indemnification (including loans made in connection with it) by the Company in relation to the performance of his duties on behalf of the Company or of any of its subsidiary undertakings;
•
any issue or offer of shares, debentures or other securities of the Company or any of its subsidiary undertakings in respect of which he is or may be entitled to participate in his capacity as a holder of any such securities or as an underwriter or sub underwriter;

•
any transaction or arrangement concerning any other company in which he does not hold, directly or indirectly as shareholder, or through his direct or indirect holdings of financial instruments (within the meaning of Chapter 5 of the Disclosure Guidance and Transparency Rules of the United Kingdom Financial Conduct Authority) voting rights representing 1% or more of any class of shares in the capital of that company;

•
any arrangement for the benefit of employees of the Company or any of its subsidiary undertakings which does not accord to him any privilege or benefit not generally accorded to the employees to whom the arrangement relates; and

•	the purchase or maintenance of insurance for the benefit of directors or for the benefit of persons including directors.
If any question arises at any meeting as to whether an interest of a director (other than the chairman of the meeting) may reasonably be regarded as likely to give rise to a conflict of interest or as to the entitlement of any director (other than the chairman of the meeting) to vote in relation to a transaction or arrangement with the Company and the question is not resolved by his voluntarily agreeing to abstain from voting, the question shall be referred to the chairman of the meeting and his ruling in relation to the director concerned shall be final and conclusive except in a case where the nature or extent of the interest of the director concerned, so far as known to him, has not been fairly disclosed. If any question shall arise in respect of the chairman of the meeting and is not resolved by his voluntarily agreeing to abstain from voting, the question shall be decided by a resolution of the board of directors (for which purpose the chairman shall be counted in the quorum but shall not vote on the matter) and the resolution shall be final and conclusive except in a case where the nature or extent of the interest of the chairman of the meeting, so far as known to him, has not been fairly disclosed.
Directors’ Fees and Remuneration
The directors shall be paid such fees not exceeding in aggregate £1,055,000 per annum (or such larger sum as the Company may, by ordinary resolution, determine) as the board of directors may decide, to be divided among them in such proportion and manner as they may agree or, failing agreement, equally. Any such fee payable shall be distinct from any remuneration or other amounts payable to a director under other provisions of our Articles of Association and shall accrue from day to day.
The board of directors may grant special remuneration to any director who performs any special or extra services to or at the request of the Company.

Such special remuneration may be paid by way of lump sum, salary, commission, participation in profits or otherwise as the board of directors may decide in addition to any remuneration payable under or pursuant to any other provision of our Articles of Association.
A director shall be paid out of the funds of the Company all travelling, hotel and other expenses properly incurred by him in and about the discharge of his duties, including his expenses of travelling to and from board meetings, committee meetings and general meetings. Subject to any guidelines and procedures established from time to time by the board of directors, a director may also be paid out of the funds of the Company all expenses incurred by him in obtaining professional advice in connection with the affairs of the Company or the discharge of his duties as a director.
The board of directors may exercise all the powers of the Company to:
•
pay, provide, arrange or procure the grant of pensions or other retirement benefits, death, disability or sickness benefits, health, accident and other insurances or other such benefits, allowances, gratuities or insurances, including in relation to the termination of employment, to or for the benefit of any person who is or has been at any time a director of the Company or in the employment or service of the Company or of any body corporate which is or was associated with the Company or of the predecessors in business of the Company or any such associated body corporate, or the relatives or dependents of any such person. For that purpose, the board of directors may procure the establishment and maintenance of, or participation in, or contribution to, any pension fund, scheme or arrangement and the payment of any insurance premiums;

•
establish, maintain, adopt and enable participation in any profit sharing or incentive scheme including shares, share options or cash or any similar schemes for the benefit of any director or employee of the Company or of any associated body corporate, and to lend money to any such director or employee or to trustees on their behalf to enable any such schemes to be established, maintained or adopted; and

•
support and subscribe to any institution or association which may be for the benefit of the Company or of any associated body corporate or any directors or employees of the Company or associated body corporate or their relatives or dependents or connected with any town or place where the Company or an associated body corporate carries on business, and to support and subscribe to any charitable or public object whatsoever.

Borrowing Powers
The board of directors may exercise all the powers of the Company to borrow money, to guarantee, to indemnify, to mortgage or charge all or any part of its undertaking, property, assets (present and future) and uncalled capital, and to issue debentures and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party. There is no requirement on the directors to restrict the borrowing of the Company or any of its subsidiary undertakings.
Indemnity
As far as the Companies Act 2006 allows, the Company may:
(i)	indemnify any director of the Company (or of an associated body corporate) against any liability;
(ii)
indemnify a director of a company that is a trustee of an occupational pension scheme for employees (or former employees) of the Company (or of an associated body corporate) against liability incurred in connection with the company’s activities as trustee of the scheme;

(iii)	purchase and maintain insurance against any liability for any director referred to in paragraph (i) or (ii) above; and
(iv)
provide any director referred to in paragraphs (i) or (ii) above with funds (whether by loan or otherwise) to meet expenditure incurred or to be incurred by him in defending any criminal, regulatory or civil proceedings or in connection with an application for relief (or to enable any such director to avoid incurring such expenditure), the powers given by the Articles of Association shall not limit any general powers of the Company to grant indemnities, purchase and maintain insurance or provide funds (whether by way of loan or otherwise) to any person in connection with any legal or regulatory proceedings or applications for relief.

Other UK Law Considerations
Notification of Voting Rights
A shareholder in a public company incorporated in the United Kingdom whose shares are admitted to the equity shares (commercial companies) category of the Official List of the United Kingdom Financial Conduct Authority and to trading on the Main Market of the LSE is required pursuant to Rule 5 of the Disclosure Guidance and Transparency Rules of the United Kingdom Financial Conduct Authority to notify us of the percentage of his voting rights if the percentage of voting rights that he holds as a shareholder or through his direct or indirect holding of financial instruments (or a combination of such holdings) reaches, exceeds or falls below 3%, 4%, 5%, 6%, 7%, 8%, 9%, 10% and each 1% threshold thereafter up to 100% as a result of an acquisition or disposal of shares or financial instruments.
Mandatory Purchases and Acquisitions
Pursuant to Sections 979 to 991 of the Companies Act 2006, where a takeover offer has been made for us and the offeror has acquired or unconditionally contracted to acquire not less than 90% in value of the shares to which the offer relates and not less than 90% of the voting rights carried by those shares, the offeror may give notice to the holder of any shares to which the offer relates which the offeror has not acquired or unconditionally contracted to acquire that he wishes to acquire, and is entitled to so acquire, those shares on the same terms as the general offer. The offeror would do so by sending a notice to the outstanding minority shareholders telling them that it will compulsorily acquire their shares. Such notice must be sent within three months of the last day on which the offer can be accepted in the prescribed manner. The squeeze-out of the minority shareholders can be completed at the end of six weeks from the date the notice has been given, subject to the minority shareholders failing to successfully lodge an application to the court to prevent such squeeze-out any time prior to the end of those six weeks following which the offeror can execute a transfer of the outstanding shares in its favor and pay the consideration to us, which would hold the consideration on trust for the outstanding minority shareholders. The consideration offered to the outstanding minority shareholders whose shares are compulsorily acquired under the Companies Act 2006 must, in general, be the same as the consideration that was available under the takeover offer.
Sell Out
The Companies Act 2006 also gives our minority shareholders a right to be bought out in certain circumstances by an offeror who has made a takeover offer for all of our shares. The holder of shares to which the offer relates, and who has not otherwise accepted the offer, may require the offeror to acquire his shares if, prior to the expiry of the acceptance period for such offer, (i) the offeror has acquired or unconditionally agreed to acquire not less than 90% in value of the voting shares, and (ii) not less than 90% of the voting rights carried by those shares. The offeror may impose a time limit on the rights of minority shareholders to be bought out that is not less than three months after the end of the acceptance period. If a shareholder exercises his rights to be bought out, the offeror is required to acquire those shares on the terms of this offer or on such other terms as may be agreed.
Disclosure of Interest in Shares
Pursuant to Part 22 of the Companies Act 2006, we are empowered by notice in writing to any person whom we know or have reasonable cause to believe to be interested in our shares, or at any time during the three years immediately preceding the date on which the notice is issued has been so interested, within a reasonable time to disclose to us particulars of that person’s interest and (so far as is within his knowledge) particulars of any other interest that subsists or subsisted in those shares.
Under our Articles of Association, if a person defaults in supplying us with the required particulars in relation to the shares in question or the default shares within the prescribed period, the directors may by notice direct that:
•
in respect of the default shares, the relevant shareholder shall not be entitled to attend or vote (either in person or by proxy) at any general meeting or of a general meeting of the holders of a class of shares or upon any poll or to exercise any right conferred by the default shares;

•
where the default shares represent at least 0.25% of their class, (i) any dividend or other money payable in respect of the default shares shall be retained by us without liability to pay interest, and/or

(ii) no transfers by the relevant shareholder of any default shares may be registered (unless the shareholder himself is not in default and the shareholder proves to the satisfaction of the board that no person in default as regards supplying such information is interested in any of the default shares); and/or
•
any shares held by the relevant shareholder in uncertificated form shall be converted into certificated form and that shareholder shall not after that be entitled to convert all or any shares held by him into uncertificated form (unless the shareholder himself is not in default as regards supplying the information required and the shareholder proves to the satisfaction of the board that, after due and careful inquiry, the shareholder is satisfied that none of the shares he is proposing to convert into uncertificated form is a default share).

Purchase of Own Shares
Under UK law, a limited company may only purchase its own shares out of the distributable profits of the company or the proceeds of a fresh issue of shares made for the purpose of financing the purchase, provided that they are not restricted from doing so by their articles. A limited company may not purchase its own shares if, as a result of the purchase, there would no longer be any issued shares of the company other than redeemable shares or shares held as treasury shares. Shares must be fully paid in order to be repurchased.
Subject to the above, we may purchase our own shares in the manner prescribed below. We may make a market purchase of our own fully paid shares pursuant to an ordinary resolution of shareholders. The resolution authorizing the purchase must:
•	specify the maximum number of shares authorized to be acquired;
•	determine the maximum and minimum prices that may be paid for the shares; and
•	specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.
We may purchase our own fully paid shares other than on a recognized investment exchange pursuant to a purchase contract authorized by resolution of shareholders before the purchase takes place. Any authority will not be effective if any shareholder from whom we propose to purchase shares votes on the resolution and the resolution would not have been passed if he had not done so. The resolution authorizing the purchase must specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.
Distributions and Dividends
Under the Companies Act 2006, before a company can lawfully make a distribution or dividend, it must ensure that it has sufficient distributable reserves (on a non-consolidated basis). The basic rule is that a company’s profits available for the purpose of making a distribution are its accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made. The requirement to have sufficient distributable reserves before a distribution or dividend can be paid applies to us and to each of our subsidiaries that has been incorporated under UK law.
It is not sufficient that we, as a public company, have made a distributable profit for the purpose of making a distribution. An additional capital maintenance requirement is imposed on us to ensure that the net worth of the company is at least equal to the amount of its capital. A public company can only make a distribution:
•
if, at the time that the distribution is made, the amount of its net assets (that is, the total excess of assets over liabilities) is not less than the total of its called-up share capital and undistributable reserves; and

•	if, and to the extent that, the distribution itself, at the time that it is made, does not reduce the amount of the net assets to less than that total.
City Code on Takeovers and Mergers
As a public company incorporated in the United Kingdom with our registered office in the United Kingdom and whose shares are admitted to the premium segment of the Official List of the United Kingdom Financial

Conduct Authority and to trading on the Main Market of the LSE, we are subject to the UK City Code on Takeovers and Mergers (the “City Code”), which is issued and administered by the UK Panel on Takeovers and Mergers (the “Panel”). The City Code provides a framework within which takeovers of companies subject to it are conducted. In particular, the City Code contains certain rules in respect of mandatory offers. Under Rule 9 of the City Code, if a person:
•	acquires an interest in our shares which, when taken together with shares in which he or persons acting in concert with him are interested, carries 30% or more of the voting rights of our shares; or
•
who, together with persons acting in concert with him, is interested in shares that in the aggregate carry not less than 30% and not more than 50% of the voting rights of our shares, and such persons, or any person acting in concert with him, acquires additional interests in shares that increase the percentage of shares carrying voting rights in which that person is interested, the acquirer and depending on the circumstances, its concert parties, would be required (except with the consent of the Panel) to make a cash offer for our outstanding shares at a price not less than the highest price paid for any interests in the shares by the acquirer or its concert parties during the previous 12 months.
Exchange Controls
There are no governmental laws, decrees, regulations or other legislation in the United Kingdom that may affect the import or export of capital, including the availability of cash and cash equivalents for use by us, or that may affect the remittance of dividends, interest or other payments by us to non-resident holders of our ordinary shares, other than withholding tax requirements. There is no limitation imposed by UK law or in our Articles of Association on the right of non-residents to hold or vote shares.
Differences in Corporate Law
The applicable provisions of the Companies Act 2006 differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of the Companies Act 2006 applicable to us and the General Corporation Law of the State of Delaware relating to shareholders’ rights and protections. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to Delaware law and UK law.

	United Kingdom	Delaware
Appointment and Number of Directors	Under the Companies Act 2006, a public limited company must have at least two directors, and the number of directors may be fixed by or in the manner provided in a company’s articles of association.	Under Delaware law, a corporation must have at least one director, and the number of directors shall be fixed by or in the manner provided in the by-laws.

Removal of Directors
Under the Companies Act 2006, shareholders may remove a director without cause by an ordinary resolution (which is passed by a simple majority of those voting in person or by proxy at a general meeting) irrespective of any provisions of any service contract the director has with the company, provided 28 clear days’ notice of the resolution has been given to the company and its shareholders. On receipt of notice of an intended resolution to remove a director, the company must forthwith send a copy of the notice to the director concerned. Certain other

Under Delaware law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (i) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is classified, stockholders may effect such removal only for cause; or (ii) in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his or her removal

	United Kingdom	Delaware
procedural requirements under the Companies Act 2006 must also be followed, such as allowing the director to make representations against his or her removal either at the meeting or in writing.
would be sufficient to elect him or her if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he or she is a part.

Vacancies on the Board of Directors
Under UK law, the procedure by which directors, other than a company’s initial directors, are appointed is generally set out in a company’s articles of association, provided that where two or more persons are appointed as directors of a public limited company by resolution of the shareholders, resolutions appointing each director must be voted on individually.

Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director unless (i) otherwise provided in the certificate of incorporation or by-laws of the corporation or (ii) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case a majority of the other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.

Annual General Meeting	Under the Companies Act 2006, a public limited company must hold an annual general meeting in each six-month period following the company’s annual accounting reference date.
Under Delaware law, the annual meeting of stockholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the by-laws.

General Meeting
Under the Companies Act 2006, a general meeting of the shareholders of a public limited company may be called by the directors
Shareholders holding at least 5% of the paid-up capital of the company carrying voting rights at general meetings (excluding nay paid up capital held as treasury shares) can require the directors to call a general meeting, and, if the directors fail to do so within a certain period, may themselves convene a general meeting.

Under Delaware law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the by-laws.

Notice of General Meetings
Under the Companies Act 2006, 21 clear days’ notice must be given for an annual general meeting and any resolutions to be proposed at the meeting. Subject to a company’s articles of association providing for a longer period, at least 14 clear days’ notice is required for any other general meeting. In addition, certain matters,

Under Delaware law, unless otherwise provided in the certificate of incorporation or by-laws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting and shall specify the place,

	United Kingdom	Delaware

such as the removal of directors or auditors, require special notice, which is 28 clear days’ notice. The shareholders of a company may in all cases consent to a shorter notice period, the proportion of shareholders’ consent required being 100% of those entitled to attend and vote in the case of an annual general meeting and, in the case of any other general meeting, a majority in number of the shareholders having a right to attend and vote at the meeting, being a majority who together hold not less than 95% in nominal value of the shares giving a right to attend and vote at the meeting.
date, hour, and purpose or purposes of the meeting.

Proxy	Under the Companies Act 2006, at any meeting of shareholders, a shareholder may designate another person to attend, speak and vote at the meeting on their behalf by proxy.
Under Delaware law, at any meeting of stockholders, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A director of a Delaware corporation may not issue a proxy representing the director’s vote (written or verbal) via another board member.

Preemptive Rights
Under the Companies Act 2006, “equity securities,” being (i) shares in a company other than shares that, with respect to dividends and capital, carry a right to participate only up to a specified amount in a distribution (“ordinary shares”) or (ii) rights to subscribe for, or to convert securities into, ordinary shares, proposed to be allotted for cash must be offered first to the existing equity shareholders in the company in proportion to the respective nominal value of their holdings, unless an exception applies or a special resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise, in each case in accordance with the provisions of the Companies Act 2006.

Under Delaware law, stockholders have no preemptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation.

Authority to Allot	Under the Companies Act 2006, the directors of a company must not allot shares or grant rights to subscribe for	Under Delaware law, if the corporation’s certificate of incorporation so provides, the board of

	United Kingdom	Delaware

or to convert any security into shares unless an exception applies or an ordinary resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise, in each case in accordance with the provisions of the Companies Act 2006.

directors has the power to authorize the issuance of stock. It may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the corporation or any combination thereof. It may determine the amount of such consideration by approving a formula. In the absence of actual fraud in the transaction, the judgment of the directors as to the value of such consideration is conclusive.

Liability of Directors and Officers
Under the Companies Act 2006, any provision, whether contained in a company’s articles of association or any contract or otherwise, that purports to exempt a director of a company, to any extent, from any liability that would otherwise attach to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

Any provision by which a company directly or indirectly provides an indemnity, to any extent, for a director of the company or of an associated company against any liability attaching to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he or she is a director is also void except as permitted by the Companies Act 2006, which provides exceptions for the company to (i) purchase and maintain insurance against such liability; (ii) provide a “qualifying third party indemnity” (being an indemnity against liability incurred by the director to a person other than the company or an associated company or for any criminal proceedings in which he is convicted); and (iii) provide a “qualifying pension scheme indemnity” (being an indemnity against liability incurred in connection with the company’s activities as trustee of an occupational pension plan).

Under Delaware law, a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

 • any breach of the director’s duty of loyalty to the corporation or its stockholders;

 •
acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

 •
intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or

 •
any transaction from which the director derives an improper personal benefit.

	United Kingdom	Delaware
Voting Rights
Under UK law, unless a poll is demanded by the shareholders of a company or is required by the chairman of the meeting or the company’s articles of association, shareholders shall vote on all resolutions on a show of hands. Under the Companies Act 2006, a poll may be demanded by (i) not fewer than five shareholders having the right to vote on the resolution; (ii) any shareholder(s) representing not less than 10% of the total voting rights of all the shareholders having the right to vote on the resolution (excluding any voting rights attaching to treasury shares); or (iii) any shareholder(s) holding shares in the company conferring a right to vote on the resolution (excluding any voting rights attaching to treasury shares) being shares on which an aggregate sum has been paid up equal to not less than 10% of the total sum paid up on all the shares conferring that right. A company’s articles of association may provide more extensive rights for shareholders to call a poll.

Under UK law, an ordinary resolution is passed on a show of hands if it is approved by a simple majority (more than 50%) of the votes cast by shareholders present (in person or by proxy) and entitled to vote. If a poll is demanded, an ordinary resolution is passed if it is approved by holders representing a simple majority of the total voting rights of shareholders present, in person or by proxy, who, being entitled to vote, vote on the resolution. Special resolutions require the affirmative vote of not less than 75% of the votes cast by shareholders present, in person or by proxy, at the meeting and entitled to vote. If a poll is demanded, a special resolution is passed if it is approved by shareholders representing not less than 75% of the total voting rights of shareholders who, being entitled to vote, vote in person, by proxy or in advance.
Delaware law provides that, unless otherwise provided in the certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.

	United Kingdom	Delaware
Shareholder Vote on Certain Transactions
The Companies Act 2006 provides for schemes of arrangement, which are arrangements or compromises between a company and any class of shareholders or creditors and used in certain types of reconstructions, amalgamations, capital reorganizations or takeovers. These arrangements require:

 •
the approval at a shareholders’ or creditors’ meeting convened by order of the court, of a majority in number of shareholders or creditors representing 75% in value of the capital held by, or debt owed to, the class of shareholders or creditors, or class thereof present and voting, either in person or by proxy; and

 •
the approval of the court.

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:

 •
the approval of the board of directors; and

 •
approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

Standard of Conduct for Directors
Under UK law, a director owes various statutory and fiduciary duties to the company, including:

 •
to act in the way he considers, in good faith, would be most likely to promote the success of the company for the benefit of its shareholders as a whole;

 •
to avoid a situation in which he has, or can have, a direct or indirect interest that conflicts, or possibly conflicts, with the interests of the company;

 •
to act in accordance with the company’s constitution and only exercise his powers for the purposes for which they are conferred;

 •
to exercise independent judgment;

 •
to exercise reasonable care, skill and diligence;

 •
not to accept benefits from a third party conferred by reason of his being a director or doing,

Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.

Directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its stockholders. The duty of care generally requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation.

A director must not use his or her corporate position for personal gain or

	United Kingdom	Delaware
or not doing, anything as a director; and • a duty to declare any interest that he has, whether directly or indirectly, in a proposed or existing transaction or arrangement with the company.
advantage. In general, but subject to certain exceptions, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation.

In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the stockholders.

Shareholder Actions
Under UK law, generally, the company, rather than its shareholders, is the proper claimant in an action in respect of a wrong done to the company or where there is an irregularity in the company’s internal management. Notwithstanding this general position, the Companies Act 2006 provides that (i) a court may allow a shareholder to bring a derivative claim (that is, an action in respect of and on behalf of the company) in respect of a cause of action arising from a director’s negligence, default, breach of duty or breach of trust and (ii) a shareholder may bring a claim for a court order where the company’s affairs have been or are being conducted in a manner that is unfairly prejudicial to some of its shareholders generally or of some of its shareholders, or that an actual or proposed act or omission of the company is or would be so prejudicial.

Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:

 •
state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiff’s shares thereafter devolved on the plaintiff by operation of law; and

 •
either (i) allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action; or (ii) state the reasons for not making the effort.
Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

Listing
Our ordinary shares trade on the NYSE under the symbol “DEC.” Our ordinary shares are also admitted to listing on the Official List of the United Kingdom Financial Conduct Authority and are admitted to trading on the Main Market of the LSE under the symbol “DEC.”

MATERIAL TAX CONSEQUENCES
The following summary contains a description of certain United Kingdom and U.S. federal income tax consequences of the acquisition, ownership and disposition of ordinary shares, but it does not purport to be a comprehensive description of all the tax consequences that may be relevant to a decision to purchase ordinary shares. The summary is based upon the tax laws of the United Kingdom and regulations thereunder and on the tax laws of the United States and regulations thereunder as of the date hereof, which are subject to change.
Material United Kingdom Tax Consequences
The following statements are of a general nature and do not purport to be a complete analysis of all potential UK tax consequences of acquiring, holding and disposing of the ordinary shares. They are based on current UK tax law and on the current published practice of His Majesty’s Revenue and Customs (“HMRC”) (which may not be binding on HMRC), as of the date of this prospectus, all of which are subject to change, possibly with retrospective effect. They are intended to address only certain UK tax consequences for holders of ordinary shares who are tax resident in (and only in) the United Kingdom, and in the case of individuals, domiciled in (and only in) the United Kingdom (except where expressly stated otherwise) who are the absolute beneficial owners of the ordinary shares and any dividends paid on them and who hold the ordinary shares as investments (other than in an individual savings account or a self-invested personal pension), and who currently hold their ordinary shares within the system of DTC. They do not address the UK tax consequences which may be relevant to certain classes of shareholders such as traders, brokers, dealers, banks, financial institutions, insurance companies, investment companies, collective investment schemes, tax-exempt organizations, trustees, persons connected with the Company, persons holding their ordinary shares as part of hedging or conversion transactions, shareholders who have (or are deemed to have) acquired their ordinary shares by virtue of an office or employment, and shareholders who are or have been officers or employees of the Company. The statements do not apply to any shareholder who either directly or indirectly holds or controls 10% or more of the Company’s share capital (or class thereof), voting power or profits.
The following is intended only as a general guide and is not intended to be, nor should it be considered to be, legal or tax advice to any particular prospective subscriber for, or purchaser of, any ordinary shares. Accordingly, prospective subscribers for, or purchasers of, any ordinary shares who are in any doubt as to their tax position regarding the acquisition, ownership or disposition of any ordinary shares or who are subject to tax in a jurisdiction other than the United Kingdom should consult their own tax advisers.
UK taxation of dividends
Withholding tax
The Company will not be required to withhold UK tax at source when paying dividends. The amount of any liability to UK tax on dividends paid by the Company will depend on the individual circumstances of a shareholder.
Individual shareholders
An individual shareholder who is resident for tax purposes in the United Kingdom may, depending on his or her particular circumstances, be subject to UK tax on dividends received from the Company. An individual shareholder who is not resident for tax purposes in the United Kingdom should not be chargeable to UK income tax on dividends received from the Company unless he or she carries on (whether solely or in partnership) any trade, profession or vocation in the United Kingdom through a branch or agency to which the ordinary shares are attributable. There are certain exceptions for trading in the United Kingdom through independent agents, such as some brokers and investment managers.
All dividends received by a UK tax resident individual holder of any ordinary shares from the Company or from other sources will form part of the shareholder’s total income for income tax purposes and will constitute the top slice of that income. A nil rate of income tax will apply to the first £500 (for tax year 2024/2025) of taxable dividend income received by the shareholder in a tax year (the “dividend allowance”). Income within the dividend allowance will be taken into account in determining whether income in excess of the dividend allowance falls within the basic rate, higher rate or additional rate tax bands. Dividend income in excess of the dividend allowance will be taxed at 8.75% to the extent that the excess amount falls within the basic rate tax band, 33.75% to the extent that the excess amount falls within the higher rate tax band and 39.35% to the extent that the excess amount falls within the additional rate tax band.

Corporate shareholders
Corporate shareholders which are resident for tax purposes in the United Kingdom should not be subject to UK corporation tax on any dividend received from the Company so long as the dividends qualify for exemption (as is likely) and certain conditions are met (including anti-avoidance conditions). If the conditions for exemption are not met or cease to be satisfied, or such a shareholder elects for an otherwise exempt dividend to be taxable, the shareholder will be subject to UK corporation tax on dividends received from the Company, at the rate of corporation tax applicable to that shareholder (the main rate of UK corporation tax is currently 25% for financial year 2024/2025).
Corporate shareholders who are not resident in the United Kingdom will not generally be subject to UK corporation tax on dividends unless they are carrying on a trade, profession or vocation in the United Kingdom through a permanent establishment in connection with which the ordinary shares are used, held, or acquired.
A shareholder who is resident outside the United Kingdom may be subject to non-UK taxation on dividend income under local law.
UK taxation of capital gains
UK resident shareholders
A disposal or deemed disposal of ordinary shares by an individual or corporate shareholder who is tax resident in the United Kingdom may, depending on the shareholder’s circumstances and subject to any available exemptions or reliefs, give rise to a chargeable gain or allowable loss for the purposes of UK taxation of chargeable gains.
Any chargeable gain (or allowable loss) will generally be calculated by reference to the consideration received for the disposal of the ordinary shares less the allowable cost to the shareholder of acquiring any such ordinary shares.
The applicable tax rates for individual shareholders realizing a gain on the disposal of ordinary shares is, broadly, 18% for basic rate taxpayers and 24% for higher and additional rate taxpayers. For corporate shareholders, corporation tax is generally charged on chargeable gains at the rate applicable to the relevant corporate shareholder (the main rate of UK corporation tax is currently 25% for financial year 2024/2025).
Non-UK shareholders
Shareholders who are not resident in the United Kingdom and, in the case of an individual shareholder, not temporarily non-resident, should not be liable for UK tax on capital gains realized on a sale or other disposal of ordinary shares unless (i) such ordinary shares are used, held or acquired for the purposes of a trade, profession or vocation carried on in the United Kingdom through a branch or agency or, in the case of a corporate shareholder, through a permanent establishment or (ii) where certain conditions are met, the Company derives 75% or more of its gross value from UK land. Shareholders who are not resident in the United Kingdom may be subject to non-UK taxation on any gain under local law.
Generally, an individual shareholder who has ceased to be resident in the United Kingdom for UK tax purposes for a period of five years or less and who disposes of any ordinary shares during that period may be liable on their return to the United Kingdom to UK taxation on any capital gain realized (subject to any available exemption or relief).
UK stamp duty (“stamp duty”) and UK stamp duty reserve tax (“SDRT”)
The statements in this paragraph are intended as a general guide to the current position relating to stamp duty and SDRT and apply to any shareholder irrespective of their place of tax residence. Certain categories of person, including intermediaries, brokers, dealers and persons connected with depositary receipt arrangements and clearance services, may not be liable to stamp duty or SDRT or may be liable at a higher rate or may, although not primarily liable for the tax, be required to notify and account for it under the UK Stamp Duty Reserve Tax Regulations 1986.
The following statements apply only to ordinary shares that are registered on the main share register in the United Kingdom. For the avoidance of doubt, the position in relation to ordinary shares that are registered on any overseas branch share register or held through a depositary system or clearance service is not considered other than to the extent expressly set out below. Prospective investors who are in any doubt about their tax position are strongly recommended to consult their own professional advisers.
Issue of shares
As a general rule (and except in relation to depositary receipt systems and clearance services (as to which see below)), no UK stamp duty or SDRT is payable on the issue of the ordinary shares.
Clearance systems and depositary receipt issuers
Transfers of our ordinary shares to, or to a nominee or agent for, a person whose business is or includes issuing depositary receipts or to, or to a nominee or agent for, a person whose business is or includes the provision of clearance services, will generally be subject to stamp duty or SDRT at 1.5% of the amount or value of the consideration or, in certain circumstances, the value of the ordinary shares transferred unless, in the context of a clearance service, the clearance service has made and maintained an election under section 97A of the UK Finance Act 1986, or a “section 97A election.” It is understood that HMRC regards the facilities of DTC as a clearance service for these purposes and we are not aware of any section 97A election having been made by DTC. In practice, any liability for stamp duty or SDRT is in general borne by such person depositing the relevant shares in the depositary receipt system or clearance service. UK stamp duty and SDRT will not, however, arise on a transfer of our ordinary shares to a depositary receipt issuer or to a clearance service to the extent that such transfer is an “exempt capital-raising transfer” or an “exempt listing transfer,” as defined in Finance Act 2024.
Transfer of shares
No SDRT should be required to be paid on a paperless transfer of ordinary shares through the clearance service facilities of DTC, provided that no section 97A election has been made by DTC, and such ordinary shares are held through DTC at the time of any agreement for their transfer.
No UK stamp duty will in practice be payable on a written instrument transferring an ordinary share provided that the instrument of transfer is executed and remains at all times outside the United Kingdom. Where these conditions are not met, the transfer of, or agreement to transfer, an ordinary share could, depending on the circumstances, attract a charge to UK stamp duty at the rate of 0.5% of the amount or value of the consideration. If it is necessary to pay stamp duty, it may also be necessary to pay interest and penalties.
Material United States Federal Income Tax Consequences
The following discussion is a summary of the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (each, as defined below) of the purchase, ownership and disposition of an ordinary share issued pursuant to this offering, but does not purport to be a complete analysis of all potential U.S. federal tax consequences. The consequences of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed herein. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions and administrative interpretations of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of an ordinary share. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position to the description below of the tax consequences of the purchase, ownership and disposition of our ordinary shares.
This discussion is limited to U.S. Holders and Non-U.S. Holders that each hold an ordinary share as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:
•	U.S. expatriates and former citizens or long-term residents of the United States;
•	U.S. Holders whose functional currency is not the U.S. dollar;

•	persons holding an ordinary share as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
•	banks, insurance companies, regulated investment companies, mutual funds and other financial institutions;
•	brokers, dealers or traders in securities;
•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes and other pass-through entities (and investors therein);
•	tax-exempt organizations or governmental organizations;
•	persons deemed to sell an ordinary share under the constructive sale provisions of the Code;
•	persons who hold or receive an ordinary share pursuant to the exercise of any employee stock option or otherwise as compensation;
•	tax-qualified retirement plans;
•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities of all the interests of which are held by qualified foreign pension funds; and
•	Non-U.S. Holders who will own directly, indirectly or constructively more than 5% of our ordinary shares.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds an ordinary share, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding an ordinary share and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF AN ORDINARY SHARE ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
U.S. Tax Status of Diversified Energy
Pursuant to Section 7874 of the Code, we believe we are and will continue to be treated as a U.S. corporation for all purposes under the Code. As such, the Company is subject to U.S. federal income tax on its worldwide taxable income (regardless of whether such income is “U.S. source” or “foreign source”) and is required to file a U.S. federal income tax return annually with the IRS. The Company is also subject to income tax in the United Kingdom. It is unclear how the foreign tax credit rules under the Code will operate in certain circumstances, given the treatment of the Company as a U.S. corporation for U.S. federal income tax purposes and the taxation of the Company in the United Kingdom. Accordingly, it is possible that the Company will be subject to double taxation with respect to all or part of its taxable income.
Since we will be treated as a U.S. corporation for all purposes under the Code, we will not be treated as a “passive foreign investment company,” as such rules apply only to non-U.S. corporations for U.S. federal income tax purposes.
U.S. Holders
For purposes of this discussion, a “U.S. Holder” is any beneficial owner of an ordinary share that, for U.S. federal income tax purposes, is or is treated as any of the following:
•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•
a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions
Distributions, if any, made on the ordinary shares, generally will be included in a U.S. Holder’s income as ordinary dividend income to the extent of the Company’s current or accumulated earnings and profits. Distributions in excess of the Company’s current and accumulated earnings and profits will be treated as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in the ordinary shares and thereafter as capital gain from the sale or exchange of such ordinary shares. Dividends received by a corporate U.S. Holder may be eligible for a dividends-received deduction, subject to applicable limitations. Dividends received by certain non-corporate U.S. Holders (including individuals) are generally taxed at the lower applicable long-term capital gains rates, provided certain holding period and other requirements are satisfied.
Sales, Certain Redemptions or Other Taxable Dispositions of Ordinary Shares
Upon the sale, certain redemptions or other taxable dispositions of an ordinary share, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the ordinary shares. Any gain or loss recognized on a taxable disposition of an ordinary share will be capital gain or loss. Such capital gain or loss will be long-term capital gain or loss if a U.S. Holder’s holding period at the time of the sale, redemption or other taxable disposition of the ordinary shares is longer than one year. Long-term capital gains recognized by certain non-corporate U.S. Holders (including individuals) are generally subject to a reduced rate of U.S. federal income tax. The deductibility of capital losses is subject to limitations.
Foreign Tax Credit Limitations
As discussed above under “Material United Kingdom Tax Consequences,” a U.S. Holder may be subject to UK tax with respect to its ordinary shares in certain circumstances (e.g., if (i) such ordinary shares are used, held or acquired for the purposes of a trade, profession or vocation carried on in the United Kingdom through a branch or agency or, in the case of a corporate shareholder, through a permanent establishment or (ii) where certain conditions are met, the Company derives 75% or more of its gross value from UK land). For U.S. federal income tax purposes, a U.S. Holder may elect for any taxable year to receive either a credit or a deduction for all foreign income taxes paid by the holder during the year. Complex limitations apply to the foreign tax credit, including a general limitation that the credit cannot exceed the proportionate share of a taxpayer’s U.S. federal income tax that the taxpayer’s foreign source taxable income bears to the taxpayer’s worldwide taxable income. In applying this limitation, items of income and deduction must be classified, under complex rules, as either U.S. source or foreign source. The status of the Company as a U.S. corporation for U.S. federal income tax purposes will cause dividends paid by the Company to be treated as U.S. source rather than foreign source income for this purpose. As a result, by virtue of the U.S. source character of a dividend paid by the Company and the foreign tax credit limitation, a foreign tax credit may be unavailable for any UK tax paid on distributions received from the Company. Similarly, to the extent a sale, redemption or other disposition of our ordinary shares by a U.S. Holder results in UK tax payable by the U.S. Holder, a foreign tax credit may be unavailable to the U.S. Holder for such UK tax. In each case, however, the U.S. Holder should be able to take a deduction for the U.S. Holder’s UK tax paid, provided that the U.S. Holder has not elected to credit other foreign taxes during the same taxable year. The foreign tax credit rules are complex, and their application in connection with Section 7874 of the Code in the presence of the United States-United Kingdom income tax treaty is not entirely clear. Each U.S. Holder should consult its tax advisor regarding these rules.
Foreign Currency
The amount of any distributions paid to a U.S. Holder in foreign currency, or the amount of proceeds paid in foreign currency on the sale, redemption or other disposition of our ordinary shares, generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt

(regardless of whether such foreign currency is converted into U.S. dollars at that time). A U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any U.S. Holder that converts or otherwise disposes of the foreign currency after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Different rules apply to U.S. Holders that use the accrual method of tax accounting. A U.S. Holder that recognizes foreign currency exchange loss with respect to our ordinary shares would be required to report the loss on IRS Form 8886 (Reportable Transaction Disclosure Statement) if the loss exceeds the thresholds set forth in the applicable Treasury Regulations. For individuals and trusts, this loss threshold is $50,000 in any single year. For other types of taxpayers, the thresholds are higher. U.S. Holders should consult their tax advisors regarding the rules concerning foreign currency exchange gain or loss.
Non-U.S. Holders
For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of an ordinary share that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.
Distributions
If the Company makes distributions of cash or property on the ordinary shares, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its ordinary shares, but not below zero. Generally, a distribution that constitutes a return of capital will be subject to U.S. federal withholding tax at a rate of 15% if the Non-U.S. Holders’ ordinary shares constitute a USRPI (as defined below). However, we may elect to withhold at a rate of up to 30% of the entire amount of the distribution, even if the Non-U.S. Holders’ ordinary shares do not constitute a USRPI. For additional information regarding when a Non-U.S. Holder may treat its ownership of the ordinary shares as not constituting a USRPI, see below under the subsection titled “—Sale or Other Taxable Disposition.” However, because a Non-U.S. Holder would not have any U.S. federal income tax liability with respect to a return of capital distribution, a Non-U.S. Holder would be entitled to request a refund of any U.S. federal income tax that is withheld from a return of capital distribution (generally by timely filing a U.S. federal income tax return for the taxable year in which the tax was withheld). Any excess will be treated as capital gain and will be treated as described below under the subsection titled “—Sale or Other Taxable Disposition.”
Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of an ordinary share will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for a lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.
Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition
Subject to the discussion below on information reporting, backup withholding and FATCA (as defined below), a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of an ordinary share unless:
•
the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or
•
our ordinary shares constitute a U.S. real property interest (“USRPI”) because we are (or have been during the shorter of the five-year period ending on the date of the disposition or the Non-U.S. Holder’s holding period)a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our ordinary shares, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
With respect to the third bullet point above, due to the nature of our assets and operations, the Company believes it is (and will continue to be) a USRPHC under the Code and the ordinary shares constitute (and will continue to constitute) a USRPI. Non-U.S. Holders generally are subject to a 15% withholding tax on the amount realized from a sale or other taxable disposition of a USRPI, such as the ordinary shares, which is required to be collected from any sale or disposition proceeds. Furthermore, such Non-U.S. Holders are subject to U.S. federal income tax (at the regular rates) in respect of any gain on their sale or disposition of the ordinary shares and are required to file a U.S. tax return to report such gain and pay any tax liability that is not satisfied by withholding. Any gain should be determined in U.S. dollars, based on the excess, if any, of the U.S. dollar value of the consideration received over the Non-U.S. Holder’s tax basis in the ordinary shares determined in U.S. dollars under the rules applicable to Non-U.S. Holders. A Non-U.S. Holder may, by filing a U.S. tax return, be able to claim a refund for any withholding tax deducted in excess of the tax liability on any gain. However, if the ordinary shares are considered “regularly traded on an established securities market” (within the meaning of the Treasury Regulations), then Non-U.S. Holders will not be subject to the 15% withholding tax on the disposition of their ordinary shares, even if such ordinary shares constitute USRPIs. Moreover, if the ordinary shares are considered “regularly traded on an established securities market” (within the meaning of the Treasury Regulations) and the Non-U.S. Holder actually or constructively owns or owned, at all times during the shorter of the five-year period ending on the date of the disposition or the Non-U.S. Holder’s holding period, 5% or less of the ordinary shares taking into account applicable constructive ownership rules, such Non-U.S. Holder may treat its ownership of the ordinary shares as not constituting a USRPI and will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of the ordinary shares or U.S. tax return filing requirements. The Company expects the ordinary shares to be treated as “regularly traded on an established securities market” (within the meaning of the Treasury Regulations) so long as the ordinary shares are listed on the NYSE and regularly quoted by brokers or dealers making a market in such ordinary shares.
Non-U.S. Holders should consult their tax advisors regarding tax consequences of our treatment as a USRPHC and regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding
U.S. Holders
Information reporting requirements generally will apply to payments of distributions on the ordinary shares and the proceeds of a sale of an ordinary share paid to a U.S. Holder unless the U.S. Holder is an exempt recipient and, if requested, certifies as to that status. Backup withholding generally will apply to those payments if the U.S. Holder fails to provide an appropriate certification with its correct taxpayer identification number or certification of exempt status. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Non-U.S. Holders
Payments of dividends on the ordinary shares will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the Non-U.S. Holder is a United States person and the Non-U.S. Holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our ordinary shares paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our ordinary shares within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. Proceeds of a disposition of our ordinary shares conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our ordinary shares paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our ordinary shares. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock, including our ordinary shares, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our ordinary shares.

PLAN OF DISTRIBUTION
The securities offered by this prospectus and applicable prospectus supplements may be sold from time to time in one or more of the following ways:
•	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;
•	block trades in which the broker dealer will attempt to sell the ordinary shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker dealer as principal and resale by the broker dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	in privately negotiated transactions;
•	in transactions through broker dealers that agree with us to sell a specified number of such ordinary shares at a stipulated price per security;
•	delayed delivery arrangements;
•	to or through underwriters or broker-dealers;
•
in “at the market” offerings, as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.
At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
Any such underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act. If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions:
•	at a fixed price or prices which may be changed;
•	at market prices prevailing at the time of sale;
•	at prices related to such prevailing market prices; or
•	at negotiated prices.
The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in an applicable prospectus supplement, the obligations of underwriters or dealers to purchase the securities will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the securities if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.
Securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus and a prospectus supplement is delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.
If so indicated in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from certain specified institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.
Underwriters, dealers and agents may be entitled under agreements entered into with us to be indemnified by us against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments which they may be required to make. The terms and conditions of such indemnification will be described in an applicable prospectus supplement. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.
Certain persons participating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities offered. In connection with any such offering, the underwriters or agents, as the case may be, may purchase and sell securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities; and syndicate short positions involve the sale by the underwriters or agents, as the case may be, of a greater number of securities than they are required to purchase from us in the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the securities sold for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and if commenced, may be discontinued at any time. These transactions may be effected on the LSE, NYSE or otherwise. These activities will be described in more detail in the sections entitled “Plan of Distribution” or “Underwriting” in the applicable prospectus supplement.

EXPENSES
We estimate that our expenses in connection with this offering will be as follows:

Expenses	Amount
SEC registration fee	†
FINRA filing fee	225,000
NYSE listing fee	*
Transfer agent’s fee	*
Printing expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Miscellaneous costs	*
Total	*

†
Pursuant to Rules 456(b) and 457(r) under the Securities Act, the SEC registration fee will be paid at the time of any particular offering of securities under the registration statement, and is therefore not currently determinable.

*	Estimated expenses not currently known.

LEGAL MATTERS
Certain legal matters of U.S. federal law will be passed upon for us by Gibson, Dunn & Crutcher LLP, Houston, Texas. The validity of our ordinary shares and certain other matters of UK law will be passed upon for us by Latham & Watkins (London) LLP. Any underwriters will be represented by their own legal counsel.
EXPERTS
Independent Registered Public Accounting Firm
The financial statements of Diversified Energy Company PLC incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The current address of PricewaterhouseCoopers LLP is 569 Brookwood Village, Suite 851, Birmingham, Alabama, 35209.
The audited historical statement of revenues and direct operating expenses for the natural gas and oil properties of OCM Denali Holdings, Inc. for the year ended December 31, 2023 incorporated by reference in this prospectus by reference to Exhibit 99.2 of Diversified Energy Company PLC’s Report on Form 6-K, dated August 20, 2024, has been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the basis of presentation as described in Note 1 to the statement) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The audited historical financial statements of Maverick Natural Resources, LLC incorporated by reference in this prospectus by reference to Exhibit 99.1 of Diversified Energy Company PLC’s Report on Form 6-K, dated February 11, 2025, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
Independent Petroleum Engineers
The letter report, included as an exhibit to the Company’s annual report on Form 20-F for the year ended December 31, 2023, of Netherland, Sewell & Associates, Inc., independent consulting petroleum engineers, and information with respect to our natural gas, oil and NGL reserves derived from such report, have been referred to and incorporated in this prospectus upon the authority of such firm as experts with respect to such matters covered in such report and in giving such report. The current address of Netherland, Sewell & Associates, Inc. is 2100 Ross Avenue, Suite 2200, Dallas, Texas 75201

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES
We are incorporated and currently existing under the laws of the United Kingdom. In addition, certain of our directors and officers reside outside the United States. As a result, it may be difficult for investors to effect service of process on us or those persons in the United States or to enforce in the United States judgments obtained in United States courts against us or those persons based on the civil liability or other provisions of the United States securities laws or other laws. In addition, uncertainty exists as to whether the courts of the United Kingdom would:
•
recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liabilities provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in the United Kingdom against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.
We have been advised by Latham & Watkins LLP that there is currently no treaty between (i) the United States and (ii) the United Kingdom providing for reciprocal recognition and enforcement of judgments of United States courts in civil and commercial matters (although the United States and the United Kingdom are both parties to the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards) and that a final judgment for the payment of money rendered by any general or state court in the United States based on civil liability, whether or not predicated solely upon the United States securities laws, would not be automatically enforceable in the United Kingdom. We have also been advised by Latham & Watkins LLP that any final and conclusive monetary judgment for a definite sum obtained against us in United States courts would be treated by the courts of the United Kingdom as a cause of action in itself and sued upon as a debt at common law so that no retrial of the issues would be necessary, provided that:
•	the relevant U.S. court had jurisdiction over the original proceedings according to UK conflicts of laws principles at the time when proceedings were initiated;
•
the UK courts had jurisdiction over the matter on enforcement and we either submitted to such jurisdiction or were resident or carrying on business within such jurisdiction and were duly served with process;

•	the U.S. judgment was final and conclusive on the merits in the sense of being final and unalterable in the court that pronounced it and being for a definite sum of money;
•
the judgment given by the courts was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations (or otherwise based on a U.S. law that a UK court considers to relate to a penal, revenue or other public law);

•	the judgment was not procured by fraud;
•	recognition or enforcement of the judgment in the United Kingdom would not be contrary to public policy or the Human Rights Act 1998;
•	the proceedings pursuant to which judgment was obtained were not contrary to natural justice;
•
the U.S. judgment was not arrived at by doubling, trebling or otherwise multiplying a sum assessed as compensation for the loss or damages sustained and not being otherwise in breach of Section 5 of the UK Protection of Trading Interests Act 1980, or is a judgment based on measures designated by the Secretary of State under Section 1 of that Act;

•	there is not a prior decision of a UK court or the court of another jurisdiction on the issues in question between the same parties; and
•	the UK enforcement proceedings were commenced within the limitation period.
Whether these requirements are met in respect of a judgment based upon the civil liability provisions of the U.S. securities laws, including whether the award of monetary damages under such laws would constitute a penalty, is an issue for the court making such decision.

Subject to the foregoing, investors may be able to enforce in the United Kingdom judgments in civil and commercial matters that have been obtained from U.S. federal or state courts. Nevertheless, we cannot assure you that those judgments will be recognized or enforceable in the United Kingdom.
If a UK court gives judgment for the sum payable under a U.S. judgment, the UK judgment will be enforceable by methods generally available for this purpose. These methods generally permit the UK court discretion to prescribe the manner of enforcement. In addition, it may not be possible to obtain a UK judgment or to enforce that judgment if the judgment debtor is or becomes subject to any insolvency or similar proceedings, or if the judgment debtor has any set-off or counterclaim against the judgment creditor. Also note that, in any enforcement proceedings, the judgment debtor may raise any counterclaim that could have been brought if the action had been originally brought in the UK unless the subject of the counterclaim was in issue and denied in the U.S. proceedings.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-3 under the Securities Act with respect to the securities offered in this prospectus, which constitutes a part of the registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and our securities, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address is www.sec.gov. We currently make available to the public our annual and interim reports, as well as certain information regarding our corporate governance and other matters on our website www.div.energy. The reference to our website address does not constitute incorporation by reference of the information contained on or available through our website, and you should not consider it to be a part of this prospectus.
As a foreign private issuer, we are exempt under the Exchange Act from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports or current reports on Form 8-K. In accordance with the requirements under Exchange Act, we intend to file with the SEC and make available annual reports on Form 20-F within four months of our fiscal year-end, and provide to the SEC and make available other material information on Form 6-K.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, will automatically update information previously filed with the SEC, and may replace information included in or incorporated by reference into this prospectus.
We incorporate by reference into this prospectus the documents listed below:
•	our Annual Report on Form 20-F for the year ended December 31, 2023, filed with the SEC on March 19, 2024;
•	Exhibit 99.3 included in our Report on Form 6-K furnished to the SEC on August 15, 2024;
•	Exhibit 99.1 and Appendix 1 of Exhibit 99.2 included in our Report on Form 6-K furnished to the SEC on January 27, 2025;
•
our Reports on Form 6-K furnished to the SEC on August 20, 2024 (furnishing certain statements of revenues and direct operating expenses of OCM Denali Holdings, L.L.C. and pro forma financial information of the Company), November 12, 2024 and February 11, 2025; and

•	the description of our ordinary shares contained in our registration statement on Form 20-F filed with the SEC on November 16, 2023, as amended on December 8, 2023.
We also incorporate by reference in this prospectus all subsequent annual reports filed with the SEC on Form 20-F under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and those of our reports on Form 6-K furnished to the SEC that we specifically identify as being incorporated by reference in this prospectus after the date hereof and prior to the completion of an offering of securities under this prospectus.
We will provide, free of charge upon written or oral request, to each person to whom this prospectus is delivered, including any beneficial owner of the securities, a copy of any or all of the information that has been incorporated by reference into this prospectus, but which has not been delivered with the prospectus. Copies of these documents also may be obtained on the “Investor Resources” section of our website at www.div.energy. The information contained on or linked to or from our website is not incorporated by reference into this prospectus and should not be considered part of this prospectus. Requests for such information should be made to us at the following address:
Diversified Energy Company PLC
1600 Corporate Drive
Birmingham, Alabama 35242
Telephone: (205) 408-0909
Attention: Investor Relations

8,500,000 Ordinary Shares
Diversified Energy Company PLC

PRELIMINARY PROSPECTUS SUPPLEMENT

   , 2025

Joint Book-Running Managers
Citigroup	Mizuho